Exhibit 10.1

AGREEMENT

BY AND AMONG

NEW CENTURY EQUITY HOLDINGS CORP.,

WILHELMINA ACQUISITION CORP.,

WILHELMINA INTERNATIONAL, LTD.,

THE OTHER WILHELMINA TRANSFERRED COMPANIES (AS DEFINED HEREIN)

AND

THE SELLERS SET FORTH ON SCHEDULE A HERETO

Dated:  August 25, 2008

Table of Contents

Page

ARTICLE 1	CERTAIN DEFINITIONS	2
1.	Defined Terms	2

ARTICLE 2	THE TRANSACTION	19
2.1	Closing	19
2.2	The Merger.	19
2.3	Transaction Consideration.	21
2.4	No Fractional Shares	22
2.5	Payment for Shares in the Merger	22
2.6	Core Adjustment.	23
2.7	Seller Restricted Shares	25
2.8	Earn-Out Payments; Off-Set	25
2.9	Resolution of Calculation Objections.	28
2.10	Krassner Note	28
2.11	Purchaser Sub	28
2.12	Controlled Vehicles; Set Offs	28
2.13	Election	29
2.14	Aggregate Purchase Consideration Allocation.	29
2.15	Patterson Payment	29
2.16	Designated Matter Repurchase	30

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF WILHELMINA TRANSFERRED COMPANIES AND CONTROL SELLERS	30
3.1	Organization	30
3.2	Legal Authority; Binding Effect	31
3.3	Capitalization.	31
3.4	Subsidiaries	32
3.5	Conflict with other Instruments; Absence of Restrictions	32
3.6	Government and Third Party Approvals	33
3.7	Title to Properties; Adequacy of Properties	33
3.8	Real Property; Personal Property	33
3.9	Financial Statements.	34
3.10	Absence of Undisclosed Liabilities	35
3.11	Accounts Receivable	35
3.12	Compliance with Law; Permits and Approvals.	35
3.13	Legal Proceedings	36
3.14	Absence of Changes	36
3.15	Contracts, Leases, Etc.	37
3.16	Customers/Client Accounts/Models.	40
3.17	Insurance	41
3.18	Intellectual Property.	41
3.19	Transactions with Affiliates	42

i

3.20	Employee and Labor Matters.	43
3.21	Employee Benefit Plans.	44
3.22	Environmental Laws	45
3.23	Taxes and Tax Returns	46
3.24	Proxy Statement	48
3.25	Corporate Records, Controls	48
3.26	Brokers	48
3.27	Bank Accounts; Powers of Attorney	48
3.28	Statements and Other Documents Not Misleading	48
3.29	No Knowledge of Breaches	49

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	49
4.1	Organization	49
4.2	Legal Authority; Binding Effect	49
4.3	No Conflicts, Consents	49
4.4	Title to Shares and Units	50
4.5	Agreements	50
4.6	Legal Proceedings	50
4.7	Purchase Entirely for Own Account	50
4.8	Seller Address, Access to Information, Experience, Etc.	50
4.9	Restricted Securities	51
4.10	No Knowledge of Breaches	51

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	51
5.1	Organization	52
5.2	Legal Authority; Binding Effect	52
5.3	Conflict with other Instruments; Absence of Restrictions	52
5.4	Capitalization.	53
5.5	SEC Filings/Financial Statements.	53
5.6	Compliance with Law	54
5.7	Legal Proceedings	54
5.8	Purchase Entirely for Own Account	54
5.9	Access to Information, Experience, Etc.	55
5.10	Absence of Changes	55
5.11	Proxy Statement	55
5.12	Rights Plan	55
5.13	Board Recommendation	55
5.14	Brokers or Finders	56
5.15	Financial Ability to Complete the Contemplated Transactions	56
5.16	Acquisition for Investment	56
5.17	Absence of Undisclosed Liabilities	56
5.18	Statements and Other Documents Not Misleading	56
5.19	No Knowledge of Breaches	56

ARTICLE 6	CERTAIN PRE-CLOSING COVENANTS AND OTHER MATTERS	56
6.1	Restriction on Certain Discussions and Actions	56
6.2	Conduct of Business of the Wilhelmina Transferred Companies	57
6.3	Conduct of Business of Purchaser	60
6.4	Notice of Certain Events	62
6.5	Additional Financial Statements	62
6.6	Cooperation; Access to Books and Records	62
6.7	Commercially Reasonable Efforts.	63
6.8	Proxy Statement.	63
6.9	Stockholder Meeting	64
6.10	Purchaser Financing	65
6.11	Closing Settlement	65
6.12	Patterson Issuance	66
6.13	Designated Matter Proceedings	66

ARTICLE 7	CONDITIONS PRECEDENT TO THE CLOSING	67
7.1	Obligations of Both Parties	67
7.2	Obligation of the Wilhelmina Transferred Companies and the Sellers to Close	67
7.3	Obligation of the Purchaser and Merger Sub to Close	69

ARTICLE 8	CLOSING; EXPENSES; SUBSEQUENT DOCUMENTATION	71
8.1	Closing	71
8.2	Deliveries at Closing	71
8.3	Expenses	74
8.4	Subsequent Documentation	74

ARTICLE 9	CONFIDENTIALITY AND COVENANT NOT TO COMPETE	74
9.1	Confidentiality.	74
9.2	Covenant Not To Compete	75
9.3	Specific Enforcement; Extension of Period.	76
9.4	Disclosure	77
9.5	Interpretation	77
9.6	Acknowledgment	77

ARTICLE 10	SURVIVAL AND INDEMNIFICATION	77
10.1	Survival.	77
10.2	Indemnification by Esch and Krassner	78
10.3	Indemnification by Sellers	79
10.4	Limitations on Seller Indemnification	79
10.5	Indemnification by Purchaser	79
10.6	Limitations on Purchaser Indemnification	80
10.7	Claims for Indemnification.	80
10.8	Treatment of Indemnity Payments	83
10.9	Calculation of Losses	83
10.10	Exclusive Remedy	84

ARTICLE 11	TAX MATTERS	84
11.1	Allocation	84
11.2	Tax Returns.	84
11.3	Transfer Taxes	85

ARTICLE 12	POST CLOSING COVENANTS	85
12.1	Public Announcements	85
12.2	Assistance in Defense	85
12.3	Further Cooperation.	86
12.4	Post Closing Reimbursement of Expenses	86
12.5	Reorganization	86

ARTICLE 13	TERMINATION	87
13.1	Termination	87
13.2	Survival	88
13.3	Expense Reimbursement	88

ARTICLE 14	MISCELLANEOUS	88
14.1	Notices	88
14.2	No Third Party Beneficiaries	90
14.3	Schedules and Exhibits	90
14.4	Entire Agreement; Amendment	90
14.5	Section and Paragraph Titles	90
14.6	Binding Effect; No Assignment	90
14.7	Counterparts	90
14.8	Purchaser Reliance	90
14.9	No Reliance on Control Sellers or Wilhelmina Transferred Companies	91
14.10	Severability	91
14.11	Governing Law; Consent to Jurisdiction	91
14.12	Waiver of Jury Trial	92
14.13	Waiver	92
14.14	Time of the Essence	92

SCHEDULES AND EXHIBITS

Certain Schedules
Schedule A  –  Sellers
Schedule B – Percentages

Exhibits
A  –  Sellers’ Names and Addresses
B  –  Rights Plan Amendment
C  –  Registration Rights Agreement
D  –  Escrow Agreement

v

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of August 25, 2008, by and among (i) New Century Equity Holdings Corp., a Delaware corporation (“Purchaser”), (ii) Wilhelmina Acquisition Corp., a New York corporation and wholly owned subsidiary of the Purchaser (the “Merger Sub”) (iii) Wilhelmina International, Ltd., a New York corporation (the “Company”), (iv) Wilhelmina – Miami, Inc. a Florida corporation (“Wilhelmina Miami”), (v) Wilhelmina Artist Management LLC, a New York limited liability company (“WAM”), Wilhelmina Licensing LLC, a Delaware limited liability company (“Wilhelmina Licensing”), and Wilhelmina Film & TV Productions LLC, a New York limited liability company (“Wilhelmina TV”) (WAM, Wilhelmina Licensing and Wilhelmina TV collectively, the “LLCs” and together with the Company and Wilhelmina Miami, the “Wilhelmina Transferred Companies”), (vi) Dieter Esch (“Esch”), Lorex Investments AG, a Swiss corporation (“Lorex”), Brad Krassner (“Krassner”), Krassner Family Investments, L.P. (the “Krassner L.P.”, and together with Esch, Lorex and Krassner, the “Control Sellers”), (vii) Sean Patterson (“Patterson”) and (viii) the shareholders of Wilhelmina Miami set forth on Schedule A hereto (other than Esch and the Krassner L.P.) (the “Remaining Miami Sellers”, and together with the Control Sellers and Patterson, the “Sellers”).

WHEREAS, the Sellers desire to transfer, and Purchaser (through itself and/or one or more wholly owned subsidiaries of Purchaser (each, a “Purchaser Sub”)) desires to acquire, the Wilhelmina Transferred Companies, other than the Company, through the acquisition of interests in such Wilhelmina Transferred Companies; and

WHEREAS, the Sellers desire to, and the Purchaser (through a Purchaser Sub), desires to, cause the Company to merge with a Purchaser Sub such that the Purchaser Sub will merge with and into the Company, and that such merger qualify as a tax-free “reorganization;

WHEREAS, concurrently herewith, the Control Sellers and Newcastle Partners, L.P., are entering into a certain Mutual Support Agreement with respect to certain matters relating to the transactions hereunder and certain post closing matters; and

WHEREAS, concurrently herewith, the Control Sellers and the Company are entering into a Registration Rights Agreement, relating to certain registration rights granted to the Control Sellers in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) which agreement shall become effective as of the Closing;

WHEREAS, concurrently herewith, Purchaser is amending the Rights Agreement, dated as of July 10, 2006, by and between Purchaser and The Bank of New York Mellon Trust Company, as rights agent (the “Rights Agreement”) in the form attached hereto as Exhibit B (the “Rights Amendment”).

NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual promises, covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.           Defined Terms.  As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

1.1

(a)           “2007 Audited Financials” shall have the meaning assigned to it in Section 3.9(a)(iii).

(b)            “2007 Core EBITDA” shall mean the Core EBITDA for calendar year 2007.

(c)           “2008 Core EBITDA” shall mean the Core EBITDA for calendar year 2008.

1.2           “Accounts Payable” shall mean for purposes of Article 2 all accounts payable and accrued expenses of the Wilhelmina Transferred Companies (other than Gross Amounts Due to Models) as of the close of business on the Closing Date determined in accordance with GAAP; provided that accounts payable shall include any payables (including but not limited to payables in respect of Taxes, including foreign withholding Taxes) that Purchaser’s auditor determines, in connection with Purchaser’s fiscal year 2008 audit, would be required to be reflected on a balance sheet of the Wilhelmina Transferred Companies as of the Closing Date.

1.3           “Accounts Receivable” shall mean for purposes of Article 2 the sum of (a) third party customer receivables  (net of applicable reserves) contained in the line item “accounts receivable”, (b) third party customer receivables (net of applicable reserves) of Wilhelmina Kids & Creative Management LLC contained in the line item “receivable from affiliate” (it being understood that this clause (b) shall not contain any intercompany loan or related intercompany item), (c) the amount of the line item “due from officer”, provided that such amount is repaid in full to the Company at Closing, (d) prepaid income taxes, and (e) the amounts of the specific subaccounts within the line item “prepaid expenses and other current assets” set forth on Schedule 1.3, in each case ((a) – (e)) of the Wilhelmina Transferred Companies as of the close of business on the Closing Date determined in accordance with GAAP; provided that (i) applicable reserves (referred to in clauses (a) and (b)) shall include any reserves that  Purchaser’s auditor determines, in connection with Purchaser’s fiscal year 2008 audit, would be required to be reflected on a balance sheet of the Wilhelmina Transferred Companies as of the Closing Date or as of any date following the Closing Date through December 31, 2008 and (ii) accounts receivable shall exclude any accounts receivable written off since the Closing Date.

1.4           “Accumulated Funding Deficiency” shall have the meaning assigned to it in ERISA.

1.5            “Affiliate” shall mean:  (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer or Subsidiary of the Person specified; and (iii) any spouse, parent, child, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of the Person specified.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.6           “Agreement” shall have the meaning set forth in the Preamble.

1.7           “Aggregate Divisional EBITDA Loss” shall have the meaning assigned to it in Section 2.8(c).

1.8           “Aggregate Merger Consideration” shall have the meaning assigned to it in Section 2.3(a).

1.9           “Aggregate Purchase Consideration” shall have the meaning assigned to it in Section 2.3(b).

1.10           “Aggregate Purchase Price” shall mean the sum of (i) Aggregate Merger Consideration, (ii) the Aggregate Purchase Consideration and (iii) any Earnout Payments, subject to the adjustments set forth in this Agreement.

1.11           “Aggregate Designated Matter Amount” shall mean the sum of (a) (i) the Designated Matter Holdback Shares multiplied by (ii) NCEH Book Value Per Share, plus (b) the Designated Matter Cash Deduction.

1.12           “Average Core EBITDA” shall have the meaning assigned to it in Section 2.6(b).

1.13           “Approved Acquisition Targets” shall have the meaning assigned to it in Section 12.4.

1.14           “Auditor’s Consent” shall have the meaning assigned to it in Section 7.3(j).

1.15           “Auditor’s Opinion” shall have the meaning assigned to it in Section 7.3(j).

1.16           “Authorized Capital Approval” shall have the meaning assigned to it in Section 6.9.

1.17           “Bank Accounts” shall have the meaning assigned to it in Section 3.27.

1.18           “Base Price” shall have the meaning assigned to it in Section 2.6(b).

1.19           “Books and Records” shall mean all records, documents, lists and files, relating to the Property or the Business, including, without limitation, executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, all product, business and marketing plans, sales and product brochures and catalogs and other sales literature and materials, historical sales and commissions data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), minute books, all records relating to Client Accounts, deeds, title policies, computer files, programs and retrieved programs, environmental studies and plans and business records, whether in hard copy, electronic form or otherwise.

1.20           “Business” shall mean the business of the Wilhelmina Transferred Companies as conducted as of the date of this Agreement, including but not limited to (i) the Talent management and Talent agency booking business, including the scouting, developing, marketing and booking of models for purposes of advertising campaigns, editorial, runway or otherwise, (ii) the Model Contest Business, (iii) the WAM Business, (iv) the film and television production business (v) product licensing and distribution, and (vi) the licensing of the “Wilhelmina” name or mark to third parties engaged in the businesses described in clauses (i), (ii), (iii) (iv) and (v).

1.21           “Business Day” shall mean any calendar day which is not a Saturday, Sunday or federal holiday.

1.22           “Cash” shall mean all of the Company’s and its Subsidiaries’ cash, money, currency or any credit balances in any demand or deposit account and cash equivalents in any currency.

1.23            “Calculation Objection” shall have the meaning assigned to it in Section 2.9(a).

1.24           “Certificate” shall have the meaning assigned to it in Section 2.2(i).

1.25           “Certificate of Merger” shall have the meaning assigned to it in Section 2.2(e).

1.26           “Charter Approval” shall have the meaning assigned to it in Section 6.9.

1.27           “Change in Recommendation” shall have the meaning assigned to it in Section 6.9.

1.28           “Claim” shall mean any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice by any Person alleging actual or potential liability for any Loss, or for any Default under any Law, Contract, License, Permit or Employee Benefit Plan.

1.29           “Claims Period” shall have the meaning assigned to it in Section 10.1(c).

1.30           “Client Account” shall mean any business account relationship including, without limitation, any Person who or which is provided any products or services of the Company, or any of its Subsidiaries, as of the Closing Date.

1.31           “Closing” shall mean the consummation of the Contemplated Transactions on the Closing Date pursuant to Section 8.1.

1.32           “Closing Date” shall have the meaning assigned to it in Section 8.1.

1.33           “Closing Financials” shall have the meaning assigned to it in Section 7.3(j).

1.34           “Closing Net Asset Adjustment” shall mean a number (which may be positive or negative) equal to (a) unrestricted cash and cash equivalents (which shall exclude security deposits) of the Wilhelmina Transferred Companies as of 11:59 p.m. on the Closing Date plus (b) Excess Receivables plus (c) the Revolver Reduction Amount minus (d) the Minimum Liquidity Requirement minus (e) the Term Loan Amount.  For purposes of example only, Schedule 1.33 sets forth what the Closing Net Asset Adjustment would be based on the Company’s consolidated balance sheet as of March 31, 2008.

1.35           “COBRA” shall have the meaning assigned to it in Section 3.21(b).

1.36           “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

1.37           “Collateral Documents” shall mean any documents or Contracts, other than this Agreement, that relate to the Contemplated Transactions.

1.38           “Company” shall have the meaning assigned to it in the Preamble.

1.39           “Company Shares” means the shares of common stock of the Company, par value $.01 per share.

1.40           “Company’s Knowledge” or “Knowledge of the Company” shall mean the actual knowledge of any of Esch, Krassner, Patterson, and Richard Diamond.

1.41           “Computer Software” shall mean all computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique to the business usage (e.g., booking software) and all computer operating, security or programming software, owned or licensed.

1.42           “Confidentiality Agreement” shall mean the Confidentiality Agreement dated November 6, 2007 between Purchaser and the Company.

1.43           “Consents” shall mean any consent, waiver, approval, authorization, certification or exemption required from any Person or under any Contract or Law, as applicable.

1.44           “Constituent Corporations” shall have the meaning assigned to it in Section 2.2 (a).

1.45           “Contemplated Transactions” shall mean all of the transactions which are referred to in this Agreement.

1.46           “Contracts” shall mean, with respect to any Person, all contracts, Leases, agreements, instruments, Licenses, undertakings and other commitments, whether written or oral to which such Person is, or such Person’s properties, operations, business or assets are, bound.

1.47           “Control Sellers” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

1.48           “Copyrights” shall mean registered copyrights, copyright applications and unregistered copyrights, whether arising by common law or statute.

1.49           “Core Business” means (a) the core model management and model agency booking business conducted by the Company and divisions Wilhelmina West, Inc., a California corporation; and L.W. 1. Inc., a California corporation (b) the Model Contest Business, including WAM’s Model Contest Business, (c) the business conducted by Wilhelmina Licensing, and (d) the business conducted by Wilhelmina TV.  The “Core Business” shall exclude all business conducted by Wilhelmina Miami and WAM other than WAM’s model contest business.

1.50           “Core Decrease” shall have the meaning assigned to it in Section 2.6(b).

1.51           “Core EBITDA” shall mean for any period and without duplication, (a) the EBITDA attributable to the Core Business plus (b) the addbacks set forth on Schedule 1.51 hereto.

1.52           “Core Increase” shall have the meaning assigned to it in Section 2.6(b).

1.53           “Declassification Approval” shall have the meaning assigned to it in Section 6.9.

1.54           “Default” shall mean, with respect to a Contract, Permit, License, Law, Employee Benefit Plan, Organizational Document or other instrument or agreement, (a) a violation, breach or default, (b) the occurrence of an event which with the passage of time or the giving of notice or both would constitute a violation, breach or default, or (c) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration (including the acceleration of payment), in all such cases unless being contested in good faith through appropriate procedures.

1.55           “Designated Matter Cash Deduction” shall mean the lesser of (i) $95,000 or (ii) the amount, if any, agreed to by the Wilhelmina Transferred Companies prior to the Closing in settlement of the matter set forth on Schedule 10.2(d) under the heading “Program Amounts” thereon.

1.56           “Designated Matter Legal Fees” shall mean all legal, accounting and other advisory fees and expenses incurred (whether at the direction of the Control Sellers or otherwise) in connection with the pursuit of settlement of the matter set forth on Schedule 10.2(d) under the heading “Program Amounts”.

1.57           “Designated Matter Post-Closing Amount” shall equal (a) the amount, if any, agreed to by the Wilhelmina Transferred Companies following the Closing in settlement of the matter set forth on Schedule 10.2(d) under the heading “Program Amounts” thereon plus (b) any other Losses or Claims covered by Section 10.2(d).

1.58           “Designated Matter Holdback Shares” shall mean a number of shares of Purchaser Stock equal to (x) $100,000 divided by (y) the greater of NCEH Book Value Per Share or the Market Value on the Closing Date.

1.59           Designated Matter Repurchase Share Amount” shall mean (x) the excess, if any, of the Designated Matter Post Closing Amount over the Designated Matter Cash Deduction divided by (y) the greater of NCEH Book Value Per Share or the Market Value on the Closing Date; provided that the Designated Matter Repurchase Share Amount shall in no event exceed the Designated Matter Holdback Shares.

1.60           “Designated Matter True-Up” shall mean the excess, if any, of the Designated Matter Cash Deduction over the Designated Matter Post Closing Amount; provided that if a settlement with respect to the matter set forth under the heading “Program Amounts” has not been agreed to by the time of completion of Purchaser’s fiscal year 2008 audit, then the Designated Matter True-Up shall be $0.

1.61           “Earn-Out Payments” shall have the meaning assigned to it in Section 2.8.

1.62           “EBITDA” shall mean, with respect to a particular entity, business unit, division or a collection thereof, for any period and without duplication, the sum of (a) net income (or loss) for such period, plus (b) interest expense for such period, plus (c) federal, state and local taxes for such period, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, in each case as determined on a GAAP basis.  For the purposes of Article 2, the calculation of EBITDA shall not include (i) expenses incurred in connection with the evaluation, negotiation and completion of the Contemplated Transactions as set forth on Schedule 1.62 or (ii) those incremental expenses incurred as a consequence of Purchaser’s status as a public company, which includes, but is not limited to audit costs greater than the average of the Wilhelmina Transferred Companies’ 2006 and 2007 audit costs (including, but not limited to, costs related to compliance with the Sarbanes-Oxley Act and the design and implementation of disclosure controls and procedures and internal controls over financial reporting; provided that the calculation of 2007 audit costs shall in any event exclude those incremental audit expenses incurred solely as a result of the preparation of such audit in connection with the Contemplated Transactions, such as the LW1 goodwill impairment analysis), the costs and expenses related to the Purchaser’s filings with the SEC and the costs and expenses of the salary of the chief executive officer and chief financial officer (assuming the individuals filling such roles are not employees of any of the Wilhelmina Transferred Companies  as of the Closing Date).

1.63           “Effective Time” has the meaning assigned to it in Section 2.2(f).

1.64           “Employee Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any material pension, retirement, profit sharing, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance, or termination program, arrangement, agreement or policy, which any of the Wilhelmina Transferred Companies sponsors, maintains, contributes to, is obligated to contribute to, is a party to or is otherwise bound by, or with respect to which any of the Wilhelmina Transferred Companies could have any material Liability.

1.65           “Employees” shall mean each of the employees of any of the Wilhelmina Transferred Companies or any of their Subsidiaries at any time prior to Closing, including employees who are on paid leave of absence, military leave or disability leave.

1.66           “Employment Agreement” shall have the meaning assigned to it in Section 3.15(a)(ii).

1.67           “Encumbrances” shall mean, with respect to any asset, any security interests, liens, encumbrances, pledges, mortgages, charges, claims, conditional or installment sales Contracts, title retention Contracts, transferability restrictions and other claims or burdens of any nature whatsoever attached to or adversely affecting such asset.  For the purposes of clarity, an Encumbrance does not include any requirement, duty or obligation imposed upon any party pursuant to the securities laws of any jurisdiction.

1.68           “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land, or surface or subsurface strata) including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, petroleum, or industrial, toxic or hazardous substances or wastes into the environment and Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and the rules and regulations promulgated under any of the foregoing, all as amended and supplemented from time to time, and together with any successors thereto.

1.69           “Equipment” shall mean all of the subject entity’s furniture, fixtures, machinery, equipment, motor vehicles, office equipment, computers, tools and replacement parts, wherever located.

1.70           “ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

1.71           “ERISA Affiliate” shall mean any Person that is included with any of the Wilhelmina Transferred Companies in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

1.72           “Escrow” shall have the meaning assigned to it in Section 2.7.

1.73           “Escrow Agreement” shall mean that Escrow Agreement entered into between the Control Sellers and Purchaser at the Closing, a form of which agreement is attached hereto as Exhibit D.

1.74           “Excess Divisional Loss” shall have the meaning assigned to it in Section 2.8(e).

1.75           “Excess Receivables” shall mean a number (which may be positive or negative) equal to (a) Accounts Receivable minus (b) Accounts Payable minus (c) Gross Amounts Due to Models.

1.76           “Exchange Agent” shall have the meaning assigned to it in Section 2.5(a).

1.77           “Financial Statements” shall have the meaning assigned to it in Section 3.9(b).

1.78           “Financing” shall have the meaning assigned to it in Section 6.10.

1.79           “GAAP” shall mean generally accepted accounting principles in the United States, applied on a basis consistent with past practices and preceding years and throughout the periods involved, except as subsequently restated.

1.80           “Governmental Consent” shall mean any and all licenses, franchises, permits, easements, rights, consents, Orders, approvals, variances, waivers, filings and other authorizations with, of or from any Governmental Entity, that are (a) necessary to consummate the Contemplated Transactions in the manner contemplated hereby, or (b) otherwise relating to (i) any Contract or other instrument with any Governmental Entity and to which the subject Person, its Subsidiaries or any of its stockholders or other equity holders (as the case may be) is a party (or by which any of their respective properties or assets is bound or affected), or (ii) any Permit, including the transfer of any such Contract, Permit or other instrument in accordance with the terms.

1.81           “Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

1.82           “Gross Amounts Due to Models” shall mean the gross amounts due to models (as a reflected as a line item on a balance sheet of the Wilhelmina Transferred Companies subject to the next sentence).  For the avoidance of doubt, the Gross Amounts Due to Models is a gross number and shall exclude any advances to models (which is used to arrive a net due to models).

1.83           “Hazardous Materials” shall mean all explosive or regulated radioactive materials or substances, hazardous or toxic substances, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, hazardous wastes or chemicals, petroleum or petroleum distillates, natural gas or synthetic gas, asbestos or asbestos containing materials and all other materials or chemicals regulated pursuant to any Environmental Laws, including any “hazardous substance” or “hazardous waste” as defined in Environmental Laws,  materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of CERCLA special nuclear or by product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. §3011 et seq. and the rules and regulations promulgated thereunder.

1.84           “Indebtedness” shall mean debt created, issued, incurred or assumed for money borrowed or for the deferred purchase price of property purchased.

1.85           “Initial Enterprise Proceeds” shall mean $30,000,000.

1.86           “Intellectual Property” shall mean, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all registered and unregistered Trademarks, trade dress, logos, trade names, fictitious names, brand names, brand marks, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all Copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all Computer Software (including, but not limited to data, source codes, object codes, specifications and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

1.87           “IRS” means the United States Internal Revenue Service.

1.88           “June 2008 Financials” shall have the meaning assigned to it in Section 3.9(c).

1.89           “Knowledge” and all variations thereof (other than the “Company’s Knowledge,” “to the Knowledge of the Company,” “Purchaser’s Knowledge” or “to the Knowledge of the Purchaser” variations) shall mean with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party’s “knowledge,” the actual knowledge of such party or, in the case of an entity, the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, inside General Counsel, Controller or directors (or persons performing equivalent functions) of such entity.

1.90           “Krassner Note” means the Promissory Note dated June 3, 1999 in the principal amount of $6,000,000 issued by the Company to the Krassner L.P.

1.91           “Law” shall mean, with respect to any Person, any applicable law, statute, treaty, ordinance, rule, regulation, Order, pronouncement having the effect of law, or other requirement of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act of 1977, and those covering safety, health, transportation, bribery, record keeping, zoning, employment, tax, anti discrimination, antitrust, wage and hour and price and wage control matters, to which, in each of the foregoing cases, such Person is, or any of such Person’s properties, operations, business or assets are, bound or subject.  “Laws” shall include Environmental Laws.

1.92           “Lease” shall mean any lease, agreement (whether verbal or written) or tenancy for property or assets, together with all subleases, amendments, extensions, addenda, assignments, waivers and all other rights of use and/or occupancy, and Contracts and documents relating to any of the foregoing.

1.93           “Leased Real Property” shall mean the Real Property leased by any of the Wilhelmina Transferred Companies or any of their Subsidiaries.

1.94           “Leasehold Improvements” and “Fixtures” shall mean all of the leasehold improvements, fixtures and appurtenances owned by the Company or any of its Subsidiaries and attached to the Leased Real Property.

1.95           “Legal Proceeding” shall mean any Claim or any legal, administrative or other similar proceeding by or before any Governmental Entity or arbitration or alternative dispute resolution panel.

1.96           “Liabilities” shall mean, without limitation, any direct or indirect Indebtedness, guaranty, endorsement, Claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

1.97           “Licenses” shall mean, with respect to any Person, all licenses, permits, authorizations, approvals, registrations, franchises, rights, variances (including zoning variances), easements, rights of way, and similar consents or certificates granted or issued by any other Person, other than a Governmental Entity, relating to the business of the subject Person.

1.98           “LLC Agreements” shall mean the operating agreement for each of the LLCs.

1.99           “LLCs” shall have the meaning set forth in the Preamble.

1.100         “Losses” shall mean, with respect to any event or circumstance, any and all Liabilities, Encumbrances, penalties, fines, settlements, and causes of action, including, without limitation, any diminution in value of any real or personal property and reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs in connection with any of the foregoing incurred by a Person in connection with such event or circumstance.  The term Losses does not include (i) a diminution of value of real or personal property due to the operation of market conditions, (ii) the change in the fair market value of any securities, (iii) lost profits or lost opportunities as such relate to third party claims, unless any of the foregoing are included in any final and nonappealable judicially determined damage amount or (iv) amounts in respect of specific indemnifiable items that were included in the calculation of, and resulted in a dollar-for-dollar reduction in favor of the Purchaser in, the amount of the Closing Net Asset Adjustment; provided that amounts not included in the Closing Net Asset Adjustment but that relate to items or accounts included or taken into account in such calculation, may be Losses.

1.101                      “March 2008 Financials” shall have the meaning assigned to it in Section 3.9(c).

1.102                      “Market Value” of Purchaser Stock shall mean the trailing 30 trading day average closing price of shares of common stock of Purchaser (which shall include the reference date, if the U.S. financial markets have closed) on the market on which such security is listed.  If shares of Purchaser common stock are not listed on a stock exchange, but are quoted on the OTC Bulletin Board or on the Pink Sheets, the Market Value of such security shall be the average of the mean of the closing bid and asked prices per share of such security for the 30 trading days preceding such date.

1.103                      “Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, circumstance, development or event (each a “Change” and collectively, “Changes”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to or in respect of the condition (financial or otherwise), business, operations, results of operations, affairs, assets, liabilities, Licenses, Permits, rights or prospects (whether contractual or otherwise) of a specified Person or Persons when taken as a whole; provided that  Changes resulting from any of the following shall not be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (A) general economic, political, financial or securities market conditions and (B) general conditions to the industry in which the specified Person or Persons operate, provided that, in either case ((A) or (B)) such Changes do not disproportionately affect the specified Person or Persons.

1.104                      “Material Contract” shall have the meaning assigned to it in Section 3.15(a).

1.105                      “Maximum Share Offset” shall mean a number of shares of Purchaser Stock equal to (i) (a) $4,500,000 divided by (b) the NCEH Book Value Per Share and (ii) after completion of Purchaser’s fiscal year 2008 audit and the full satisfaction of any required Core Decrease or Core Increase pursuant to Section 2.6 hereof (by way of a cash payment or the repurchase of Seller Restricted Shares, in either case actually effected in accordance therewith), (a) $1,000,000 divided by (b) the greater of (1) NCEH Book Value Per Share and (2) the Market Value of Purchaser Stock as of the applicable date.

1.106                      “Miami Earnout” shall have the meaning assigned to it in Section 2.8(b).

1.107                      “Miami Shares” shall mean the shares of common stock, par value .01 per share, of Wilhelmina Miami.

1.108                      “Minimum Liquidity Requirement” means a number equal to (a) $1 million minus (b) unrestricted cash and cash equivalents (which shall exclude security deposits) of the Wilhelmina Transferred Companies as of the close of business on the Closing Date minus (c) the Revolver Reduction Amount; provided that, if the foregoing calculation yields a negative number, the “Minimum Liquidity Requirement” shall be $0.

1.109                      “Model Contest Business” shall mean the annual model search competitions carried out by the Wilhelmina Transferred Companies, including particularly WAM, in conjunction with certain third parties, including magazine publishers.

1.110                      “Name Change Approval” shall have the meaning assigned to it in Section 6.9.

1.111                      "NCEH Book Value Per Share" shall mean (a) net book value per Purchaser Share as of the month end prior to the date of this Agreement (which the parties agree is $0.247) minus (b) an amount equal to (x) Ratable Purchaser Transaction Expenses divided by (y) the number of shares of Purchaser Stock outstanding as of the date of the Agreement.  For purposes of the foregoing, (i) “Ratable Purchaser Transaction Expenses” means (x) Purchaser’s Transaction Expenses incurred as of the date that is five Business Days prior to the Closing (which expenses shall be determined by Purchaser based on invoices received to date, plus a reasonable estimate by Purchaser in good faith of any noninvoiced amounts as of such date) multiplied by (y) the Pro Forma Seller Percentage; and (ii) “Pro Forma Seller Percentage” means the sum of the “Pro Forma” percentages applicable to “Dieter Esch and Affiliates” and “Brad Krassner and Affiliates” set forth on Schedule 5.4.

1.112                      “New Employment Agreement” shall have the meaning assigned to it in Section 8.2(c)(ii).

1.113                      “NYBCL” shall have the meaning assigned to it in Section 2.2(e).

1.114                      “Objection Notice” shall have the meaning assigned to it in Section 2.9(a).

1.115                      “Old Employment Agreements” shall have the meaning assigned to it in Section 3.20(b).

1.116                      “Order” shall mean any judgment, order, writ, decree, injunction, award, ruling or other determination whatsoever of any Governmental Entity or any other entity or body (including, without limitation, any arbitration or similar panel) whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

1.117                      “Organizational Documents” shall mean the articles or certificate of incorporation, bylaws, certificate of organization, operating agreement, certificate of partnership, partnership agreement or other governing or constituent documents of a Person.

1.118                      “Patents” shall mean all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations and extensions thereof.

1.119                      “Permits” shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, variances (including zoning variances), Orders, qualifications and similar rights or approvals granted or issued by any Governmental Entity relating to the Property or the Business of the Company or any Subsidiary.

1.120                      “Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, estate, association, union, entity, or other form of business organization or any Governmental Entity whatsoever.

1.121                      “Prepaid Items” shall mean all of the Company’s prepaid expenses, including but not limited to advances and deposits.

1.122                      “Prohibited Transaction” shall mean any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975(c) of the Code with respect to any Employee Benefit Plan, except for transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code.

1.123                      “Property” shall have the meaning assigned to it in Section 3.7.

1.124                      “Proprietary Information” shall mean any and all of the following matter and information: trade secrets, ideas, techniques, processes, operation methods, new product or service developments, product or service plans or improvements, customer and client lists, Talent lists, financial information or statements, sales or marketing information, plans or strategies, Talent information or new Talent acquisition plans, personnel information or new personnel acquisition plans, details of any Contracts, pricing and fee policies, projections and other similar information that the Wilhelmina Transferred Companies or their Subsidiaries own, use or  will use, and/or which is useful in Business.   “Proprietary information'' shall not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by a Seller, or the Affiliates, counsel, accountants and other representatives of any Seller, or (b) was or becomes available to a Seller on a non-confidential basis from a source other than the Purchaser or its advisors, provided that such source was not known by such Seller to be bound by any agreement with the Purchaser or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

1.125                      “Proxy Statement” shall have the meaning assigned to it in Section 6.8(a).

1.126                      “Purchaser” shall have the meaning assigned to it in the Preamble.

1.127                      “Purchaser Group” shall have the meaning assigned to it in Section 10.2.

1.128                      “Purchaser Issued Shares” shall have the meaning assigned to it in Section 5.4(c).

1.129                      “Purchaser SEC Reports” shall have the meaning assigned to it in Section 5.5(a).

1.130                      “Purchasers Knowledge” or “Knowledge of Purchaser” (or similar formulation) shall mean the actual knowledge of any officer of Purchaser.

1.131                      “Purchaser Stock” or “Purchaser Shares” shall mean the shares of common stock of Purchaser, par value $.01 per share.

1.132                      “Purchaser Value Loss” shall have the meaning assigned to it in Section 10.6(c).

1.133                      “Real Property” shall mean any real estate or interest therein, together with all buildings, improvements, fixtures, easements, options to acquire real estate or interest therein, rights to unpaid insurance proceeds in respect of Losses to real estate, rights to unpaid condemnation awards and all other rights in or appurtenant thereto.

1.134                      “Real Property Leases” shall have the meaning assigned to it in Section 3.8.

1.135                      “Registration Rights Agreement” shall have the meaning assigned to it in the Recitals.

1.136                      “Reportable Event” shall have the meaning assigned to it in ERISA.

1.137                      “Representation Business” shall have the meaning assigned to it in Section 9.2(c).

1.138                      “Representative” shall have the meaning assigned to it in Section 14.8.

1.139                      “Required Consents” shall mean any Consent required from any Person or under any Contract or Law, as applicable, including all Governmental Consents and Required Third Party Consents listed on Schedule 3.6 attached hereto.

1.140                      “Required Third Party Consents” shall have the meaning assigned to it in Section 6.7(b).

1.141                      “Requisite Stockholder Vote” shall mean the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Purchaser Stock.

1.142                      “Restricted Area” shall have the meaning assigned to it in Section 9.2(a).

1.143                      “Restricted Business” shall have the meaning assigned to it in Section 9.2(a).

1.144                      “Restricted Patterson Shares” shall have the meaning assigned to it in Section 6.12.

1.145                      “Restricted Period” shall mean the period commencing on the Closing Date and ending on the date which is six and one-half (6 ½) years from the Closing Date.

1.146                      “Restricted Sellers” shall have the meaning assigned to it in Section 9.2.

1.147                      “Restricted Share Amount” shall have the meaning assigned to it in Section 2.7.

1.148                      “Revolver Reduction Amount” shall mean a number (which may be positive or negative) equal to (a) $1.5 million minus (b) all outstanding principal amounts and accrued interest owing to Signature Bank under the Company’s revolving line of credit as of the close of business on the Closing Date.

1.149                      “Rights Agreement” shall have the meaning assigned to it in the Recitals.

1.150                      “SEC” shall have the meaning assigned to it in Section 5.5(a).

1.151                      “Securities” shall mean all units of membership interests, shares of capital stock, partnership interests, options, warrants, notes, bonds or other equity or debt securities which have been offered or sold by the subject entity.

1.152                      “Securities Act” shall mean the Securities Act of 1933, or any successors thereto, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

1.153                      “Seller Basket” shall have the meaning assigned to it in Section 10.4(a).

1.154                      “Seller Group” shall have the meaning assigned to it in Section 10.5.

1.155                      “Seller Restricted Shares” shall have the meaning assigned to it in Section 2.7.

1.156                      “Sellers” shall have the meaning assigned to it in the Preamble.

1.157                      “Signature Bank Security Interests” shall have the meaning assigned to it in Section 7.3(i).

1.158                      “Stockholder Approvals” shall have the meaning assigned to it in Section 6.9.

1.159                      “Stockholder Meeting” shall have the meaning assigned to it in Section 6.9.

1.160                      “Subsidiary” shall mean any entity with respect to which a specified Person (or a Subsidiary thereof) directly or indirectly owns 50% or more of the voting stock, units, or membership interests, or otherwise has the power to vote or direct the voting of sufficient Securities to elect at least half of the entity directors or managers, as the case may be.

1.161                      “Surviving Corporation” shall have the meaning assigned to it in Section 2.2(a).

1.162                      “Talent” shall mean any model, entertainer, artist, athlete or other “talent” or celebrity.

1.163                      “Talent Agreement” shall have the meaning assigned to it in Section 3.15(a)(iii).

1.164                      “Talent Business” shall have the meaning assigned to it in Section 9.2(c).

1.165                      “Tax Returns” shall mean all returns, reports, Claims for refunds or other information filed with any Governmental Entity in connection with Taxes (including, without limitation, information returns and declarations of estimated tax).

1.166                      “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign Governmental Entity, domestic or foreign (a “Taxing Authority”) and (ii) all Liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation § 1.1502-6 or comparable Law.

1.167                      “Term Loan Amount” shall mean the amount of all outstanding principal and accrued interest under the Company’s term loan owing to Signature Bank and any other borrowings of the Wilhelmina Transferred Companies (other than any amounts under or in connection with: (a) the Company’s revolver with Signature Bank (b) the Krassner Note and (c) intercompany debt between or among the Wilhelmina Transferred Companies and their wholly owned subsidiaries) as of the close of business on the Closing Date.

1.168                      “Terminated Agreements” shall have the meaning assigned to it in Section 7.3(h).

1.169                      “Third Party” shall mean any Person other than any Seller, Wilhelmina Transferred Company, and any Subsidiary thereof, or an Affiliate of any of the foregoing.

1.170                      “Total Divisional Loss” shall have the meaning assigned to it in Section 2.8(e).

1.171                      “Trademarks” shall mean registered trademarks, registered service marks, trademark and service mark applications, and unregistered trademarks and service marks.

1.172                      “Transaction Expense Payment” shall have the meaning assigned to it in Section 13.3.

1.173                      “Transaction Expenses” shall mean the legal, accounting, financial advisory and consulting fees and other fees and expenses incurred by any party hereto in connection with the negotiation and closing of the Contemplated Transactions, including any letter of intent, this Agreement, any Collateral Documents, any document or filing in connection with the SEC approval process (including the Proxy Statement), the Stockholders Meeting, any Third Party Consent or otherwise.  Transaction Expenses shall exclude any Designated Matter Legal Fees.

1.174                      “Unaudited Monthly Statements” shall have the meaning assigned to it in Section 6.5.

1.175                      “WAM” shall have meaning set forth in the Preamble.

1.176                      “WAM Business” means the artist or talent management business, including but not limited to celebrity or talent endorsements, sponsorships, appearances, licensing and product lines, and campaigns (but excluding in all cases the core model management booking business).

1.177                      “WAM Earnout” shall have the meaning assigned to it in Section 2.8(a).

1.178                      “WAM EBITDA” means, for any period and without duplication, (a) the EBITDA of WAM related to the WAM Business, plus (b) the addbacks and, minus (c) the deductions set forth on Schedule 1.178 hereto.  For avoidance of doubt, WAM EBITDA is intended to include solely EBITDA from the WAM Business and shall in all cases exclude any Core EBITDA, such as the Model Contest Business.

1.179                      “WAM Units” shall mean the units or membership interests of WAM.

1.180                      “Wilhelmina Equity Interests” shall mean the Wilhelmina Shares and the Wilhelmina Units.

1.181                      “Wilhelmina Expense Amount” shall mean a number (which number may be positive or negative) equal to (i) $35,000, minus (ii) the Transaction Expenses incurred by or otherwise to be paid by the Wilhelmina Transferred Companies or their Subsidiaries, that remain unpaid prior to Closing.

1.182                      “Wilhelmina Licensing” shall have the meaning set forth in the Preamble.

1.183                      “Wilhelmina Licensing Units” shall mean the units or membership interests of Wilhelmina Licensing.

1.184                      “Wilhelmina Miami” shall have meaning set forth in the Preamble.

1.185                      “Wilhelmina Miami EBITDA” means, for any period and without duplication, (a) the EBITDA of Wilhelmina Miami, plus (b) the addbacks and minus (c) the deductions, in each case as set forth on Schedule 1.185 hereto.  For avoidance of doubt, Wilhelmina Miami EBITDA excludes all EBITDA (including any Core EBITDA) not directly generated by Wilhelmina Miami.

1.186                      “Wilhelmina Models” shall mean Wilhelmina Models, Inc., a New York corporation.

1.187                      “Wilhelmina Shares” shall mean, collectively, the Company Shares and the Miami Shares.

1.188                      “Wilhelmina Subsidiaries” means Wilhelmina Models Inc., a New York corporation; Wilhelmina West, Inc.; L.W. 1. Inc.; and Wilhelmina Kids & Creative Management LLC, a Delaware corporation.

1.189                      “Wilhelmina Transferred Companies” shall have meaning set forth in the Preamble.

1.190                      “Wilhelmina TV” shall have the meaning set forth in the Preamble.

1.191                      “Wilhelmina TV Units” shall mean the units or membership interests of Wilhelmina TV.

1.192                      “Wilhelmina Units” shall mean, collectively, the WAM Units, Wilhelmina Licensing Units and Wilhelmina TV Units.

ARTICLE 2
THE TRANSACTION

2.1           Closing.  On and subject to the terms and conditions of this Agreement, at the Closing: (i) the Merger Sub will merge with and into the Company (the “Merger”) in accordance with Sections 2.2 through 2.5, and (ii) each Seller shall sell, assign, convey and deliver to Purchaser (or Purchaser Sub, as applicable), and Purchaser shall (or shall cause Purchaser Sub, as applicable, to) acquire from each such Seller, good and marketable title to all outstanding Wilhelmina Equity Interests (other than the Company Shares which shall be transferred by merger pursuant to clause (i)) held by such Seller, free and clear of all Encumbrances, in accordance with Sections 2.5, 2.6 and 2.8.  Schedule 2.1(a) sets forth a list of the Wilhelmina Equity Interests held by each Seller and transferred to Purchaser hereunder.

2.2           The Merger.

(a)           At the Effective Time, (i) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into the Company (Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations”; with respect to periods after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation”); (ii) the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

(b)           At the Effective Time, title to all property owned by each of the Constituent Corporations shall vest in the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall automatically assume all of the liabilities of each Constituent Corporation.

(c)           Immediately after the Effective Time, Purchaser shall elect those individuals set forth on Schedule 2.2(c) to the Board of Directors of the Surviving Corporation (which persons will constitute the entire Board of Directors of the Surviving Corporation).  Neither Purchaser nor the Surviving Corporation is under any obligation to maintain any person in any such position.

(d)           Immediately after the Effective Time, Purchaser shall cause the Board of Directors of the Surviving Corporation to name the persons set forth on Schedule 2.2(d) as officers of the Surviving Corporation in the positions indicated, provided however, that neither Purchaser nor the Surviving Corporation is under any obligation to maintain any person in any such position, except to the extent provided in the Mutual Support Agreement.

(e)           On the Closing Date, the Company and Merger Sub will cause the Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the New York Secretary of State as provided in the New York Business Corporation Law (the “NYBCL”) and shall make all other filings or recordings required under the NYBCL in order to effect the Merger.

(f)           The Merger shall become effective on the day and time of the filing of the Certificate of Merger with the New York Secretary of State, or at such other date or time as the Parties may agree.  The date and time of such effectiveness is herein sometimes referred to as the “Effective Time”.

(g)           As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Shares or the holders of capital stock of Merger Sub:

(i)           Each issued and outstanding Company Share shall be automatically converted into the right to receive a pro-rata portion of the Aggregate Merger Consideration as defined in Section 2.3 upon surrender, in the manner provided in Section 2.5 hereof, of the certificate that formally evidenced such Company Share.  All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive a portion of the Aggregate Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.5.  Any Company Shares held as treasury shares by the Company shall automatically be cancelled and retired and shall cease to exist, and shall not be converted into the right to receive any consideration.

(ii)           Each issued and outstanding share of the capital stock of Merger Sub shall automatically, and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(h)           As soon as practicable after the Effective Time, each holder of Company Shares prior to the Effective Time will surrender the certificates representing the Company Shares pursuant to Section 2.5.  Upon the surrender of all the Company Shares owned by a stockholder, such Person shall promptly receive from Purchaser the portion of the Aggregate Merger Consideration which such Person is entitled to receive pursuant to Section 2.5.

(i)           In the event any certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) shall have been lost, stolen or destroyed, upon the making of an affidavit of fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such sum as Exchange Agent may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will disburse the Merger Consideration pursuant to Section 2.5 payable in respect of the Company Shares represented by such lost, stolen or destroyed Certificate(s).

(j)           At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Company Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of the Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided for herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(k)           The Merger is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.  Each party shall treat the Merger consistent with such characterization, including complying with the reporting and record keeping requirements of Treasury Regulation Section 1.368-3.

(l)           The Merger shall have all further effects as specified in the applicable provisions of the NYBCL.

2.3           Transaction Consideration.

(a)           The aggregate merger consideration shall be $15,000,000 of shares of Purchaser Stock calculated based on NCEH Book Value Per Share of newly issued shares of Purchaser Stock (the “Aggregate Merger Consideration”), subject to the provisions of Section 2.7 (Seller Restricted Shares) and as adjusted pursuant to the provisions of this Article 2.  Schedule 2.3 sets forth the portion of the Aggregate Merger Consideration that will be distributable to each applicable Seller at Closing and the portion of the Aggregate Merger Consideration that will be placed into Escrow pursuant to Section 2.7.

(b)           Subject to Section 2.15, the aggregate consideration (the “Aggregate Purchase Consideration”) payable by Purchaser in respect of the purchase of all outstanding Wilhelmina Equity Interests (other than the Company Shares or the Miami Shares) shall be (i) $9,000,000 minus (ii) the Designated Matter Cash Deduction, in cash allocated as set forth on Schedule 2.3, as adjusted pursuant to the provisions of this Article 2 and reduced by any applicable withholding Tax; plus, as part of the consideration for the WAM Units, the WAM Earnout and as consideration for the Miami Shares, the Miami Earnout.

2.4           No Fractional Shares.  Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Shares who would otherwise be entitled to receive a fraction of a share of Purchaser Stock (after aggregating all fractional shares of Purchaser Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Company Certificate(s) receive from Purchaser one share of the Purchaser Stock (after taking into account all shares of Company Shares owned by such holder at the Effective Time).

2.5           Payment for Shares in the Merger.  The manner of making payment for Company Shares in the Merger shall be as follows:

(a)           On or prior to the Closing Date, Purchaser shall make available to Securities Transfer Corporation (the “Exchange Agent”) for the benefit of the holders of Company Shares, a sufficient number of shares of Purchaser Stock required to effect the delivery of the Aggregate Merger Consideration.

(b)           Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (as of the Effective Time) of a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Purchaser Stock pursuant to Section 2.2, and any dividends or other distributions pursuant to this Section 2.5.  Upon surrender of Company Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Certificates shall be entitled, at the Effective Time, to receive in exchange therefore, certificates representing the number of whole shares of Purchaser Stock into which their shares of Company Shares were converted pursuant to Section 2.2, a share of Purchaser Stock in lieu of fractional shares which such holders have the right to receive pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.5(c), and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Purchaser Stock into which such shares of Company Shares shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Purchaser Stock under the Certificate of Incorporation or Bylaws of Purchaser or under New York Law) and the right to receive one share of Purchaser Stock in lieu of the issuance of any fractional shares in accordance with Section 2.2 and any dividends or other distributions payable pursuant to Section 2.5(c).

(c)           No dividends or other distributions that are declared after the Effective Time on Purchaser Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Purchaser Stock until such persons surrender their Company Certificates as provided above.  Upon such surrender, there shall be paid to the person in whose name the Purchaser Stock are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Purchaser Stock between the Effective Time and the time of such surrender.  After such surrender, there shall be paid to the person in whose name the Purchaser Stock are issued any dividends or other distributions on such Purchaser Stock which shall have a record date after the Effective Time.  In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

(d)           If any certificate representing Purchaser Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Purchaser Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(e)           Notwithstanding the foregoing, neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Purchaser Stock or dividends thereon delivered to a public official pursuant to applicable escheat law.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Purchaser Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Purchaser Stock for the account of the persons entitled thereto.

(f)           Subject to applicable law, any portion of the Aggregate Merger Consideration which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Purchaser, upon demand of Purchaser, and any former stockholder of the Company shall thereafter look only to Purchaser for payment of their applicable claim for their Company Shares.

(g)           No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day immediately prior to the date of the Effective Time.

2.6           Core Adjustment.

(a)           As soon as reasonably practicable but not later than thirty (30) days following completion of Purchaser’s fiscal year 2008 audit, the Purchaser shall inform the Control Sellers of its good faith calculation, based on the books and records of the Company, of the Core Increase or the Core Decrease, as applicable.  For a period of thirty (30) days after the date that the Purchaser informs the Control Sellers of its calculations, the Purchaser will provide the Control Sellers with full reasonable access to the Company’s Books and Records, personnel and accountants during normal business hours and upon reasonable notice.  In the event that the Purchaser receives an objection notice relating to such calculations from the Control Sellers within such thirty (30) day period, the dispute as to the calculation will be resolved pursuant to Section 2.9 of this Agreement.

(b)           The Aggregate Purchase Price shall be adjusted either (i) upwards, in the amount of the Core Increase or (ii) downwards, in the amount of the Core Decrease.  The “Core Increase” shall mean, if the Base Price is higher than the Initial Enterprise Proceeds, the excess of (a) the Base Price over (b) Initial Enterprise Proceeds.  The “Core Decrease” shall mean, if the Base Price is lower than the Initial Enterprise Proceeds, the excess of (c) the Initial Enterprise Proceeds over (d) the Base Price.  The “Base Price” means a number equal to (i) the product of (x) 7.5 times (y) Average Core EBITDA, plus (ii) Closing Net Asset Adjustment plus (iii) the Wilhelmina Expense Amount plus (iv) the Designated Matter True-Up (if applicable).  “Average Core EBITDA” means the average of audited 2007 Core EBITDA and audited 2008 Core EBITDA.  In the event that a Core Increase is required, Purchaser shall pay the Control Sellers in cash in immediately available funds (subject to the last sentence of this Section 2.6(b)), pro-rata for their equity ownership in the Company prior to Closing, the amount of such Core Increase within the later of (A) 30 calendar days following Purchaser’s delivery of the calculation of such Core Increase pursuant to Section 2.6(a) or (B) 10 (ten) days following the resolution, in accordance with Section 2.9 of this Agreement, of any objection raised in compliance with Section 2.6(a) above.  In the event that a Core Decrease is required, Esch and Krassner shall each pay (or cause to be paid by Lorex and the Krassner L.P., respectively) the Purchaser in cash in immediately available funds, 50% of the amount of such Core Decrease within the later of (A) 30 calendar days following Purchaser’s delivery of the calculation of such Core Decrease pursuant to Section 2.6(a) or (B) 10 (ten) days following the resolution, in accordance with Section 2.9 of this Agreement, of any objection raised in compliance with Section 2.6(a) above), not to exceed $2,250,000 in each case ($4,500,000 in the aggregate); provided that if either Esch or Krassner fails to timely make (or caused to be made) its required cash payment pursuant to the foregoing (or if either otherwise elects), Purchaser shall have the right to promptly repurchase for $.0001 (one one-hundredths of one penny) per share such number of Seller Restricted Shares equal to (x) 50% (with respect to each of Esch and Krassner, for a total of 100% in the case of default and/or election by both) of the amount of the Core Decrease divided by (y) the lesser of (1) the Market Value of Purchaser Stock as of the date of repurchase and (2) the NCEH Book Value Per Share; provided that in no event shall Purchaser be permitted to purchase an amount of shares greater than the Maximum Share Offset pursuant to the foregoing.  Notwithstanding the foregoing, if (i) the Base Price is less than $25,500,000 and (ii) the sum of (A) Closing Net Asset Adjustment plus (B) Wilhelmina Expense Amount yields a negative number, Purchaser shall be permitted to offset against payments pursuant to Section 2.8 an amount equal to the lesser of (a) $25,500,000 minus the Base Price or (b) absolute value of the sum of (A) the Closing Net Asset Adjustment plus (B) the Wilhelmina Expense Amount.  In the event of any adjustments pursuant to this Section 2.6, the Parties hereto agree to use good faith efforts to reach agreement on the allocation of any such adjustments between the Aggregate Merger Consideration and the Aggregate Purchase Consideration; provided, however, that in the event that a Core Increase is required, any additional consideration that is allocable by virtue of this provision to Aggregate Merger Consideration shall be paid in Purchaser Stock (valued at Market Value as of the date of required payment) to the extent the payment of such additional consideration would cause more than 20 percent of the Aggregate Merger Consideration (based on the fair market value of the capital stock and other consideration that would otherwise constitute Aggregate Merger Consideration (i.e., without giving effect to the proviso)) to be paid in other than voting stock of the Purchaser in violation of Section 368(a)(2)(E)(ii) of the Code; provided, further that the Purchaser shall not be deemed in breach of this Section 2.6(b) in the event that the parties hereto have not resolved the appropriate allocation of any adjustments prior to the time of required payment by the Purchaser pursuant to the fifth sentence of this Section 2.6(b).

2.7           Seller Restricted Shares.  Concurrently with the Closing, a number of shares issuable as part of the Aggregate Merger Consideration and equal to (i) the Maximum Share Offset plus (ii) Designated Matter Holdback Shares (such total, the “Restricted Share Amount”) shall be deposited in escrow (the “Escrow”) to be held in accordance with the Escrow Agreement (collectively, the “Seller Restricted Shares”).  Olshan Grundman Frome Rosenzweig & Wolosky LLP shall serve as escrow agent for the Escrow.  Seller Restricted Shares shall be subject to repurchase by Purchaser pursuant to the provisions of the Escrow Agreement, as further described in Sections 2.6, 2.8, 2.16 and 10.7.  For the avoidance of doubt, the Seller Restricted Shares constitute a portion of the shares issuable to the Sellers at Closing pursuant to the Merger.

2.8           Earn-Out Payments; Off-Set.  The purchase price payable by Purchaser for WAM and Wilhelmina Miami, as applicable, shall be the right of the applicable Sellers to receive the following cash payments (collectively, the “Earn-Out Payments”) that may become deliverable or payable to the Sellers as follows:

(a)           WAM Earnout

(i)           As soon as reasonably practicable but not later than thirty (30) days following the third anniversary of the Closing Date, the Purchaser shall inform the Control Sellers of its good faith calculation, based on the books and records of WAM, of the WAM Earnout.  For a period of twenty (20) days after the date that the Purchaser informs the Control Sellers of its calculations, the Purchaser will provide the Control Sellers with full reasonable access to WAM’s Books and Records, personnel and accountants during normal business hours and upon reasonable notice.  In the event that the Purchaser receives an objection notice relating to such calculations from the Control Sellers within such twenty (20) day period, the dispute as to the calculation will be resolved pursuant to Section 2.9 of this Agreement.

(ii)           Subject to the provisions of Section 2.8(c) and the resolution of any objection raised in compliance with Section 2.8(a)(i) above, Purchaser shall pay to the Control Sellers, pro rata in accordance with their pre-closing ownership of WAM, an amount (if positive) in cash in immediately available funds equal to (a) five (5) multiplied by (b) the three year average of audited WAM EBITDA for the twelve month periods beginning on the Closing Date, the first anniversary of the Closing and the second anniversary of the Closing Date, respectively; provided that aggregate payments (determined prior to any adjustment pursuant to Section 2.8(c)) under this Section 2.8(a)(ii) shall not exceed $10,000,000; and provided further that revenue associated with any cash included in the calculation of the Closing Net Asset Adjustment under Section 2.6 shall be excluded from WAM EBITDA for purposes of the foregoing calculation.  The Earn-Out Payment described under this Section 2.8(a), subject to Section 2.8(c), is referred to as the “WAM Earnout”.  Any positive WAM Earnout payment owed by Purchaser shall be paid by Purchaser within the later of (A) 30 calendar days following Purchaser’s delivery of the calculation of the WAM Earnout pursuant to Section 2.8(a)(i) or (B) 10 (ten) days following the resolution, in accordance with Section 2.9 of this Agreement, of any objection raised in compliance with Section 2.8(a)(i) above.

(b)           Miami Earnout

(i)           As soon as reasonably practicable but not later than thirty (30) days following the third anniversary of the Closing Date, the Purchaser shall inform the Control Sellers of its good faith calculation, based on the books and records of Wilhelmina Miami, of the Miami Earnout.  For a period of twenty (20) days after the date that the Purchaser informs the Control Sellers of its calculations, the Purchaser will provide the Control Sellers with full reasonable access to Wilhelmina Miami’s Books and Records, personnel and accountants during normal business hours and upon reasonable notice.  In the event that the Purchaser receives an objection notice relating to such calculations from the Control Sellers within such twenty (20) day period, the dispute as to the calculation will be resolved pursuant to Section 2.9 of this Agreement.

(ii)           Subject to the provisions of Section 2.8(c) and the resolution of any objection raised in compliance with Section 2.8(b)(i) above, Purchaser shall pay to the Control Sellers and the Remaining Miami Sellers, pro rata for their pre-closing ownership of Wilhelmina Miami, an amount (if positive) in cash in immediately available funds equal to (a) 7.5 multiplied by (b) the three year average of audited Wilhelmina Miami EBITDA for the twelve months periods beginning on the Closing Date, the first anniversary of the Closing and the second anniversary of the Closing Date, respectively; provided that revenue associated with any cash included in the calculation of the Closing Net Asset Adjustment under Section 2.6 shall be excluded from Wilhelmina Miami EBITDA for purposes of the foregoing calculation . The Earn-Out Payment described under this Section 2.8(b), subject to Section 2.8(c), is referred to as the “Miami Earnout”.  Any positive Miami Earnout payment owed by Purchaser shall be paid by Purchaser within the later of (A) 30 calendar days following Purchaser’s delivery of the calculation of the Miami Earnout pursuant to Section 2.8(b)(i) or (B) 10 (ten) days following the resolution, in accordance with Section 2.9 of this Agreement, of any objection raised in compliance with Section 2.8(b)(i) above.

(c)           Notwithstanding anything to the contrary, Purchaser shall have the right, prior to making any payment under Section 2.8(a) or 2.8(b), and in addition to any other set off rights specifically provided for in this Agreement, to reduce the amount of any payments otherwise owing pursuant to either Section 2.8(a) or Section 2.8(b) by (a) the absolute value of any Aggregate Divisional EBITDA Loss and (b) if pursuant to Section 2.5 (i) the Base Price was less than $25,500,000 and (ii) the sum of  (A) Closing Net Asset Adjustment plus (B) the Wilhelmina Expense Amount yields a negative number, an amount equal to the lesser of (A) $25,500,000 minus the Base Price or (B) the absolute value of the sum of (A) Closing Net Asset Adjustment plus (B) Wilhelmina Expense Amount.  An “Aggregate Divisional EBITDA Loss” shall mean (a) an aggregate WAM EBITDA loss for the twelve months periods beginning on the Closing Date, the first anniversary of the Closing and the second anniversary of the Closing Date, respectively, if any, and/or (b) an aggregate Wilhelmina Miami EBITDA loss for the twelve months periods beginning on the Closing Date, the first anniversary of the Closing and the second anniversary of the Closing Date, respectively, if any (it being understood that an aggregate loss in each case shall be determined by summing EBITDA, including negative EBITDA, for all three periods).

(d)           After giving effect to any reduction(s) of Earnout Payments pursuant to Section 2.8(c), Purchaser shall pay any positive WAM Earnout and/or the Miami Earnout to the applicable Sellers, pro rata for their pre-closing ownership interests in WAM and Wilhelmina Miami, respectively, within the later of (A) 30 calendar days following Purchaser’s delivery of the calculations with respect to the WAM Earnout pursuant to Section 2.8(a)(i) and the Miami Earnout pursuant to Section 2.8(b)(i) (whichever is delivered later) or (B) 10 (ten) days following the resolution, in accordance with Section 2.9 of this Agreement, of all objections raised in compliance with Section 2.8(a)(i) or Section 2.8(b)(i) above.

(e)           In the event that either (i) Aggregate Divisional EBITDA Losses exist for both WAM and Wilhelmina Miami (the sum of such Aggregate Divisional EBITDA Losses, the “Total Divisional Loss”) or (ii) the amount an Aggregate Divisional EBITDA Loss exceeds the amount of any Earnout Payment (prior to any adjustment made under Section 2.8(c))  (an “Excess Divisional Loss”), then Purchaser shall have the right to promptly repurchase for $.0001 (one one-hundredths of one penny) per share a number of Seller Restricted Shares (valued at the greater of (i) the prevailing Market Value as of the date of repurchase and (ii) NCEH Book Value Per Share) equal to the Total Divisional Loss or the Excess Divisional Loss, as applicable; provided that in no event shall Purchaser be permitted to repurchase shares hereunder having a value greater than the lesser of (a) $1,000,000 and, if a repurchase of Seller Restricted Shares by Purchaser occurred pursuant to Section 2.6 hereof, (b) the value (measured at the greater of (1) the Market Value of Purchaser Stock as of the date of such repurchase and (2) NCEH Book Value Per Share) of the number of Seller Restricted Shares that were required to remain in escrow following such repurchase pursuant to Section 2.6 in respect of any Core Decrease.  Any such repurchase shall be effected on 50/50 proportionate basis between shares issued to Lorex and shares issued to Krassner L.P.  Each of Lorex or the Krassner L.P. shall have the right to cover their respective ½ portions of any Total Divisional loss or Excess Divisional Loss by a cash payment to Purchaser made within the time period required by Section 2.8 above (in which case Purchaser shall not repurchase Seller Restricted Shares pursuant to the foregoing).

(f)           The Earnout Payments may be payable in whole or in part in Purchaser Shares (valued at then prevailing Market Value), at the election of the Control Sellers, provided (a) that within fifteen (15) days after the date that the Purchaser informs the Control Sellers of its calculation of the WAM Earnout, the Control Sellers deliver to Purchaser a notice electing the whole or partial payment of the Earnout Payment in Purchaser Shares and (b) Purchaser consents thereto in writing at the time of such payment.  In the event that the Control Sellers fail to deliver such notice, then the Earnout Payments shall be payable in cash or Purchaser Shares, or any combination of cash and Purchaser Shares, at the sole discretion of Purchaser.

(g)           Earnout Payments shall be considered an adjustment to the Aggregate Purchase Price.  The net amount, if any, payable with respect to the WAM Earnout shall be allocable to the WAM Units, and the net amount, if any, payable with respect to the Miami Earnout shall be allocable to the Miami Shares.

2.9           Resolution of Calculation Objections.

(a)           Any objection notice delivered in connection with the matters set forth in Sections 2.6 and 2.8 shall be in writing (an “Objection Notice”) and set forth any alleged inaccuracies or miscalculations (the “Calculation Objection”) no later than 5:00 p.m., New York City time on the fifteenth (15th) day after receipt of such calculations from Purchaser.  If the Control Sellers do not deliver an Objection Notice to Purchaser by such date and time, the Control Sellers shall be deemed to have accepted such calculations as prepared by Purchaser.

(b)           Following the Purchaser’s receipt of any Objection Notice, the Purchaser and the Control Sellers shall negotiate in good faith to resolve such dispute.  In the event that the Control Sellers and the Purchaser fail to agree on any of the Control Sellers’s objections set forth in the Objection Notice within ten (10) days after the Purchaser receives the Objection Notice, the Control Sellers and the Purchaser agree that RSM McGladrey, independent public accountants, shall, within the thirty (30) day period immediately following referral of any calculation to RSM McGladrey, make the final determination of such calculation in accordance with the terms of this Agreement.  The Purchaser and the Control Sellers each shall provide RSM McGladrey with their respective determinations of such calculation and such supporting documentation and information as RSM McGladrey may request.  RSM McGladrey shall make an independent determination of the calculation that, assuming compliance with the previous clause, shall be final and binding on the Sellers and the Purchaser if RSM McGladrey’s determination shall be a number that is between or equal to one of the numbers proposed by the Purchaser to the Control Sellers and the Control Sellers in the objection notice.  If RSM McGladrey’s determination of any calculation is not between the calculations of the Purchaser and the Control Sellers, then the calculation determined by the party that was closer to that of RSM McGladrey shall be final and binding.  The Control Sellers and the Purchaser shall each pay one-half (½) of the fees, costs and expenses of RSM McGladrey in connection with the foregoing.

2.10           Krassner Note.  At the Closing, the outstanding principal amount (which the parties agree is $6,000,000), plus any accrued but unpaid interest, under the Krassner Note shall be paid in its entirety to the Krassner L.P. by Purchaser, or by Merger Sub (or the Surviving Corporation with funds contributed by Purchaser) on behalf of Purchaser, and the Krassner Note shall be forthwith cancelled and be no longer of any force and effect.

2.11           Purchaser Sub.  Purchaser shall have the right to consummate any purchase of Wilhelmina Equity Interests hereunder through a newly formed subsidiary entity or entities of Purchaser.  Purchaser shall inform the Control Sellers within 5 Business Days prior to the Closing of its intention with respect to which entity shall make the applicable acquisitions of equity interests hereunder.  For avoidance of doubt, unless the context indicates otherwise, Purchaser alone shall have the right to determine which Purchaser entity is applicable in the event of references under this Agreement to “Purchaser or Purchaser Sub” or a similar formulation.

2.12           Controlled Vehicles; Set Offs.  For the avoidance of doubt, Purchaser shall be permitted to adjust amounts owed to any Affiliate of Esch or Krassner (e.g., owed to Lorex (controlled by Esch) or to the Krassner L.P. (controlled by Krassner), respectively) with amounts owed or payable by Esch or Krassner under this Agreement, and vice versa.  No Control Seller shall assert that the ownership or transfer of any Wilhelmina entity by such Control Seller’s affiliate (e.g., by Lorex and the Krassner L.P., respectively, in the case of Esch and Krassner, respectively, and vice versa), rather than such Control Seller, precludes Purchaser from setting off against, or otherwise adjusting amounts owed to such Affiliate under this Agreement.

2.13           Election.  The Control Sellers may elect to direct the payment of shares of Purchaser Stock otherwise payable to them as part of the consideration under this Agreement to qualified Persons who make the representations set forth in Section 4.7, Section 4.8 and Section 4.9 of this Agreement.

2.14           Aggregate Purchase Consideration Allocation.

(a)           After a thorough analysis of the assets of each LLC and arm’s length negotiations, the parties agree that the Aggregate Purchase Consideration with respect to such LLC (including any contingent portion of the Aggregate Purchase Consideration) and the liabilities of such LLC immediately before the Closing, to the extent not required to be treated as interest under Section 1274 of the Code, shall be allocated among the assets of such LLC as follows:

(i)           to each asset of the LLC (other than Section 197 intangibles, within the meaning of Section 197 of the Code), there shall be allocated an amount equal to the book value of such asset net of the book value of any contra account with respect thereto, in each case determined in accordance with GAAP as reflected on the LLC’s books and records immediately prior to the Closing, and

(ii)           the balance, including all contingent payments with respect to such LLC (except to the extent required to be treated as interest) shall be allocated to Section 197 intangibles within the meaning of Section 197 of the Code, including goodwill.

(b)           No portion of such amount shall be allocated to the covenants contained in Article 9.

(c)           Each of the parties (i) shall be bound by the allocations described in this Section 2.14 for all purposes, including determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed in a manner consistent with such allocations, and (iii) shall not take (or permit any affiliate to take any position inconsistent with such allocations in any Tax Return, any proceeding before a Governmental Authority or otherwise.  In the event the allocation is disputed by a Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and shall keep the other parties apprised of the status of such dispute and the resolution thereof.

2.15           Patterson Payment.  Notwithstanding anything to the contrary, an amount in cash (i) equal to one-half of the Patterson Payment Amount and (ii) otherwise payable to Control Sellers as cash consideration under Section 2.3(b) at Closing, shall be directed and paid to Patterson to satisfy, together with the issuance of Purchaser Shares (including Restricted Patterson Shares) under Section 6.12 hereof, the Company’s obligations in respect of any change in control or related payment under Patterson’s Old Employment Agreement.  The "Patterson Payment Amount" shall mean the amount (if any) jointly determined by the Control Sellers and Purchaser to be owed at Closing to Patterson in respect of any change in control or related payment under Patterson's Old Employment Agreement in connection with the transactions contemplated by this Agreement.  The total foregoing cash payment shall be an adjustment to the Aggregate Purchase Price.

2.16           Designated Matter Repurchase.   If, as a result of the settlement with respect to the matter set forth on Schedule 10.2(d) under the heading “Program Amounts”, the Designated Matter Post Closing Amount exceeds the Designated Matter Cash Deduction, then Purchaser shall have the right to promptly repurchase for $.0001 (one one-hundredths of one penny) per share a number of Designated Matter Holdback Shares having a value equal to the Designated Matter Repurchase Share Amount.  Any repurchase of Designated Matter Holdback Shares pursuant to this Section 2.16 shall occur no later than 90 days following the later of (i) final settlement with respect to the matter set forth on Schedule 10.2(d) under the heading “Program Amounts” and (ii) full satisfaction of any required Core Decrease or Core Increase pursuant to Section 2.6 hereof.  In no event shall Purchaser repurchase any Designated Matter Holdback Shares other than pursuant to this Section 2.16; provided that Designated Matter Holdback Shares shall not be Purchaser’s sole remedy with respect to the indemnification amounts covered by Section 10.2(d).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF WILHELMINA TRANSFERRED COMPANIES AND CONTROL SELLERS

Each of the Wilhelmina Transferred Companies and Control Sellers severally in accordance with the percentages set forth on Schedule B hereby make the following representations and warranties to the Purchaser and Merger Sub as of the date hereof and as of the Closing Date, except that to the extent that a representation or warranty relates to a particular Control Seller, such representation or warranty, as it relates to such Control Seller, shall be deemed to have been made by such Control Seller severally and not jointly:

3.1           Organization.  Each of the Wilhelmina Transferred Companies and their Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the Wilhelmina Transferred Companies and their Subsidiaries is duly authorized or admitted to conduct business and, where applicable, is in good standing under the laws of each jurisdiction where such authorization or admission is required, except where the failure to do so would not have a Material Adverse Effect.  All of such jurisdictions are listed on Schedule 3.1(a).  Each of the Wilhelmina Transferred Companies and their Subsidiaries has the power and authority to own its property and to carry on its business as presently conducted or as presently contemplated by such entity.  Correct and complete copies of the operating or limited liability company agreement, Certificate or Articles of Organization (as applicable), or Certificate or Articles of Incorporation (as applicable) and Bylaws of each of the Wilhelmina Transferred Companies and their Subsidiaries (as applicable), as amended through the Closing Date, have been delivered to the Purchaser.  None of the Wilhelmina Transferred Companies is in violation of any term of its respective Operating Agreement, Certificate or Articles of Organization (as applicable), or Certificate or Articles of Incorporation (as applicable) or Bylaws (as applicable), as amended to the Closing Date, or any Contract, Order, or Law applicable to it.  True and complete listings of the managers, members, officers and directors (as applicable) of each of the Wilhelmina Transferred Companies their Subsidiaries are set forth on Schedule 3.1(b).

3.2           Legal Authority; Binding Effect.  Each of the Wilhelmina Transferred Companies has the power and authority (corporate or otherwise, as applicable) to execute and deliver this Agreement, each of the Collateral Documents which it has executed and delivered and to consummate the Contemplated Transactions.  The execution, delivery and performance by the Wilhelmina Transferred Companies of this Agreement and each of the Collateral Documents to which it has executed and delivered, and the consummation by each of them of the Contemplated Transactions have been duly authorized by all necessary action (corporate or otherwise, as applicable) on the part of the Wilhelmina Transferred Companies.  This Agreement and each of the Collateral Documents which any of the Wilhelmina Transferred Companies has executed and delivered have been duly executed and delivered by such Wilhelmina Transferred Company and constitute legal, valid and binding obligations of such Wilhelmina Transferred Company, enforceable against it in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors’ generally and general equity principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.3           Capitalization.

(a)           The number of authorized and outstanding Wilhelmina Shares (with respect to the Company and Wilhelmina Miami) and Wilhelmina Units (with respect to each of the LLCs) is accurately set forth on Schedule 3.3(a) hereof.  No Wilhelmina Shares or Wilhelmina Units or other equity interests of the Wilhelmina Transferred Companies are held in treasury or otherwise reserved for issuance.  Except as disclosed on Schedule 3.3(a), the Wilhelmina Transferred Companies have not issued any shares of capital stock, membership interests or other equity interests, there are no outstanding warrants, options or other rights, commitments, agreements or understandings to purchase or acquire any shares of capital stock, membership interests or other equity interests or securities of the Wilhelmina Transferred Companies, there are no outstanding debt securities of the Wilhelmina Transferred Companies convertible into shares of capital stock, membership interests or otherwise containing equity interests or securities and there are no outstanding or authorized unit appreciation, phantom unit, profit participation or similar rights with respect to the Wilhelmina Transferred Companies.

(b)           The Company Shares and the other Wilhelmina Equity Interests set forth on Schedule 3.3(a) have been validly issued and are fully paid and non-assessable and are not otherwise subject to any Encumbrances, except for those that are contained in the LLC Agreements and the Signature Bank Security Interests.  None of the Company Shares or the other Wilhelmina Equity Interests have been issued in violation of any applicable preemptive or similar right.  There are no preemptive rights with respect to the issuance or sale of shares of capital stock, membership interests or other equity interests or securities by the Wilhelmina Transferred Companies that have not otherwise been waived or terminated.  All securities of the Wilhelmina Transferred Companies were issued in compliance with all Laws and, at the time of sale, were exempt from registration pursuant to the registration provisions of the Securities Act and applicable national or state securities laws, and no such Securities were registered under any such act or Laws.  There are no restrictions on the transfer of any membership interests or other equity securities in the Wilhelmina Transferred Companies or any of their Subsidiaries, other than those arising from federal and state securities Laws and under the relevant operating agreements (which restrictions relating to the operating agreements, if any, have been waived in respect of the Contemplated Transactions).  There are no voting trusts or other similar agreements or understandings to which any Wilhelmina Transferred Company is a party with respect to the voting or ownership of membership interests or other equity securities of the Wilhelmina Transferred Companies or any of their Subsidiaries.

3.4           Subsidiaries.  A true and complete list of all Subsidiaries of the Wilhelmina Transferred Companies, indicating the authorized and outstanding equity securities thereof, is set forth in Schedule 3.4.  The organizational documents of the Subsidiaries of the Wilhelmina Transferred Companies), as amended through the Closing Date, have been delivered to Purchaser.  Other than as listed on Schedule 3.4, no Wilhelmina Transferred Company has any direct or indirect investments in, and no Wilhelmina Transferred Company is a party to any agreement, commitment or understanding requiring any Wilhelmina Transferred Company to purchase or acquire any interest in, the equity of any Person, or debt securities convertible into such securities or otherwise containing equity provisions.  Except as set forth on Schedule 3.4, the Wilhelmina Transferred Companies own, directly or indirectly, 100% of the outstanding shares of capital stock or membership interests (as the case may be) of each of their Subsidiaries and each such share of capital stock or unit or membership interest has been duly authorized and is validly issued, fully paid and non-assessable and is not otherwise subject to any Encumbrances, and none of such shares of capital stock or units or membership interests has been issued in violation of any applicable preemptive or similar right.

3.5           Conflict with other Instruments; Absence of Restrictions.  The execution, delivery and performance of this Agreement and each of the Collateral Documents, and the consummation of the Contemplated Transactions, by the Wilhelmina Transferred Companies or the Control Sellers do not and will not:  (i) result in a Default of or under (A) any of the terms of the Organizational Documents of the Wilhelmina Transferred Companies or any of their Subsidiaries, (B) assuming the receipt of all Governmental Consents listed on Schedule 3.6, any Law, Permit or Order applicable to or binding upon the Company, any of its Subsidiaries or any of the Sellers, or (C) assuming the receipt of all Required Consents listed on Schedule 3.6, any Material Contracts, Permits or Licenses to which the Wilhelmina Transferred Companies or any of their Subsidiaries is a party or by which any of them are bound; (ii) result in the creation or imposition of any Encumbrance upon any of the equity interests of the Wilhelmina Transferred Companies or any of their Subsidiaries or upon any of the assets or properties of the Wilhelmina Transferred Companies or any of their Subsidiaries; or (iii) assuming the receipt of all Required Consents listed on Schedule 3.6, (A) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any Material Contract, License or Permit to which the Wilhelmina Transferred Companies or any of their Subsidiaries is a party or by which any of them, or any of their properties or assets, are bound, or (B) result in the acceleration or modification of, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any Material Contract, License or Permit to which the Wilhelmina Transferred Companies or any of their Subsidiaries is a party or by which any of them, or any of their  properties or assets, is bound, except that the Krassner Note will be paid at Closing.

3.6           Government and Third Party Approvals.  Except as listed on Schedule 3.6, no Governmental Consent or Consent of any Person (including any party to any Contract any the Wilhelmina Transferred Company or any of their Subsidiaries) is required for (i) the execution, delivery and performance by the Wilhelmina Transferred Companies or any of their Subsidiaries of this Agreement or any of the Collateral Documents to which any of them is a party, (ii) the consummation of the Contemplated Transactions by the Wilhelmina Transferred Companies, any of their Subsidiaries or any of the Sellers, or (iii) the continued enforceability of any Material Contract after giving effect to the consummation of the Contemplated Transactions.

3.7           Title to Properties; Adequacy of Properties.  Except as set forth on Schedule 3.7, each of the Wilhelmina Transferred Companies and their Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible and intangible properties and assets, real, personal and mixed, used or held for use in the Business (the “Property”), free and clear of any and all Encumbrances.  The Property includes, but is not limited to, all of the Wilhelmina Transferred Companies’ and their Subsidiaries’ Accounts Receivable, Cash, Equipment, Intellectual Property, Leased Real Property, Leasehold Improvements and Fixtures, Prepaid Items, personal property leased by the Wilhelmina Transferred Companies, causes of action, contract rights, going concern value, and goodwill.  The tangible personal property included in such Property (including Equipment) is in good working order, reasonable wear and tear excepted, and fit for its intended use.  Except as set forth on Schedules 3.7 and 3.8, no Property (other than the Leased Real Property) is held under any Lease or Encumbrance.  No Property is located other than in the possession and control of the Wilhelmina Transferred Companies or their Subsidiaries at their respective places of business.  The Property, taken as a whole, is adequate to conduct the Business as now conducted or as presently contemplated by the Wilhelmina Transferred Companies or the Sellers to be conducted.  All of the Property is properly reflected in the balance sheets contained in the Financial Statements.

3.8           Real Property; Personal Property.  No Wilhelmina Transferred Company nor any of their Subsidiaries owns any Real Property or is a party to any option, agreement or other document pursuant to which such Wilhelmina Transferred Company or such Subsidiary has the right or obligation to purchase or acquire title to or any interest in any Real Property.  Schedule 3.8 hereof sets forth a true and complete list of each Lease for Real Property executed by or binding upon the Wilhelmina Transferred Companies and their Subsidiaries, as lessor or lessee, sublessor or sublessee, landlord or tenant, or assignor or assignee (the “Real Property Leases”), and a true and complete description of all Leased Real Property.  Each of the Real Property Leases and all leases of personal property to which the Wilhelmina Transferred Companies or any of their Subsidiaries is a party (the “Personal Property Leases”) is legal, valid and binding and in full force and effect without any material Default thereof by any Wilhelmina Transferred Company or any Subsidiary thereof or, to the Knowledge of the Company or any Control Seller, any other party thereto and each of the Real Property Leases and Personal Property Leases affords the Wilhelmina Transferred Companies or their Subsidiaries (whichever is a party thereto) peaceful and undisturbed possession of the Leased Real Property or Leased Personal Property, as the case may be, which is the subject matter of the applicable Real Property Lease or Personal Property Lease, subject to the terms and conditions of the Real Property Lease or Personal Property Lease, as the case may be.  The Leased Real Property constitutes the only Real Property leased by the Wilhelmina Transferred Companies or their Subsidiaries or otherwise used by the Wilhelmina Transferred Companies or their Subsidiaries in connection with the operation of their Business as currently conducted and as presently proposed to be conducted.  Except for the occupancy and use of the Leased Real Property by the Wilhelmina Transferred Companies or their Subsidiaries, there are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Leased Real Property, and, except as set forth on Schedule 3.8, no Person or entity other than the Wilhelmina Transferred Companies or their Subsidiaries occupies or uses any portion of the Leased Real Property.  True and complete copies of the Real Property Leases have been delivered to the Purchaser.

3.9           Financial Statements.

(a)           Schedule 3.9 contains the following financial information concerning the Wilhelmina Transferred Companies and their Subsidiaries:

(i)           the audited consolidated financial statements of the Wilhelmina Transferred Companies and their Subsidiaries for the fiscal year ended December 31, 2005 (including the December 31, 2005 balance sheet and a statement of income and retained earnings for the year then ended);

(ii)           the audited consolidated financial statements of the Wilhelmina Transferred Companies and their Subsidiaries for the fiscal year ended December 31, 2006 (including the December 31, 2006 balance sheet and a statement of income and retained earnings for the year then ended); and

(iii)            the audited consolidated financial statements of the Wilhelmina Transferred Companies and their Subsidiaries for the fiscal year ended December 31, 2007 (including the December 31, 2007 balance sheet and a statement of income and retained earnings for the year then ended) (the “2007 Audited Financials”).

(b)           The financial statements contained in Schedule 3.9, together with all Unaudited Monthly Statements and 2007 Audited Financials, are collectively referred to as the “Financial Statements”.

(c)           The Financial Statements set forth in Section 3.9(a) were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition, the results of the operations and, where applicable, the cash flows and changes of financial position of the Wilhelmina Transferred Companies and their Subsidiaries as at the respective dates thereof and for the periods reported therein, subject in the case of the March 2008 Financials, the June 2008 Financials and the Unaudited Monthly Statements to normal year end adjustments.  The financial statements for the fiscal quarter ended March 31, 2008 (including the March 31, 2008 balance sheet and a statement of income and retained earnings for the quarter then ended) (the “March 2008 Financials”) and the fiscal quarter ended June 30, 2008 (including the June 30, 2008 balance sheet and a statement of income and retained earnings for the quarter then ended) (the “June 2008 Financials”), when delivered, will be prepared in accordance with GAAP and will fairly present, in all material respects, the financial condition, the results of the operations and, where applicable, the cash flows and changes of financial position of the Wilhelmina Transferred Companies and their Subsidiaries as at the respective dates thereof and for the periods reported therein, subject to normal year-end adjustments.  The Financial Statements, the March 2008 Financials, and the June 2008 Financials when delivered, have been prepared from, and are in accordance with, the books and records of the Wilhelmina Transferred Companies.

3.10           Absence of Undisclosed Liabilities.  Neither the Wilhelmina Transferred Companies nor any of their Subsidiaries has any material Liabilities which are not properly disclosed, reflected or reserved against on the Financial Statements or which are not otherwise set forth on Schedule 3.10(a) attached hereto.  Neither the Company nor any of its Subsidiaries has any Liabilities which have been incurred since December 31, 2007, other than those Liabilities set forth on Schedule 3.10(b) attached hereto or Liabilities incurred in the ordinary course of business that are not material.

3.11           Accounts Receivable.  All of the accounts receivable of the Wilhelmina Transferred Companies have arisen, and as of the Closing Date will have arisen, solely in a bona fide transaction in the ordinary course of business of the Wilhelmina Transferred Companies or their Subsidiaries.  Except as set forth on Schedule 3.11 or reserved for as allowance for doubtful accounts on the Financial Statements, each of the accounts receivable constitutes, and as of the Closing Date will constitute, a valid claim in the full amount thereof against the debtor charged therewith on the books of the Wilhelmina Transferred Companies and is enforceable, and as of the Closing Date will be enforceable, in accordance with its terms, subject in all cases to reserves indicated on the Financial Statements.  The amounts charged to clients or customers of the Wilhelmina Transferred Companies in the creation of any accounts receivable are consistent, and as of the Closing Date will be consistent, with those stated on such client Contracts or arrangements (whether oral or written), as may exist and as such may be modified or amended.  No account debtor has, or will have as of the Closing Date, any valid set off, deduction or defense with respect thereto, and no account debtor has asserted to the Company such set off, deduction or defense.

3.12           Compliance with Law; Permits and Approvals.

(a)           The Wilhelmina Transferred Companies and their Subsidiaries are, and since January 1, 2005 have been, in compliance in all material respects with the Laws or Orders to which any of the Wilhelmina Transferred Companies or their Subsidiaries or the Business is subject.  Except as set forth on Schedule 3.12(a)(i), no Wilhelmina Transferred Company or Control Seller has received, nor does the Company or any Control Seller have Knowledge of the issuance of, any notice from any Governmental Entity, citizens group, employee, model, client or other Third Party of any such violation or alleged violation of any applicable Laws or Orders by any of them or of any investigation with respect to any such violation or non-compliance, in each case since January 1, 2005.  To the Knowledge of the Company or any Control Seller, there is no investigation relating to the Wilhelmina Transferred Companies or their Subsidiaries or the Business (or the Control Sellers in respect of the Business) that is in progress, threatened or contemplated by any Governmental Entity.  The Wilhelmina Transferred Companies and their Subsidiaries have operated in full compliance with the terms of the settlement set forth under Schedule 3.12(a)(ii) since such settlement became effective.

(b)           Schedule 3.12(b) contains a true and correct description of all Licenses and Permits issued in favor of the Wilhelmina Transferred Companies and their Subsidiaries, all of which are in full force and effect, and the Business is currently being operated in compliance with the terms of each of the foregoing in all material respects.  None of the Wilhelmina Transferred Companies or their Subsidiaries have failed to obtain any License or Permit (including all talent agency licenses) necessary to the ownership of the Company’s or its Subsidiaries’ assets or the operation of the Business and, except as described on Schedule 3.12(b) or such renewals as are required in the ordinary course of business consistent with the terms of such License or Permit, none of the Wilhelmina Transferred Companies or their Subsidiaries will be required, as a result of the Closing, to file, apply for or obtain any License or Permit in order to operate the Business in the same manner as currently operated on the date of this Agreement.  Neither the Wilhelmina Transferred Companies nor any of their Subsidiaries has taken any action or failed to take any action which could reasonably be expected to result in or enable, with or without notice or lapse of time or both, the revocation or termination of any of such Licenses or Permits or the imposition of any restrictions thereon.  No Legal Proceeding is pending or, to the Knowledge of the Company or any Control Seller, threatened to revoke, refuse to renew or modify any of the Licenses or Permits.

3.13           Legal Proceedings.  Except as set forth on Schedule 3.13, there is no Legal Proceeding pending against or, to the Knowledge of the Company or any Control Seller, threatened against or affecting, the Wilhelmina Transferred Companies or any of their Subsidiaries (or any of the Control Sellers relating the Business).  Schedule 3.13 indicates the extent to which such pending Legal Proceedings are covered by insurance, together with the amount claimed, if any.  Except as set forth on Schedule 3.13, there is no Order outstanding against the Wilhelmina Transferred Companies or any of their Subsidiaries.

3.14           Absence of Changes.  (a) Except as set forth on Schedule 3.14(a), since December 31, 2007, (i) there has been no event or condition which had (or is reasonably likely to result in) a Material Adverse Effect on the Wilhelmina Transferred Companies or their Subsidiaries, (ii) the Wilhelmina Transferred Companies and their Subsidiaries have in all material respects conducted the Business in the ordinary course consistent with past practices (except entering into this Agreement) and have not taken any action which, if taken after the date hereof, would constitute a violation of Section 6.2 of this Agreement, and (iii) there has been no incurrence or discharge of any material Liabilities, except in the ordinary course of business.

(b)           Since December 31, 2007, there has been no distribution or transfer of cash or assets (whether by dividend, loan, compensation related payment or otherwise) by or from any Wilhelmina Transferred Company to the Control Sellers, other than the regular payments of consulting fees (and/or regular interest on the Krassner Note) or in the ordinary course of business consistent with prior practice as set forth on Schedule 3.14(b), or as otherwise contemplated by this Agreement.

(c)           Except as set forth on Schedule 3.14(c), since September 30, 2007, there has been no modification in the cash management practices of any Wilhelmina Transferred Companies, including but not limited to (i) any acceleration of the collection of Accounts Receivable and/or (ii) delay in the payment of any accounts payable or similar obligations, and all vendors, employees and models have been paid on a basis consistent with past practice in all material respects.

3.15           Contracts, Leases, Etc.

(a)            Schedule 3.15(a) attached hereto sets forth a true and complete list of all Contracts to which any of the Wilhelmina Transferred Companies or their Subsidiaries is currently a party, or by which any of their respective Property is currently bound, that fall into one or more of the following categories (together with the Contracts set forth on Schedule 3.15(b), each, a “Material Contract”):

(i)            except for the LLC Agreements and the Krassner Note, any Contract or commitment with any current or former member, manager, stockholder, director, or officer of the Company or any of the other Wilhelmina Transferred Companies, or any of their Affiliates;

(ii)            employment Contract or severance Contract (each, an “Employment Agreement”) with any Employee;

(iii)           Contract with any Talent representing the top 20 highest grossing such Contracts for 2007  (“Talent Agreement”);

(iv)           Contract (other than any Contract, including any “ticket”, entered into by models and third persons with respect to one-time jobs) with any third party pursuant to which any Wilhelmina Transferred Company earns fees, royalties or other amount representing the top 10 highest grossing such Contracts for 2007;

(v)            Contract, commitment or arrangement with any labor union or other representative of Employees;

(vi)           Contract or commitment related to the Intellectual Property of the Company, including all license or franchise agreements covering the “Wilhelmina” name or mark;

(vii)          Contract or commitment for the performance of services by a Third Party which involves in any one case Twenty Five Thousand Dollars ($25,000) and is not cancelable on thirty (30) days notice or less without penalty;

(viii)         agreement or commitment to perform services which obligates any Wilhelmina Transferred Company or a Subsidiary thereof to perform services which involves in any one case Twenty Five Thousand Dollars ($25,000) and which is not cancelable on thirty (30) days notice or less without penalty;

(ix)           Lease under which any Wilhelmina Transferred Company or any Subsidiary is either lessor or lessee of personal property requiring annual Lease payments (including rent and any other charges) in excess of Twenty Five Thousand Dollars ($25,000);

(x)           Lease under which any Wilhelmina Transferred Company or any Subsidiary thereof is the lessor of real property;

(xi)           note, debenture, mortgage, pledge, charge, security agreement, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or commitment for borrowing or lending of money (including, without limitation, loans to or from any current or former managers, officers, directors, Sellers, stockholders or members of the Wilhelmina Transferred Companies, or any Affiliate of any of the foregoing), agreement or arrangements for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, which involves in any one case Twenty Five Thousand Dollars ($25,000);

(xii)           Contract or series of related Contracts for any capital expenditure in excess of Twenty Five Thousand Dollars ($25,000);

(xiii)         Contract limiting or restraining it from engaging or competing in any lines of business with any Person or in any geographic area;

(xiv)         Contract involving either (i) the purchase or sale of (A) membership interests, capital stock, partnership interests or other equity interests or (B) substantially all or a material portion of the assets of a Person, or (ii) a merger, consolidation or joint venture with another Person;

(xv)          Settlement agreements relating to Claims previously filed against the Wilhelmina Transferred Companies or their Subsidiaries;

(xvi)         agreement with any Governmental Entity;

(xvii)        power of attorney granted by the Company or any of its Subsidiaries in favor of any Person;

(xviii)       any other Contract or series of related Contracts requiring payments or other consideration by or from the Wilhelmina Transferred Companies in excess of Twenty Five Thousand Dollars ($25,000) during the remainder of its term;

(xix)          except for the LLC Agreements, Contracts imposing any Encumbrances on any of the Wilhelmina Shares or the Wilhelmina Units or the Property; or

(xx)           other material Contracts not made in the ordinary course of business.

(b)            Schedule 3.15(b) sets forth each Contract (other than any Contract, including any “ticket”, entered into by models and third parties with respect to one time jobs) between any Talent and any third party pursuant to which any Wilhelmina Transferred Company earns fees, royalties or other amounts and which agreement is in effect.

(c)           Each Material Contract is valid and enforceable (except as such enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers)) in accordance with its terms against the Wilhelmina Transferred Companies and their Subsidiaries party thereto and, to the Knowledge of the Company and any Control Seller, the Third Parties party thereto are in compliance with the provisions thereof; neither the Wilhelmina Transferred Companies nor any of their Subsidiaries party thereto nor, to the Knowledge of the Company and any Control Seller, any of the Third Parties party thereto, is in Default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a Default thereunder by the Wilhelmina Transferred Companies or any of their Subsidiaries, any Control Seller or, to the Knowledge of the Company and any Control Seller, any other party.

(d)           Except as set forth on Schedule 3.15(d), the execution, delivery and performance of this Agreement and the Collateral Documents and the consummation of the Contemplated Transactions will not (i) result in or give to any Person any right of termination, non renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Material Contract or (iii) result in the creation or imposition of any Liability upon the Wilhelmina Transferred Companies or any of their Subsidiaries or any Encumbrances upon any of the Property under the terms of any Material Contract.

(e)           Except as expressly listed under the leading “3.15(a)(xiii)” on Schedule 3.15(a), none of the terms or provisions of any Material Contract include a restriction on the ability of the Wilhelmina Transferred Companies or their Subsidiaries to compete with any Person or to compete in any geographic area.

(f)           No party to any Material Contract (i) has provided any notice to the Wilhelmina Transferred Companies or any of their Subsidiaries or any of the Control Sellers of its intent to terminate, or withdraw its participation in, any such Material Contract or (ii) to the Knowledge of the Company and any Control Seller, has threatened to terminate, or withdraw from participation in, any such Material Contract.

(g)           Except as set forth on Schedule 3.6, no Consent of any Third Party to any Material Contract is required in connection with the consummation of the Contemplated Transactions.

(h)           The Company has delivered to Purchaser a true, correct and complete copy of each written Material Contract.

(i)           Except as set forth on Schedule 3.15(i), no Talent Agreement or related Contract shall terminate, or is otherwise terminable upon the termination of representation, or any such other relationship, with a Wilhelmina Transferred Company (or subsidiary thereof) booking agent, talent manager, or other person specified in such agreement.

3.16           Customers/Client Accounts/Models.

(a)           Schedule 3.16(a) attached hereto sets forth a true and complete list of the names of those clients or customers which accounted for the twenty (20) largest gross billings of the Wilhelmina Transferred Companies and their Subsidiaries, on a consolidated basis, as determined from the books and records of the Wilhelmina Transferred Companies utilized to prepare the 2007 Audited Financials.  There has been no actual termination or cancellation of the business relationship of the Wilhelmina Transferred Companies and their Subsidiaries with any client or group of clients listed on Schedule 3.16(a) attached hereto.  Except where such change, modification or alteration would not have a material Adverse Effect on the results of operations of the Wilhelmina Transferred Companies and their Subsidiaries, to the Knowledge of the Company or any Control Seller, there is no present or impending change, modification or alteration in the relationship of the Wilhelmina Transferred Companies and their Subsidiaries with any client or group of clients listed on Schedule 3.16(a) attached hereto, including any Knowledge of the Company or any Control Seller of an intent not to renew or Knowledge of any of them of facts and circumstances, other than general economic conditions, that would reasonably cause any specific client or group of clients to fail to renew the existing relationship with the Wilhelmina Transferred Companies and their Subsidiaries.

(b)           Schedule 3.16(b) attached hereto sets forth a true and complete list of the names of the models which accounted for the twenty (20) largest gross billings (each of men and women) of the Wilhelmina Transferred Companies and their Subsidiaries, on a consolidated basis, as determined from the books and records of the Wilhelmina Transferred Companies utilized to prepare the income statement contained in the 2007 Audited Financials.  Except as indicated on Schedule 3.16(b), all of such models indicated on Schedule 3.16(b) are under contract with the Wilhelmina Transferred Companies (and subject to customary provisions consistent with past practice with respect to such contracts), and there has been no actual termination or cancellation of the business relationship of the Wilhelmina Transferred Companies and their Subsidiaries with any model listed on Schedule 3.16(b) attached hereto.  Except where such change, modification or alteration would not have a Material Adverse Effect on the results of operations of the Wilhelmina Transferred Companies and their Subsidiaries, to the Knowledge of the Company or any Control Seller, there is no present or impending change, modification or alteration in the relationship of the Wilhelmina Transferred Companies and their Subsidiaries with any model listed on Schedule 3.16(b) attached hereto, including any Knowledge of an intent not to renew or Knowledge of facts and circumstances, other than general economic conditions, that would reasonably cause any specific model or group of models to fail to renew the existing relationship with the Wilhelmina Transferred Companies and their Subsidiaries.

(c)           There has been no cancellation or termination or material amendment or modification by, or the receipt of any notice of intent or desire to cancel, terminate, amend or modify from, any supplier or vendor that was material to the Wilhelmina Transferred Companies and their Subsidiaries in 2007.

3.17           Insurance.  The Wilhelmina Transferred Companies and their Subsidiaries have maintained in effect since January 1, 2005, and presently has in effect, all errors and omissions insurance policies, and all other insurance policies, required by Law or reasonably appropriate in connection with the operation of the their Business as presently conducted.  Schedule 3.17 lists each existing insurance policy (including, without limitation, policies providing property, casualty, liability, errors and omissions, and workers compensation coverage) to which the Wilhelmina Transferred Companies or their Subsidiaries is a party or is the named insured.  With respect to each such insurance policy set forth on Schedule 3.17 (unless otherwise specified):  (a) each errors and omissions policy and each other policy, is legal, valid, binding, enforceable (except as such enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers)) in accordance with its terms, and in full force and effect in all respects and all premiums due thereunder have been paid and no notice of cancellation or termination has been received by the Wilhelmina Transferred Companies or any Subsidiary with respect to such policies, (b) to the Company’s Knowledge, no other party to the policy is in material breach or Default (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which would permit termination, modification, or acceleration, under the policy; and (c) no other party to the policy has repudiated any provision thereof.  Each of the Wilhelmina Transferred Companies and their Subsidiaries shall use its commercially reasonable efforts to keep or cause such insurance or comparable insurance to be kept in effect through the Closing Date.

3.18           Intellectual Property.

(a)           Set forth on Schedule 3.18(a) is a true and complete list of all registered and unregistered Intellectual Property of the Wilhelmina Transferred Companies and their Subsidiaries used in, necessary for, or related to the Business of the Wilhelmina Transferred Companies or any of their Subsidiaries (with a brief description of each, including, where relevant, the owner, the applicable jurisdiction, the registration number, application number or issuance number, and the date of application, issuance and/or filing) as it is currently conducted.

(b)           To the Knowledge of the Company or any Control Seller, no person or entity is infringing upon, diluting, or otherwise violating any of the rights of the Wilhelmina Transferred Companies and their Subsidiaries to the Intellectual Property.  To the Knowledge of the Company or any Control Seller, the operation of the Business does not infringe, dilute, or otherwise violate the Intellectual Property rights of any Third Party and neither the Wilhelmina Transferred Companies nor any of their Subsidiaries has received notice of infringement upon, misappropriation of or conflict with any asserted right of any Third Party (including, without limitation, any employee or former employee of the Wilhelmina Transferred Companies or any of their Subsidiaries) under any Intellectual Property.  No Wilhelmina Transferred Company has received notice that any Third Party has exercised or intends to exercise any rights to indemnification granted by the Wilhelmina Transferred Companies or any of their Subsidiaries against infringement of Intellectual Property rights.

(c)           No Claim is pending or, to the Knowledge of the Company or any Control Seller, threatened, and no Wilhelmina Transferred Company nor any of Subsidiary thereof has received written notice to the effect that: (i) the business conducted by any Wilhelmina Transferred Company or Subsidiary thereof infringes upon, misappropriates or conflicts with the asserted rights of any other Person under any Intellectual Property; or (ii) any Wilhelmina Transferred Company’s or any such Subsidiary’s interest in any Intellectual Property owned or licensed by any Wilhelmina Transferred Company or any Subsidiary, or which any Wilhelmina Transferred Company or any such Subsidiary otherwise has the right to use, is invalid or unenforceable.

(d)           Except as set forth on Schedule 3.15(a) under the heading “3.15 (a)(vi)”, there are no licenses, sublicenses, consents or other agreements (whether written or otherwise) pertaining to any Intellectual Property (a) by which any Wilhelmina Transferred Companies or any of their Subsidiaries licenses or otherwise authorizes a Third Party to use such Intellectual Property or (b) by which a Third Party licenses or otherwise authorizes the Wilhelmina Transferred Companies or any of their Subsidiaries to use its Intellectual Property.

(e)           Except as provided on Schedule 3.18(e), the Wilhelmina Transferred Companies and their Subsidiaries have taken commercially reasonable steps to maintain and protect, including through registration when appropriate, the Intellectual Property owned by the Company or any of their Subsidiaries so as not to materially or adversely affect the validity or enforceability thereof.  The Wilhelmina Transferred Companies and their Subsidiaries have diligently taken commercially reasonable action necessary to enforce their Intellectual Property rights.

3.19           Transactions with Affiliates.  No member, manager, stockholder, officer, or key employee of the Wilhelmina Transferred Companies or any Affiliate (including any family member) of any of the foregoing has during the past two (2) years: (a) received or earned, or (b) had an ownership interest (whether direct or indirect) in any business, corporate or otherwise, which has or had any business arrangement or relationship of any kind under which it has received or earned, payments from the Wilhelmina Transferred Companies or their Subsidiaries in excess of Twenty-Five Thousand Dollars ($25,000) (except for ordinary payroll compensation for employees) in any year, except as described in Schedule 3.19 attached hereto.  There are no Contracts between any Wilhelmina Transferred Company or any Subsidiary thereof and any current or former member, manager, stockholder, officer, or employee of the Company or any Affiliate (including any family member) of any such Person except for an LLC’s Operating Agreement, Employment Agreements, and those Contracts identified on Schedule 3.19 hereto, a true and complete copy of each of which (including all amendments) has been delivered to Purchaser.  Except as set forth on Schedule 3.19 and the Krassner Note, no Wilhelmina Transferred Company nor any Subsidiary thereof is indebted to any Seller or his or her Affiliate, and Schedule 3.19 contains a complete list of all amounts owed to any Wilhelmina Transferred Company or any Subsidiary thereof by any Seller or his or her Affiliate.  All transactions required to be listed on Schedule 3.19 attached hereto have been recorded in the Books and Records of the Wilhelmina Transferred Companies, as applicable, at the full value, as if they were rendered in arm’s-length transactions.

3.20           Employee and Labor Matters.

(a)           Schedule 3.20(a) sets forth a complete and accurate list showing all Employees of the Wilhelmina Transferred Companies and each of their Subsidiaries, listing all Contracts with such Employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such Persons for fiscal year 2007 and as of the date hereof.  Since December 31, 2007, there have been no increases in the compensation payable or any special bonuses to any manager, officer, director, or Employee, except ordinary salary, bonus and other compensation increases implemented on a basis consistent with past practices (which have been notified to Purchaser prior to execution of this Agreement).

(b)           On and following the Closing Date, the Wilhelmina Transferred Companies will have no liability for any change of control payment or similar payment or benefit (including but not limited to any obligations to pay cash or issue equity) to any employee of the Company under the Old Employment Agreements as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, except as set forth in Section 6.12.  The “Old Employment Agreements” shall mean (i) that certain Employment Agreement by and among the Company, WAM, Wilhelmina Models, and Sean Patterson, dated August 1, 2003, (ii) that certain Employment Agreement by and among the Company, WAM, Wilhelmina Models, and Adam Schneider, dated September 13, 2006, (iii) that certain Employment Agreement by and among the Company and Mia Lolordo, dated February 8, 2007 and (iv) any other employment or similar agreement with an employee or affiliate of the Wilhelmina Transferred Companies entered into prior to the Closing Date (other than the New Employment Agreement).  On the Closing Date, the Company will have no Liability in connection with any deferred compensation program.

(c)           Each of the Wilhelmina Transferred Companies and their Subsidiaries has complied and is in compliance in all material respects with all Laws which relate to wages, hours, discrimination in employment and collective bargaining and no Wilhelmina Transferred Company nor any Subsidiary thereof is liable for any arrears of wages, Taxes or penalties for failure to comply, in all material respects, with any of the foregoing.  Except as set forth in Schedule 3.20(c), none of the Control Sellers or the Wilhelmina Transferred Companies have received any notice of a Claim or Legal Proceeding against any Wilhelmina Transferred Company or Subsidiary thereof (whether under federal, state or local Law, under any employment Contract, or otherwise) brought or, to the Knowledge of the Company or any Control Seller, threatened by any Employee on account of or for: (i) overtime pay, other than overtime pay for work done during the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) any amount of vacation pay or pay in lieu of vacation time, other than vacation time or pay in lieu thereof earned in or in respect of the current fiscal year; (iv) any violation of any Law relating to minimum wages or maximum hours of work or (v)  relating to discrimination or occupational safety in employment or employment practices (including the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended).

(d)           Neither the Wilhelmina Transferred Companies nor any of their Subsidiaries is or has ever been bound by or subject to (and none of its respective assets or Property is or has ever been bound by or subject to) any arrangement with any labor organization.  No Employees of the Wilhelmina Transferred Companies or their Subsidiaries are represented by any labor organization or covered by any collective bargaining agreement.  To the Knowledge of the Company or any Control Seller, no campaign to establish such representation is or has ever been in progress and there is no pending or, to the Knowledge of the Company or any Control Seller, threatened labor dispute involving the Wilhelmina Transferred Companies or their Subsidiaries and any group of their Employees.

3.21           Employee Benefit Plans.

(a)           Schedule 3.21 sets forth a complete and accurate list of each Employee Benefit Plan.  With respect to each Employee Benefit Plan, the Wilhelmina Transferred Companies have delivered or caused to be delivered to the Purchaser true and complete copies of, as applicable (i) the plan document, amendments, trust agreement and any other material document governing such Employee Benefit Plan, (ii) the most recent financial statement; (iii) the current summary plan description required by ERISA, (iv) the three most recent Form 5500 annual reports, (v) the most recent IRS determination letter, (vi) substantially all documents comprising all insurance contracts, annuity contracts, investment management or advisory agreements, administration contracts, service provider agreements, fidelity bonds and fiduciary liability policies currently in effect, and (vii) all material correspondence with any Governmental Entity.

(b)           Except as set forth on Schedule 3.21, none of the Wilhelmina Transferred Companies nor any ERISA Affiliate sponsors, maintains or contributes to, or has any material Liability with respect to: (A) a plan subject to Title IV of ERISA (including, without limitation, a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA)); (B) a “multiple employer plan” (within the meaning of Section 413 of the Code); (C) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (D) post-employment medical or death benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”).

(c)           Substantially all contributions to and payments from the Employee Benefit Plans have been timely made.  All such contributions which are currently deductible by the Wilhelmina Transferred Companies for federal income tax purposes have been fully deducted by the applicable Wilhelmina Transferred Company for such purposes.  Such deductions, to the Knowledge of the Wilhelmina Transferred Companies, have not been challenged or disallowed by any Governmental Entity and none of the Wilhelmnia Transferred Companies nor any Control Seller has reason to believe that such deductions are not properly allowable.

(d)           All the Employee Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with their respective terms, the requirements of ERISA, the Code and all other applicable Laws.

(e)           Except as set forth on Schedule 3.21, each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of such determination letter that is reasonably likely to affect adversely such qualification or exemption.

(f)           Except as set forth on Schedule 3.21, the execution of and performance of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in: (1) any payment to or acceleration, vesting or increase in the rights of any current or former Employee or other service provider of the Wilhelmina Transferred Companies or their Subsidiaries, or (2) any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former Employee or other service provider of the Wilhelmina Transferred Companies or their Subsidiaries.

(g)           There are no pending or, to the Knowledge of any of the Wilhelmina Transferred Companies or any Control Seller, threatened material Claims by or on behalf of any Employee Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Employee Benefit Plan, alleging any violation of ERISA or any other applicable Laws or regulations, or claiming payments (other than benefit claims made and expected to be approved in the ordinary course of the operation of such Employee Benefit Plans).  No Employee Benefit Plan is the subject of any pending or, to the Knowledge of any of the Wilhelmina Transferred Companies or any Control Seller, threatened investigation or audit by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

(h)           Solely to the extent that such action or inaction could result in any liability to a Wilhelmina Transferred Company, no individual who would otherwise have satisfied the criteria for eligibility in an Employee Benefit Plan did not participate in, or was denied the opportunity to participate in, an Employee Benefit Plan solely on account of his/her misclassification as an independent contractor or consultant or 1099 recipient(or words having similar import as any of the foregoing) or leased employee. For the avoidance of doubt, for the purposes of the preceding sentence, to the extent an Employee Benefit Plan contains “Microsoft” type language intended to address such misclassifications, an individual shall not be deemed to have satisfied the criteria for eligibility in an Employee Benefit Plan.

(i)           Each Employee Benefit Plan that is “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in accordance with a good faith reasonable interpretation of the applicable requirements thereof.

3.22           Environmental Laws.  The Company, its Subsidiaries and the operation of the Business is and has been in compliance with all applicable Environmental Laws in all material respects.  There have occurred no, and there are no, events, conditions, circumstances, activities, practices, incidents, or actions on the part of, or caused by, the Wilhelmina Transferred Companies, any of their Subsidiaries or any of the Control Sellers (or, to the Knowledge of the Company or any Control Seller, caused by a Third Party) that may give rise to any common law or statutory Liability, or otherwise form the basis of any Claim, Legal Proceeding, Order or action involving or relating to the Business, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, petroleum, or industrial, toxic or Hazardous Materials.

3.23           Taxes and Tax Returns.  Except as set forth on Schedule 3.23:

(a)           Since December 31, 2004, each of the Wilhelmina Transferred Companies and their Subsidiaries, including any predecessors thereof, has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date (taking into account extensions) with any Governmental Entity.  Each such Tax Return was true, accurate and complete in all material respects (or as subsequently amended, whether or not pursuant to an audit).  Each of the Wilhelmina Transferred Companies and their Subsidiaries, including any predecessors thereof, has timely paid in full all material Taxes for the period covered by each such Tax Return, whether or not shown as due on such Tax Return, subject to the amounts disclosed on Schedule 3.23 with respect to Taxes not shown as due on a Tax Return (which amounts are being contested in good faith and for which adequate reserves have been established).  All Taxes not yet due and payable have been withheld or reserved for and, to the extent that they relate to periods on or prior to the Closing Date are, or will be, reflected as a Liability on the balance sheets contained in the Unaudited Monthly Statements.  The LLCs have never elected to be taxed as other than a partnership for federal or state income tax purposes.

(b)           Each of the Wilhelmina Transferred Companies and their Subsidiaries has complied in all material respects with all Laws relating to the payment and withholding of Taxes and information reporting and back up withholding (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, or similar provisions under any foreign Laws) and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over, in a timely manner, to the proper Taxing Authorities  all amounts required to be so withheld and paid over under applicable Law.

(c)           No material deficiency for any Taxes has been asserted or assessed against the Wilhelmina Transferred Companies or their Subsidiaries that has not been resolved and paid in full or fully reserved for in each case, as reserved for and identified on the Financial Statements.  None of the Wilhelmina Transferred Companies nor any of their Subsidiaries has received any notices in writing from the IRS or any other Taxing Authority of any proposed examination or of any proposed change in reported information relating to the Taxes of Wilhelmina Transferred Companies or any of their Subsidiaries.  No Legal Proceeding or audit or similar foreign proceedings is pending with regard to any of the Taxes or Tax Returns of the Wilhelmina Transferred Companies or their Subsidiaries.  No Wilhelmina Transferred Company or Subsidiary thereof has received notice in writing of any claim by a Governmental Entity in a jurisdiction where such Wilhelmina Transferred Company or Subsidiary does not file Returns that it is or may be subject to taxation by any Governmental Entity.

(d)           The Wilhelmina Transferred Companies and their Subsidiaries have delivered or made available to the Purchaser copies of all federal, state, local and foreign income or franchise Tax Returns filed by the Wilhelmina Transferred Companies or any of their Subsidiaries, as well as examination reports and statements of deficiencies assessed against or agreed to by the Wilhelmina Transferred Companies or their Subsidiaries, for all years in which the statute of limitations remains open for a Taxing Authority to assess any Taxes and all supporting work papers for the above referenced Tax Returns.

(e)           There are no outstanding waivers, agreements or comparable consents given by the Wilhelmina Transferred Companies or any of their respective Subsidiaries regarding the application of the statute of limitations for assessment or collection with respect to any Taxes or Tax Returns relating to the Company or its Subsidiaries nor is any request for any such waiver, agreement, or consent pending.

(f)           None of the Wilhelmina Transferred Companies or their Subsidiaries (A) is a party to or bound by any tax allocation or sharing agreement (B) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than with another Wilhelmina Transferred Companies or a Subsidiary) or (C) has any Liability for the Taxes of any Person (other than any of the Wilhelmina Transferred Companies or any of their Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.  None of the Wilhelmina Transferred Companies or their Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes (except for the LLCs).

(g)           None of the Wilhelmina Transferred Companies or their Subsidiaries has a permanent establishment located in any tax jurisdiction other than the United States or is liable for the payment of Taxes levied by any jurisdiction located outside the United States.  None of the Wilhelmina Transferred Companies or their Subsidiaries is a “foreign person” within the meaning of Section 1445 of the Code.

(h)           None of the Wilhelmina Transferred Companies or their Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G (or any corresponding provision of state, local, or foreign Tax law).

(i)           None of the Wilhelmina Transferred Companies or their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax free treatment under Section 355 of the Code.

(j)           None of the Wilhelmina Transferred Companies or their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k)           No Wilhelmina Transferred Company or any Subsidiary thereof is a “United States real property holding company” within the meaning of Section 897 of the Code.  No transaction contemplated by this Agreement shall be subject to the withholding requirements set forth in Sections 1445 or 1446 of the Code.

3.24           Proxy Statement.  None of the information supplied in writing or to be supplied in writing by the Wilhelmina Transferred Companies or the Control Sellers for inclusion or incorporation by reference in the Proxy Statement and any amendments thereof and supplements thereto will at the time of the mailing of the Proxy Statement to the shareholders of Purchaser and at the time of the Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or will, at the time of the Shareholder Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholder Meeting which shall have become false or misleading in any material respect.  Only information supplied or to be supplied by the Wilhelmina Transferred Companies in writing shall be considered to have been supplied for inclusion in the Proxy Statement.

3.25           Corporate Records, Controls.  The Books and Records of the Wilhelmina Transferred Companies and their Subsidiaries fairly and accurately record and reflect all transactions material to the operations of the Wilhelmina Transferred Companies and their Subsidiaries and the Business and have been maintained in accordance with sound business practices.

3.26           Brokers.  Except as set forth on Schedule 3.26 (any of which listed items shall be borne out of pocket at Closing solely by the Sellers), no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries, any of the Sellers, or any Person acting on their behalf.

3.27           Bank Accounts; Powers of Attorney.  Schedule 3.27 lists the names of (a) each bank, trust company and stock or other broker with which any Wilhelmina Transferred Company or Subsidiary thereof has an account, credit line or safe deposit box or vault, or otherwise maintains relations (the “Bank Accounts”), and (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of any Wilhelmina Transferred Company or any Subsidiary thereof in any matter concerning their Property or the Business.

3.28           Statements and Other Documents Not Misleading.  Neither this Agreement, including all Schedules and Exhibits, nor any other Collateral Document or other written instrument heretofore or hereafter furnished by the Wilhelmina Transferred Companies, their Subsidiaries or the Control Sellers to Purchaser in connection with the Contemplated Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

3.29           No Knowledge of Breaches.  Neither the Control Sellers nor the Wilhelmina Transferred Companies and their Subsidiaries currently has actual Knowledge of any facts or circumstances that would serve as the basis for a Claim by the Sellers or Wilhelmina Transferred Companies and their Subsidiaries against the Purchaser based upon a (i) breach of any of the representations and warranties of the Purchaser contained in this Agreement, or (ii) breach of any of the covenants to be performed by the Purchaser at or prior to Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby makes the following representations and warranties to the Purchaser and Merger Sub with respect to such Seller as of the date hereof and of the Closing Date (provided that Esch shall only be deemed to make the representations as to both Esch and Lorex and Krassner shall only be deemed to make the representations as to both Krassner and the Krassner L.P.):

4.1           Organization.  Such Seller (if not a natural person) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2           Legal Authority; Binding Effect.  Such Seller has the full right, power, authority and capacity to enter into and perform this Agreement and each of the Collateral Documents to which such Seller is a party, and to consummate the Contemplated Transactions.  The execution, delivery and performance by such Seller of this Agreement and each of the Collateral Documents to which it is a party, and the consummation by such Seller of the Contemplated Transactions have been duly authorized by all necessary action (corporate or otherwise, as applicable) on the part of such Seller.  This Agreement and each of the Collateral Documents to which such Seller is a party have been duly executed and delivered by each such Seller, and constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3           No Conflicts, Consents.  The execution, delivery and performance of this Agreement and each of the Collateral Documents, and the consummation of the Contemplated Transactions, by such Seller do not and will not:  (i) result in a Default of or under (A) any of the terms of the Organizational Documents of such Seller (if not a natural person), (B) any Law, Permit or Order applicable to or binding upon such Seller, or (C) result in the creation or imposition of any Encumbrance upon any of the equity interests of the Wilhelmina Transferred Companies held by such Seller. No Governmental Consent or Consent of any Person that has not been acquired is required for (i) the execution, delivery and performance by such Seller of this Agreement or any of the Collateral Documents to which any of them is a party, or (ii) the consummation of the Contemplated Transactions by such Seller.

4.4           Title to Shares and Units.  Such Seller has good and valid title to the Wilhelmina Equity Interests and Company Shares reflected as owned by such Seller on Schedule A, free and clear of all Encumbrances (except such Encumbrances as may be imposed by the LLC Agreements and the Signature Bank Security Interests).  At the Closing, such Seller will transfer to Purchaser the entire right, title and interest in and to his respective Wilhelmina Equity Interests, as applicable, free and clear of all Encumbrances.  Such Seller owns of record and beneficially equity interests in the Wilhelmina Transferred Companies as set forth on Schedule A attached hereto.

4.5           Agreements.  Except as set forth on Schedule 4.5, such Seller has no understanding or agreement with any Wilhelmina Transferred Company or Subsidiary respecting equity interests or other securities of any Wilhelmina Transferred Company or Subsidiary thereof that have not been released on or prior to the date hereof.  Such Seller has not entered into or granted any outstanding warrants, options, commitments, agreements or understandings to or with any Person (except for the Contemplated Transactions) to sell, transfer or otherwise dispose of any securities (equity or debt) in the Wilhelmina Transferred Companies, including, without limitation, the Wilhelmina Shares or Wilhelmina Units.  Such Seller is not a party to any voting trust or other similar agreement or understanding with respect to the voting or ownership of equity securities of the Wilhelmina Transferred Companies.

4.6           Legal Proceedings.  Except as set forth on Schedule 4.6, there are no Legal Proceedings or Orders pending against or, to Knowledge of such Seller, threatened against or affecting such Seller that (i) would impair the ability of such Seller to perform its obligations under this Agreement or any of the Collateral Documents, (ii) seeks to prevent the consummation of any of the Contemplated Transactions, (iii) questions the validity of this Agreement or any of the Collateral Documents, (iv) affect transferability of Wilhelmina Shares or Wilhelmina Units or (v) would reasonably be expected, individually or in the aggregate, to (a) have a Material Adverse Effect on the Wilhelmina Transferred Companies, any of their Subsidiaries or the Business or (b) impair the ability of the such Seller, or the Wilhelmina Transferred Companies or any of their Subsidiaries to perform its obligations under this Agreement or any of the Collateral Documents. There is no Order outstanding against such Seller that relates to or affects the Wilhelmina Shares or the Wilhelmina Units or this Agreement or the Contemplated Transactions.

4.7           Purchase Entirely for Own Account.  Subject to any election pursuant to Section 2.13, the Purchaser Stock to be received by or at the direction of the Sellers pursuant to the terms hereof will be acquired for investment for each such Sellers’ own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  No Seller has any present intention of selling, granting any participation in, or otherwise distributing the Purchaser Stock acquired by such Seller.  No Seller has any contract, undertaking, agreement or arrangement with any Person to sell or transfer, or grant any participation to such Person or to any Third Party, with respect to any Purchaser Stock to be acquired by the Seller.

4.8           Seller Address, Access to Information, Experience, Etc.

(a)           The address set forth on the signature pages of this Agreement is such Seller’s true and correct business, residence or domicile address.  The Seller has received and read and is familiar with this Agreement.  The Seller has had an opportunity to ask questions of and receive answers from representatives of the Purchaser concerning the terms and conditions of this transaction.  The Seller has reviewed the representations and warranties in Article 3 and has no Knowledge of any inaccuracy in such statements.

(b)           The Seller has substantial experience in evaluating non-liquid investments such as the Purchaser Stock and is capable of evaluating the merits and risks of an investment in the Purchaser.  The Seller is an “accredited investor” as that term is defined in Rule 501(c) of Regulation D promulgated under the Securities Act.

(c)           The Seller has had an opportunity to ask questions of and receive answers from representatives of the Purchaser concerning the terms and conditions of this transaction.

(d)           The Seller has been furnished access to the business records of the Purchaser and such additional information and documents as such Seller has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Purchaser concerning the terms and conditions of this Agreement, the acquisition of the Purchaser Stock, the business, operations, market potential, capitalization, financial condition and prospects of the Purchaser, and all other matters deemed relevant to such Seller.

(e)           The Seller acknowledges that it has had an opportunity to evaluate all information regarding the Purchaser as it has deemed necessary or desirable in connection with the Contemplated Transactions, has independently evaluated the Contemplated Transactions and has reached its own decision to enter into this Agreement.

4.9           Restricted Securities.  The Seller understands that the Purchaser Stock to be acquired by such Seller have not been registered under the Securities Act or the laws of any state and may not be sold or transferred, or otherwise disposed of, without registration under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom.  In the absence of an effective registration statement covering the Purchaser Stock to be acquired by the Seller, the Seller will sell or transfer, or otherwise dispose of, the Purchaser Stock to be acquired by the Seller only in a manner consistent with its representations and agreements set forth herein, the terms and conditions set forth in the Collateral Documents and any applicable Federal and state securities laws.

4.10           No Knowledge of Breaches.  No Seller currently has actual Knowledge of any facts or circumstances that would serve as the basis for a Claim by the Sellers or Wilhelmina Transferred Companies and their Subsidiaries against the Purchaser based upon a (i) breach of any of the representations and warranties of the Purchaser contained in this Agreement, or (ii) breach of any of the covenants to be performed by the Purchaser at or prior to Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser and Merger Sub hereby represent and warrant to the Sellers and the Company as follows:

5.1           Organization.  The Purchaser (i) is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the power and authority to own and operate its properties and assets and to transact its business as currently conducted and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would reasonably be expected to have a Material Adverse Effect on Purchaser.  The Merger Sub (i) is a New York corporation duly organized on August 14, 2008, and is validly existing and in good standing under the laws of the state of its organization, (ii) has the power and authority to own and operate its properties and assets and to transact its business as currently conducted and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would reasonably be expected to have a Material Adverse Effect on Purchaser.

5.2           Legal Authority; Binding Effect.  The Purchaser and the Merger Sub have the corporate power and authority to enter into and perform this Agreement, each of the Collateral Documents to which each is a party, and to consummate the Contemplated Transactions.  The execution, delivery and performance by the Purchaser of this Agreement and each of the Collateral Documents to which each is a party, and the consummation by each of them of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of Purchaser or Merger Sub, as applicable.  This Agreement and each of the Collateral Documents to which the Purchaser or Merger Sub is a party have been duly executed and delivered by the Purchaser and/or Merger Sub, as applicable and constitute legal, valid and binding obligations of the Purchaser and Merger Sub, enforceable against the Purchaser or Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors’ generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

5.3           Conflict with other Instruments; Absence of Restrictions.  The execution, delivery and performance of this Agreement and each of the Collateral Documents, and the consummation of the Contemplated Transactions, by the Purchaser do not and will not:  (i) assuming receipt of the Charter Approval, result in a Default of or under (A) any of the terms of the Purchaser’s or Merger Sub’s Organizational Documents, (B) any Law, Permit or Order applicable to or binding upon the Purchaser, Merger Sub or any of their respective Subsidiaries, or (C) any Material Contracts, Permits or Licenses to which Purchaser or Merger Sub is a party or is bound; (ii) result in the creation or imposition of any Encumbrance upon any of the assets or properties of the Purchaser or Merger Sub; or (iii) (A) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any Material Contract, License or Permit to which Purchaser or Merger Sub is a party or by which it, or any of their properties or assets, are bound, or (B) result in the acceleration or modification of, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any Material Contract, License or Permit to which Purchaser or Merger Sub is a party or by which it, or any of its properties or assets, is bound.

5.4           Capitalization.

(a)           The authorized capital stock of Purchaser consists of (i) 75,000,000 shares common stock and (ii) 10,000,000 shares of preferred stock (with giving effect to any increase in authorized capital pursuant to the Authorized Capital Approval).  As of the date hereof, 53,883,872 shares of common stock are outstanding and (iii) stock options exercisable for 240,000 shares of Common Stock outstanding.  Except as described in this Section 5.4, there are no shares of capital stock, membership interests or other equity interests of Purchaser, outstanding warrants, options or other rights, commitments, agreements or understandings to purchase or acquire any shares of capital stock, membership interests or other equity interests or securities of Purchaser, there are no outstanding debt securities of Purchaser convertible into shares of capital stock, membership interests or otherwise containing equity interests or securities and there are no outstanding or authorized unit appreciation, phantom unit, profit participation or similar rights with respect to Purchaser. Outstanding Purchaser Shares were issued or sold in compliance with all applicable Laws and are validly issued, fully paid and non-assessable.  Schedule 5.4 provides a pro-forma capitalization chart for Purchaser Shares at the Closing, assuming no changes in capitalization or NCEH Book Value per Share between the date hereof and the Closing.

(b)           The authorized capital stock of Merger Sub consists of 1,000 shares common stock.  As of the date hereof, 100 shares of common stock are outstanding.  Except as described in this Section 5.4, there are no shares of capital stock, membership interests or other equity interests of Merger Sub, outstanding warrants, options or other rights, commitments, agreements or understandings to purchase or acquire any shares of capital stock, membership interests or other equity interests or securities of Merger Sub, there are no outstanding debt securities of Merger Sub convertible into shares of capital stock, membership interests or otherwise containing equity interests or securities and there are no outstanding or authorized unit appreciation, phantom unit, profit participation or similar rights with respect to Merger Sub. Outstanding shares of Merger Sub were issued or sold in compliance with all applicable Laws and are validly issued, fully paid and non-assessable.

(c)           Purchaser Shares to be issued under this Agreement (the “Purchaser Issued Shares”), when issued, will be issued or sold in compliance with all applicable Laws and will be validly issued, fully paid and non-assessable and not issued in violation of any preemptive or similar right.  There are no preemptive rights with respect to the issuance or sale of the Purchaser Issued Shares that have not otherwise been waived or terminated.

5.5           SEC Filings/Financial Statements.

(a)           Purchaser has filed with (or furnished to) the Securities and Exchange Commission (“SEC”) all forms, documents, certifications, registration statements and reports required to be filed (or furnished) by it with the SEC since January 1, 2005 (as amended to date, the “Purchaser SEC Reports”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Purchaser SEC Reports filed with the SEC complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated there under.  None of the Purchaser SEC Reports filed with the SEC at the time they were filed or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each of the financial statements contained in the Purchaser SEC Reports were prepared in accordance with GAAP and fairly present the financial condition, the results of the operations and, where applicable, the cash flows and changes of financial position of the Company and its Subsidiaries as at the respective dates thereof and for the periods reported therein, subject in the case of interim statements to normal year end adjustments.  The financial statements contained in the Purchaser SEC Reports have been prepared from, and are in accordance with, the books and records of the Purchaser.

5.6           Compliance with Law.  Purchaser and Merger Sub are, and since January 1, 2005 have been, in compliance in all material respects with the Laws or Orders to which Purchaser is subject.  Except as set forth on Schedule 5.6, Purchaser has not received, nor does it have Knowledge of the issuance of, any notice from any Governmental Entity, citizens group, employee, client or other Third Party of any violation or alleged violation of any applicable Laws or Orders by any of them or of any investigation with respect to any such violation or non-compliance, in each case since January 1, 2005.  Purchaser has no Knowledge of any investigation relating to Purchaser that is in progress, threatened or contemplated by any Governmental Entity.

5.7           Legal Proceedings.  There is no Legal Proceeding or Order pending against or, to the Knowledge of Purchaser or Merger Sub, threatened against or affecting, the Purchaser or Merger Sub, except those that would reasonably be expected, individually or in the aggregate, to (i) have a Material Adverse Effect on Purchaser or Merger Sub (giving effect to the Contemplated Transactions and the acquisition of the Wilhelmina Transferred Companies) or (ii) materially adversely impair or restrict the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or any of the Collateral Documents.  Except as set forth on Schedule 5.7, there is no Order outstanding against Purchaser or Merger Sub that (i) could reasonably be expected, individually or in the aggregate, to materially adversely impair or restrict the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or any of the Collateral Documents.

5.8           Purchase Entirely for Own Account.  The securities in the Wilhelmina Transferred Companies to be received by the Purchaser pursuant to the terms hereof will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing such securities.  The Purchaser has no contract, undertaking, agreement or arrangement with any Person to sell or transfer, or grant any participation to such Person or to any Third Party, with respect to any securities to be acquired by the Purchaser.

5.9           Access to Information, Experience, Etc.

(a)           The Purchaser has received and read and is familiar with this Agreement.  The Purchaser has had an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of the Contemplated Transactions.  The Purchaser has substantial experience in evaluating non-liquid investments such as the securities of the Wilhelmina Transferred Companies and is capable of evaluating the merits and risks of an investment in the Wilhelmina Transferred Companies.  The Purchaser is an “accredited investor” as that term is defined in Rule 501(c) of Regulation D promulgated under the Securities Act.

(b)           The Purchaser has been furnished access to the business records of the Wilhelmina Transferred Companies and such additional information and documents as the Purchaser has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Wilhelmina Transferred Companies concerning the terms and conditions of this Agreement, the acquisition of the securities of the Wilhelmina Transferred Companies, the business, operations, market potential, capitalization, financial condition and prospects of the Wilhelmina Transferred Companies and all other matters deemed relevant to such Seller.

(c)           The Purchaser acknowledges that it has had an opportunity to evaluate all information regarding the Wilhelmina Transferred Companies as it has deemed necessary or desirable in connection with the Contemplated Transactions, has independently evaluated the Contemplated Transactions and has reached its own decision to enter into this Agreement.

5.10           Absence of Changes.  Except as set forth on Schedule 5.10, since December 31, 2007, there has been no event or condition which had (or is reasonably likely to result in) a Material Adverse Effect on the Purchaser.

5.11           Proxy Statement.  None of the information supplied or to be supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement (and any amendments thereof and supplements thereto) will at the time of the mailing of the Proxy Statement to the shareholders of Purchaser and at the time of the Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.12           Rights Plan.  The Rights Amendment has been duly authorized, executed and delivered by the Purchaser and is valid and enforceable in accordance with its terms.

5.13           Board Recommendation.  As of the date of this Agreement, the Board of Directors of Purchaser and the Board of Directors of the Merger Sub, at a meeting duly called and held, has approved the Contemplated Transactions and the Board of Directors of the Purchaser has resolved to recommend that the stockholders of Purchaser vote in favor of the Stockholder Approvals.

5.14           Brokers or Finders.  Except as set forth on Schedule 5.14, the Purchaser has not engaged the services of any broker or finder with respect to the Contemplated Transactions.

5.15           Financial Ability to Complete the Contemplated Transactions.  At the Closing, the Purchaser will have the financial ability to complete the Contemplated Transactions.

5.16           Acquisition for Investment.  Purchaser (or Merger Sub) is acquiring the Wilhelmina Shares and Wilhelmina Units solely for its own account and not with a view to any distribution of other disposition of such securities in violation of the Securities Act.

5.17           Absence of Undisclosed Liabilities.  Neither the Purchaser nor the Merger Sub has any material Liabilities which are not properly disclosed, reflected or reserved against in the Purchaser SEC Reports or which are not otherwise set forth on Schedule 5.17 attached hereto.  Neither the Purchaser nor the Merger Sub has any Liabilities which has been incurred since December 31, 2007, other than those Liabilities set forth on Schedule 5.17 attached hereto or Liabilities incurred in the ordinary course of business that are not material.

5.18           Statements and Other Documents Not Misleading.  Neither this Agreement, including all Schedules and Exhibits, nor any other Collateral Document or other written instrument heretofore or hereafter furnished by the Purchaser or the Merger Sub or their respective Subsidiaries to the Company in connection with the Contemplated Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

5.19           No Knowledge of Breaches.  Neither Purchaser nor Merger Sub currently has actual Knowledge of any facts or circumstances that would serve as the basis for a Claim by the Purchaser or Merger Sub against the Wilhelmina Transferred Companies or the Sellers based upon a (i) breach of any of the representations and warranties of the Wilhelmina Transferred Companies or the Sellers contained in this Agreement, or (ii) breach of any of the covenants to be performed by the Wilhelmina Transferred Companies or the Sellers at or prior to Closing.  Purchaser or Merger Sub shall not be deemed to have actual Knowledge of facts or circumstances merely because such facts or circumstances were disclosed in or discernable from due diligence materials, written or otherwise, provided or made available by the Wilhelmina Transferred Companies or the Sellers, but not otherwise disclosed in this Agreement.

ARTICLE 6

CERTAIN PRE-CLOSING COVENANTS AND OTHER MATTERS

6.1           Restriction on Certain Discussions and Actions.  Until the Closing Date or earlier termination of this Agreement in accordance with its terms, each of the Sellers and the Wilhelmina Transferred Companies will refrain, and will cause their respective Affiliates, managers, members, officers, directors, stockholders, employees, attorneys, accountants and other agents and representatives to refrain, from taking any action, directly or indirectly, to  (i) solicit, encourage, initiate or participate in any way in discussions or negotiations with, or furnish any information with respect to the Wilhelmina Transferred Companies or any of their Subsidiaries to any Person (other than the Purchaser and its representatives) in connection with any possible or proposed sale of the Wilhelmina Transferred Companies, the sale of a substantial portion of the assets, merger or other business combination involving the Wilhelmina Transferred Companies or any of their Subsidiaries, or the acquisition of an equity interest in the Wilhelmina Transferred Companies or any of their Subsidiaries, or any similar transaction involving the Wilhelmina Transferred Companies or any of their Subsidiaries, or any other transaction (including any recapitalization, refinancing or reorganization or any extraordinary licensing transaction involving the “Wilhelmina” name) which could reasonably be expected to impair the consummation of the Contemplated Transactions, or (ii) except as required by law after not less than five (5) days notice to Purchaser, disclose to any Third Party any non-published information concerning the Wilhelmina Transferred Companies, any of their Subsidiaries, its Property or the Business.  Each Seller shall promptly notify Purchaser if such Seller receives any such proposal or offer or any inquiry or contact with respect thereto.  No Seller will, prior to the termination of this Agreement, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his equity interests in the Wilhelmina Transferred Companies, or (ii) grant any proxies, deposit any such equity interests into a voting trust or enter into a voting agreement with respect to any such equity interests.

6.2           Conduct of Business of the Wilhelmina Transferred Companies.  During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms, each of the Control Sellers and the Wilhelmina Transferred Companies agrees (i) to cause the Business of the Wilhelmina Transferred Companies and their Subsidiaries to be conducted in the ordinary course consistent with past practices, (ii) to use its commercially reasonable efforts to (A) preserve the business organizations of each of the Wilhelmina Transferred Companies and each of their Subsidiaries intact, (B) keep available to the Wilhelmina Transferred Companies the services of each employee and model having an employment or contractor relationship with the Wilhelmina Transferred Companies, (C) preserve the goodwill of the clients, customers and others having business relations with any of the Wilhelmina Transferred Companies or their Subsidiaries and (D) maintain the legal existence of the Wilhelmina Transferred Companies and their Subsidiaries and (iii) the Wilhelmina Transferred Companies and their Subsidiaries will not, without the prior written consent of the Purchaser, other than (A) in connection with the negotiation and completion of the Contemplated Transactions or (B) as required by contract or by Law:

(a)           issue, transfer, sell, encumber or pledge any Wilhelmina Shares or Wilhelmina Units, membership interests, shares of capital stock or other securities (including but not limited to securities convertible into or exchangeable for, or options or rights to acquire, Wilhelmina Shares or Wilhelmina Units or other securities) of the Wilhelmina Transferred Companies or any of their Subsidiaries;

(b)           split, combine or reclassify any Wilhelmina Shares, Wilhelmina Units, membership interests, shares of capital stock or other securities of the Wilhelmina Transferred Companies or any of their Subsidiaries;

(c)           pay any dividends or make distributions, whether in cash, stock or property, to any equity holder or other owner or any other Person, or redeem, purchase or otherwise acquire any Wilhelmina Shares, Wilhelmina Units, membership interests, shares of capital stock or other securities of the Wilhelmina Transferred Companies or any of their Subsidiaries, other than the regular payments of consulting fees (and/or regular interest on the Krassner Note) in the ordinary course of business consistent with prior practice and as set forth on Schedule 3.14(b);

(d)           amend any Organizational Documents;

(e)           except as set forth on Schedule 6.2(e), acquire (i) by merging or consolidating with, or by purchasing a substantial equity interests in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Wilhelmina Transferred Companies or any of their Subsidiaries; or enter into any  binding commitment or agreement (written or otherwise) to take any of the foregoing actions with respect to those items set forth on Schedule 6.2(e);

(f)           sell, lease, license or otherwise dispose or, or incur, suffer or permit to exist any Encumbrances (other than Permitted Encumbrances) on any material assets, properties or rights of the Wilhelmina Transferred Companies, other than (i) pursuant to Material Contracts in existence as of the date hereof (and which have been disclosed to Purchaser) and (ii) license agreements described in the exceptions set forth in clause 6.2(g);

(g)           permit the use of the “Wilhelmina” name or mark by any other Person, other than pursuant to license agreements (i) in place as of the date hereof (which agreements have been delivered to the Purchaser) or  (ii) with the modeling agencies set forth on Schedule 6.2(g) on terms consistent with license agreements described in clause (i); or enter into any  binding commitment or agreement (written or otherwise) to take any of the foregoing actions with respect to those items set forth on Schedule 6.2(g);

(h)           make any capital expenditures in excess of $50,000 individually or in the aggregate following the date of this Agreement;

(i)           except as set forth on Schedule 6.2(i), (i) enter into any new business line or business area, (ii) relocate any of their facilities; or (iii) terminate, discontinue, close or dispose of any facility or business operation; or enter into any  binding commitment or agreement (written or otherwise) to take any of the foregoing actions with respect to those items set forth on Schedule 6.2(i);

(j)           (i) incur any new Indebtedness for borrowed money, including but not limited to (x) guaranteeing any Indebtedness of another Person or (y) issuing or selling any debt securities or warrants or other rights to acquire any debt securities of the Wilhelmina Transferred Companies or any of their Subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person; provided that the Company shall maintain and may utilize its existing bank line of credit with Signature Bank in the ordinary course of business in a manner consistent with past practice and in amounts such that there is no greater than $2,500,000 (inclusive of any term loan and revolver) under such bank line outstanding  at any one time;

(k)           enter into, amend or voluntarily terminate any Material Contract to which any Wilhelmina Transferred Company is a party, except that the Company may (i) enter into Material Contracts in the ordinary course of business consistent with past practice provided that such Contracts are terminable on 60 days notice without cost or penalty (provided that any license agreements shall also be subject to clause (g) above) and (ii)  make technical or immaterial amendments to Material Contracts in the ordinary course of business consistent with past practice; provided that this clause (k) shall in all respects be subject to the following clause (1) and any other applicable restriction set forth in this Section 6.2;

(l)           agree to any non-compete restriction or similar prohibition on the Business or future business of the Wilhelmina Transferred Companies or their subsidiaries;

(m)           enter into or amend (i) any employment agreements or any other type of employment arrangement, which in either case provides (A) compensation greater than $100,000 per annum, (B) equity compensation of any kind (whether upfront or contingent), (C) guaranteed compensation of any amount for a period longer than six months, (D) any bonus or similar compensation based on a percentage of profits or EBITDA, or (E) change of control or severance compensation or (ii) any severance or change of control agreements or arrangements or deferred compensation agreements or arrangements;

(n)           (i) enter into any new, or amend or otherwise alter any existing, Employee Benefit Plan; (ii) adopt, amend, terminate or change an interpretation of any Employee Benefit Plan or the participation or coverage under any Employee Benefit Plan, (iii) accelerate the payment or vesting of any material benefits or amounts payable under any Employee Benefit Plan, (iv) cause, suffer or permit the termination of any Employee Benefit Plan, (v) permit any Prohibited Transaction involving any Employee Benefit Plan or fail to pay to any Employee Benefit Plan contribution which they are obligated to pay under the terms of such Employee Benefit Plan, whether or not such failure to pay would result in an Accumulated Funding Deficiency, or (vi) allow or suffer to exist any occurrence of a Reportable Event or any other event or condition, which presents a material risk of termination of any Employee Benefit Plan;

(o)           implement or effect any lay off, early retirement program, severance program or other program concerning the termination of employment of employees or contractors of the Wilhelmina Transferred Companies or their Subsidiaries;

(p)           (i) remove any fixtures, Equipment or personal property from any of the Leased Real Property except in the ordinary course of business consistent with past practice; (ii) sell, discount, factor or otherwise dispose of any Accounts Receivable (except by collection in the ordinary course of business); or (iii) cancel or compromise any Indebtedness or Claim except in the ordinary course of business consistent with past practice, or waive or release any rights of material value;

(q)           settle or compromise any legal proceeding or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any proceeding;

(r)           change any accounting principle, practice or method;

(s)           (i) fail to pay when due all Taxes lawfully levied or assessed against the Wilhelmina Transferred Companies or any of their Subsidiaries before any penalty or interest accrues on any unpaid portion thereof and file all Tax Returns when due (including applicable extensions); or, with respect to payroll or withholding Taxes, fail to make any such payments or deposits as such payments or deposits when due by Law; and (ii) make or change any Tax elections or settle any audit or examination relating to Taxes, except those being contested in good faith by appropriate proceedings;

(t)           fail to use reasonable commercial efforts to maintain in full force and effect insurance coverage of the types and in the amounts set forth in Schedule 3.17 attached hereto;

(u)           modify its cash management practices, including but not limited to (i) accelerating the collection of Accounts Receivable and/or (ii) delaying payment of accounts payable or similar obligations; provided that it is understood and agreed that the Wilhelmina Transferred Companies shall pay on a timely basis consistent with past practice all amounts due to vendors, employees and models (except those being contested in good faith); and

(v)           take, suffer or permit any action, or omit to take any action, that would render untrue any of the representations or warranties set forth in Article 3 of this Agreement; and

(w)           enter into any commitment or agreement to take any of the actions described in clauses (a) through (v) of this Section 6.2.

6.3           Conduct of Business of Purchaser.  During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms, Purchaser will not agree or commit to take, any action that would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions; provided that that the failure of Purchaser to give any consent or waiver under this Agreement (where such consent or waiver of such party is or would be required) shall not be construed as any such action in violation of this Section 6.3.  In addition, during the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Purchaser shall not, without the prior written consent of the Company and the Control Sellers, other than (i) as contemplated by this Agreement, (ii) in connection with the evaluation, negotiation and completion of the Contemplated Transactions or (ii) as required by contract or by Law:

(a)           issue, transfer, sell, encumber or pledge any Purchaser Shares, shares of capital stock or other securities (including but not limited to securities convertible into or exchangeable for, or options or rights to acquire, Purchaser Shares ) of the Purchaser or any of its Subsidiaries, other than in respect of any equity financing raised in connection with the consummation of the Contemplated Transactions (which equity financing shall not be priced more favorably to the financing source than NCEH Book Value Per Share without the consent of the Control Sellers);

(b)           split, combine or reclassify any Purchaser Shares or shares of capital stock or other securities of the Purchaser or any of its Subsidiaries;

(c)           pay any dividends or make distributions, whether in cash, stock or property, to any equity holder or other owner or any other Person, or redeem, purchase or otherwise acquire any Purchaser Share, shares of capital stock or other securities of the Purchaser or any of its Subsidiaries;

(d)           amend any Organizational Documents;

(e)           acquire  (i) by merging or consolidating with, or by purchasing a substantial equity interests in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets in an amount greater than $50,000, individually or in the aggregate, to the Purchaser;

(f)           make any capital expenditures in excess of $50,000 individually or in the aggregate following the date of this Agreement;

(g)           (i) incur any new Indebtedness for borrowed money, including but not limited to (x) guaranteeing any Indebtedness of another Person or (y) issuing or selling any debt securities or warrants or other rights to acquire any debt securities of the Wilhelmina Transferred Companies or any of their Subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person; provided that the Company may incur Indebtedness in connection with the consummation of the Contemplated Transactions;

(h)           Pay to any person for services rendered an amount in excess of $50,000, other than reasonable compensation on market terms to employees of Purchaser;

(i)           (i) fail to pay when due all Taxes lawfully levied or assessed against the Purchaser or Merger Sub or any of their respective Subsidiaries before any penalty or interest accrues on any unpaid portion thereof and file all Tax Returns when due (including applicable extensions); or, with respect to payroll or withholding Taxes, fail to make any such payments or deposits as such payments or deposits when due by Law; and (ii) make or change any Tax elections or settle any audit or examination relating to Taxes, except those being contested in good faith by appropriate proceedings;

(j)           settle or compromise any material legal proceeding or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any proceeding that would reasonably impact the conduct of the Wilhelmina Transferred Companies following the Closing;

(k)           take, suffer or permit any action, or omit to take any action, that would render untrue any of the representations or warranties set forth in Article 5 of this Agreement; and

(l)           enter into any commitment or agreement to take any of the actions described in clauses (a) through (k) of this Section 6.3.

6.4           Notice of Certain Events.  The Wilhelmina Transferred Companies and the Control Sellers, on the one hand, and the Purchaser, on the other hand, covenant and agree to provide each other with prompt notice to each other of (i) any event, fact or circumstance which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Wilhelmina Transferred Companies or their Subsidiaries (taken as a whole) or Purchaser, as the case may be, (ii)  any representation or warranty made by any of them contained in this Agreement which has become untrue or inaccurate, (iii) the failure by any of them to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied under this Agreement, within the time frame set forth in this Agreement or (iv) (A) the commencement of, any known threat to commence, and of any developments or changes in any pending or threatened Legal Proceedings or (B) the assertion, commencement or threat of any Claim of the type and nature which would be required to be disclosed on Schedule 3.13, Schedule 4.6 or Schedule 5.7; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties, or the conditions to the obligations of the parties, under this Agreement.

6.5           Additional Financial Statements.  The Company and the Control Sellers agree to deliver to the Purchaser monthly consolidated unaudited financial statements of the Wilhelmina Transferred Companies and their Subsidiaries consisting of an income statement (the “Unaudited Monthly Statements”) for each calendar month following the date hereof within 15 days after the end of each such month; provided, however, if the Closing shall occur prior to the required delivery date as set forth in this Section 6.5 applicable to particular Unaudited Monthly Statements, then the obligation to deliver such financial statements shall terminate at the Closing.  The Company and the Control Sellers agree to deliver the March 2008 Financials and the June 2008 Financials to the Purchaser not later than September 15, 2008.

6.6           Cooperation; Access to Books and Records.  Each of the Sellers, the Wilhelmina Transferred Companies and their Subsidiaries will use reasonable commercial efforts to cooperate with the Purchaser and Merger Sub in connection with the Contemplated Transactions and, until the Closing Date or earlier termination of this Agreement in accordance with its terms, shall afford to the Purchaser and the Merger Sub, its agents, attorneys, accountants, financing sources (whether debt or equity) and other authorized representatives, including engineers, financial advisers, current and prospective lenders and debt underwriters, reasonable access to all of the properties, assets, financial information, operations, books, records, files, correspondence, computer output, data, files, log books, technical and operating manuals and other materials of the Wilhelmina Transferred Companies and their Subsidiaries (including those in the possession or control or their accountants, attorneys and any other Third Party), as the case may be, for the purpose of permitting the Purchaser to make such investigation and examination of the Business, assets, properties and Books and Records of the Wilhelmina Transferred Companies

and their Subsidiaries as are reasonably necessary or appropriate.  Any such investigation, access and examination shall be conducted during regular business hours and upon mutually agreed upon times and will be conducted in a manner that will not materially disrupt the operation of the Business.  Each of the Sellers and the Wilhelmina Transferred Companies will cause his and its counsel, accountants and representatives and each of the managers, directors, officers, employees or contractors or the Wilhelmina Transferred Companies and their Subsidiaries, and shall use their commercially reasonable efforts to cause the models and other Talent of the Wilhelmina Transferred Companies and their Subsidiaries, to reasonably cooperate with the employees and representatives of the Purchaser in connection with such investigation, access and examination.  The parties shall cooperate prior to Closing to make appropriate “cleanup” corrections to documents, agreement and state filings of the Wilhelmina Transferred Companies as reasonably determined advisable by Purchaser’s counsel.

6.7           Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, the parties shall use their commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Closing, and the other Contemplated Transactions, including (a) obtaining all Governmental Consents, (b) defending any Legal Proceeding or Claims challenging this Agreement or the consummation of any of the Contemplated Transactions, including, if the circumstances warrant, seeking to have any stay or temporary restraining Order vacated or reversed, and (c) the execution and delivery of any additional documents, agreements and instruments necessary to consummate the Contemplated Transactions by, and to fully carry out the purposes of, this Agreement.

(b)           At Purchaser’s request, the Control Sellers and the Wilhelmina Transferred Companies shall use commercially reasonable efforts to obtain all third party consents reasonably determined by Purchaser to be required under Contracts of the Wilhelmina Transferred Companies including those listed on Schedule 3.6 (the “Required Third Party Consents”); provided that, in no event, shall the Control Sellers or the Wilhelmina Transferred Companies, without Purchaser’s consent, pay or agree to pay any amount of money, or relinquish any economic right or amend any Contracts in a manner adverse to the Wilhelmina Transferred Companies in connection with obtaining the Required Third Party Consent.

6.8           Proxy Statement.

(a)           As promptly as practicable following the execution and delivery of this Agreement, Purchaser shall prepare or cause to be prepared and filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in connection with the Stockholder Meeting.  The Company and the Control Sellers shall cooperate with Purchaser in the preparation of the Proxy Statement and any amendments and supplements thereto, including providing, and causing their Affiliates to provide, such information (including but not limited to all required financial information, whether audited or unaudited, with respect to the Wilhelmina Transferred Companies and their Subsidiaries) as may be required or appropriate in connection with the preparation and mailing of the Proxy Statement and any amendments and supplements thereto, including any such information required in connection with approvals and matters described in Section 6.9.

(b)           Purchaser shall promptly (i) notify Control Sellers of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the Control Sellers with copies of all correspondence with the SEC with respect to the Proxy Statement.  Purchaser shall use its commercially reasonable efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.  Purchaser, on the one hand, and the Control Sellers and the Wilhelmina Transferred Companies, on the other hand, shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement so that the Proxy Statement would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, Purchaser shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law or the SEC, and disseminate such amendment or supplement to its stockholders.

6.9           Stockholder Meeting.  Purchaser shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) following clearance of the Proxy Statement by the SEC, in compliance with applicable Law, for the purpose of obtaining (1) stockholder approval of the Contemplated Transactions under Section XII of Purchaser’s Certificate of Incorporation (the “Charter Approval”), (2) stockholder approval of a change of the corporate name of Purchaser to “Wilhelmina International, Inc.”  (or such other name as mutually agreed between Purchaser and the Control Sellers following the date hereof)  (the “Name Change Approval”), provided that any such change in name shall be effected only if the Closing occurs; (3) stockholder approval of an increase in the authorized common stock of the Purchaser to an amount to fully accommodate the Contemplated Transactions and any additional amount reasonably determined by Purchaser (the “Authorized Capital Approval”), (4) stockholder approval of the declassification of Purchaser’s Board of Directors and reconstitution of such Board of Directors to initially include the individuals set forth on Schedule 6.9(a) hereof (the “Declassification Approval”) and (5) the other amendments to Purchaser’s Certificate of Incorporation as set forth on Schedule 6.9(b) hereof ((1)-(5) collectively, the “Stockholder Approvals”); provided that, in Purchaser’s discretion, Purchaser may elect to seek the Stockholder Approvals, and any other approval reasonably determined by Purchaser to be required in connection with the Contemplated Transactions (including in respect of the Financing), at Purchaser’s annual meeting of stockholders and concurrently with the annual election of directors to Purchaser’s board of directors at such meeting; provided further that, so long at the SEC clears the Proxy Statement, Purchaser shall use commercially reasonable efforts to hold the Stockholder Meeting (which may be Purchaser’s annual meeting, in Purchaser’s discretion) within forty-five (45) days of such clearance. Purchaser shall, subject to applicable law and the last sentence of this Section 6.9, use commercially reasonable efforts to solicit proxies in favor of the Stockholder Approvals and obtain the required votes therefore (including, with respect to the Charter Approval, the Requisite Stockholder Vote).  Purchaser’s Board of Directors shall declare advisable and recommend in favor of the Stockholder Approvals (which recommendation shall be contained in the Proxy Statement); provided that Purchaser’s Board of Directors may withdraw, modify or change such recommendation in favor of the Stockholder Approvals (a “Change in Recommendation”) if it has determined, based on the advice of outside counsel, that the failure to effect such Change in Recommendation is reasonably likely to result in a breach of the fiduciary duties of Purchaser’s Board of Directors under applicable Law; provided further that, in the event that the Purchaser’s Board of Directors effects a Change in Recommendation, Purchaser shall have no obligation under the second sentence of this Section 6.9.

6.10           Purchaser Financing.  From the date of this Agreement until the Closing, the Control Sellers shall, and shall cause their Affiliates to, provide reasonable cooperation to Purchaser and its Affiliates in connection with the arrangement of financing (which may include debt or equity financing, but in any case for not more than $5 million in the aggregate) necessary for Purchaser to complete the Contemplated Transactions (the “Financing”), including (i) permitting direct contact, upon Purchaser’s request, between prospective lenders and appropriate officers and employees of the Wilhelmina Transferred Companies, (ii) preparing and providing all financial information reasonably requested by prospective financing sources, (iii) seeking, and making arrangements reasonably satisfactory to Purchaser and its financing sources with respect to, lien releases, applicable consents, landlord estoppel certificates, pay off letters and similar customary items and (iv) using its commercially reasonable efforts to cause appropriate officers and employees of the Wilhelmina Transferred Companies (A) to be available, on a customary basis and at mutually agreed times and places, to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions,  (B)  to assist with the preparation of disclosure documents in connection therewith and (C) to execute and deliver agreements, instruments and certificates of officers of Wilhelmina Transferred Companies to the extent reasonably necessary to facilitate the Financing, and to use commercially reasonable efforts to cause legal counsel and accountants to render legal opinions and comfort letters to the extent reasonably necessary in connection with the Financing and not otherwise reasonably available from the legal counsel and/or accountants of Purchaser (or are not reasonably acceptable to Purchaser’s financing sources); provided that none of the Wilhelmina Transferred Companies or any of their Subsidiaries shall be required to pay any commitment or other similar fee or incur any liability or obligation in connection with the Financing prior to the Closing (other than any such fee or other obligation contingent on the Closing).  Purchaser shall promptly, upon request of the Control Sellers, reimburse the Wilhelmina Transferred Companies for all reasonable out-of-pocket costs, including fees charged by legal counsel and accountants incurred by the Wilhelmina Transferred Companies or any of the Subsidiaries in connection with its cooperation with arranging the Financing.  Notwithstanding anything to the contrary, the terms of the Financing (including but not limited to the amount of any equity or debt financing raised at or prior to Closing and the pricing thereof), and the sources thereof, shall be determined by Purchaser in its sole discretion; provided that no equity or instruments convertible, exercisable or exchangeable for equity shall be on terms more favorable to the financing source than the NCEH Book Value Per Share; provided further that the consent of Control Sellers (which may be withheld in their sole discretion) shall be required in the event that personal guarantees, stock pledges or other security or similar commitments are required of the Control Sellers in connection with such financing.

6.11           Closing Settlement.  At least two (2) Business Days prior to the Closing, all intercompany and affiliate balances then outstanding between any Wilhelmina Transferred Company, on the one hand, and any other Wilhelmina Transferred Company or any Seller, on the other hand, shall be settled by the applicable parties thereto in accordance with their terms and theretofore extinguished, and no such intercompany or affiliate balances shall arise between such time and the Closing.  In the event that the Sellers or the Wilhelmina Transferred Companies or their Subsidiaries take any action outside the ordinary course of business on the Closing Date at or after the Closing which affects any item in the calculations pursuant to Article 2 except as expressly contemplated by this Agreement, such calculations shall be appropriately adjusted to exclude the effect of any such actions.  The Krassner Note shall be repaid at Closing pursuant to Section 2.10.

6.12           Patterson Issuance.   If the Closing occurs, Purchaser shall issue to Patterson at or promptly following the Closing (i) shares of Purchaser Stock equal to four-twelfths of the Patterson Payment Amount and (ii) shares of Restricted Patterson Shares equal to two-twelfths of the Patterson Payment Amount (in each case based on a per share value equal to NCEH Book Value Per Share); provided that, in its discretion, Purchaser may elect to pay, in lieu of a portion of shares of Purchaser Stock under clause (i), up to three-twelfths of the Patterson Payment Amount solely in cash (in other words, assuming Purchaser made the full election, Purchaser could pay to Patterson (i) three-twelfths of the Patterson Payment Amount in cash, (ii) one-twelfth of the Patterson Payment Amount in unrestricted shares of Purchaser Stock and (iii) two-twelfths of the Patterson Payment Amount in Restricted Patterson Shares ((ii) and (iii) based on a per share value equal to NCEH Book Value Per Share).  “Restricted Patterson Shares” shall mean shares of Purchaser Stock to be held in escrow by the Escrow Agent pending determination and resolution of the applicable adjustment calculations under Section 2.6.  In the event that a Core Decrease applies, Purchaser shall have the right to promptly repurchase, for $.0001 (one one-hundredths of one penny) per share, a number of Restricted Patterson Shares such that the aggregate payment to Patterson of Purchaser Stock hereunder (based on NCEH Book Value Per Share), together with the cash payment to Patterson at Closing as set forth in Section 2.15 (and any cash payment elected to be made by Purchaser hereunder), is consistent with the calculations set forth in Section 5(b) of Patterson’s Old Employment Agreement as determined in good faith by the Board of Directors of Purchaser.  The issuance of Purchaser Stock (including Restricted Patterson Shares, subject to their repurchase), together with the cash payment at Closing as set forth in Section 2.15 (and any cash payment elected to be made by Purchaser hereunder), shall be in full satisfaction of any obligations of the Wilhelmina Transferred Companies to Patterson with respect to any change of control or related payment under Patterson’s Old Employment Agreement.

6.13           Designated Matter Proceedings.   Esch and Krassner shall, together with their counsel, but subject to consultation with Purchaser and Purchaser’s counsel, direct and control the settlement process with New York State, provided that (i) in the course of consultation with Purchaser and Purchaser’s counsel, Purchaser and Purchaser’s counsel shall be kept fully informed on a current basis as to all developments and steps (including with regard to related Legal Proceedings) in connection with the matter set forth on Schedule 10.2(d) and shall have the opportunity to participate in any Legal Proceedings and material discussions (including conference calls) with New York State (or any other applicable Governmental Entity) regarding such matter and (ii) any settlement with respect to the matter set forth on Schedule 10.2(d):

(a)           reflects a final settlement with respect to the matter set forth on Schedule 10.2(d);

(b)           does not include any equitable remedy or delayed payment or any restriction or obligation on the business of the Wilhelmina Transferred Companies other than the applicable one-time payment; and

(c)           relates solely to the matter set forth on Schedule 10.2(d).

Esch and Krassner agree to take the action set forth on Schedule 10.2(d) under the heading “New York Process”.

ARTICLE 7
CONDITIONS PRECEDENT TO THE CLOSING

7.1           Obligations of Both Parties.  The obligations of all parties to consummate the Contemplated Transactions on the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)           There shall not be any Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint preventing, prohibiting or rendering illegal the consummation of the Contemplated Transactions.

(b)           The Charter Approval and the Authorized Capital Approval shall have been received in accordance with applicable Law.

(c)           There shall not be any Legal Proceedings or Order seeking to restrain or to invalidate the Contemplated Transactions or otherwise questioning the validity of this Agreement or any of the Collateral Documents, which, if resolved unfavorably to the Wilhelmina Transferred Companies or their Subsidiaries, the Sellers or Purchaser, could reasonably be expected to result in a Material Adverse Effect on the Wilhelmina Transferred Companies or any of their Subsidiaries or, the Purchaser (giving effect to the consummation of the Contemplated Transactions).

7.2           Obligation of the Wilhelmina Transferred Companies and the Sellers to Close.  The obligations of the Wilhelmina Transferred Companies and the Sellers to consummate the Contemplated Transactions on the Closing Date shall be subject to the satisfaction (or written waiver by the Control Sellers, which waiver shall be effective as to all Wilhelmina Transferred Companies and Sellers) of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties.  The representations and warranties contained in Article 5 of this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except for changes contemplated by this Agreement unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), provided that this condition shall be deemed to be satisfied unless all such failures of the representations and warranties to be true and correct, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The representations and warranties of the Purchaser, set forth in Sections 5.1 (Organization), 5.2 (Legal Authority; Binding Effect), 5.4 (Capitalization), 5.5 (SEC Filings/Financial Statements), 5.10 (Absence of Changes), 5.14 (Brokers or Finders) and 5.19 (No Knowledge of Brokers), shall be true and correct in all respects as of the Closing Date, as though such representations were made on and as of such date (except for any of such representations and warranties which is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date). The Company and Sellers shall have received a certificate signed by an executive officer of Purchaser certifying as to the fulfillment of the condition set forth in this Section 7.2(a).

(b)           Covenants.  The Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Purchaser at or prior to the Closing Date.  The Company and Sellers shall have received a certificate signed by an executive officer of Purchaser certifying as to the fulfillment of the condition set forth in this Section 7.2(b).

(c)           Secretary Certificate.  The Purchaser shall have delivered to the Company and Sellers a certificate or certificates dated as of the Closing Date and signed on its behalf by its Secretary or other duly authorized person to the effect that:  (i) (A) its Organizational Documents attached to the certificate are true and complete and are in full force in the form attached, and (B) the resolutions of the Board of Directors of Purchaser authorizing the actions taken in connection with the Contemplated Transactions were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by written consent, remain in full force and effect, and have not been amended, rescinded or modified; (ii) the officers or other individuals executing this Agreement and each of the Collateral Documents to which the Purchaser is a party are incumbent officers or otherwise duly authorized to execute such agreements and documents on behalf of the Purchaser and the specimen signatures on such certificate are their genuine signatures; and (iii) the Purchaser is in good standing in the State of Delaware.  The certificate referred to above in clause (iii) shall attach a good standing or validly subsisting certificate with respect to the Purchaser certified by the Secretary of State of the State of Delaware, dated as of a date not more than 15 days prior to the Closing Date.  Such certificate or certificates shall be in customary form and substance.

(d)           Legal Proceedings.  No Legal Proceedings or Orders shall be pending or threatened against the Purchaser, any of its Subsidiaries, at law or in equity, before any Governmental Entity, which, if resolved unfavorably to the Purchaser or its Subsidiaries, could reasonably be expected to result in a Material Adverse Effect in the Purchaser or any of its Subsidiaries or, the Sellers (giving effect to the consummation of the Contemplated Transactions).  The Purchaser shall have executed and delivered to the Sellers a certificate to the effect that no Purchaser or any of its Subsidiaries has any Knowledge that any Legal Proceeding or Order specified in Section 7.1(c) is pending or threatened.

(e)           No Material Adverse Effect.  Since the date of this Agreement, there has not been any event, change, effect, development or circumstance that, individually or in the aggregate, has had or would reasonably by expected to have a Material Adverse Effect with respect to the Purchaser, and no event has occurred or circumstances exist that may result in such Material Adverse Effect.

(f)           Aggregate Merger Consideration.  The shares of Purchaser Stock issuable as the Aggregate Merger Consideration in accordance with Section 2.3 shall have been duly authorized;

(g)           Deliverables.  Delivery of the items specified in Section 8.2(a) in accordance with the terms thereof.

7.3           Obligation of the Purchaser and Merger Sub to Close.  The obligations of the Purchaser and Merger Sub to consummate the Contemplated Transactions on the Closing Date shall be subject to the satisfaction (or written waiver by the Purchaser) of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties.  Except as set forth in the next sentence, the representations and warranties contained in Article 3 and 4 of this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except for changes contemplated by this Agreement unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), provided that this condition shall be deemed to be satisfied unless all such failures of the representations and warranties to be true and correct, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The representations and warranties of the Company, the Control Sellers and the Sellers, as the case may be, set forth in Sections 3.1 (Organization), 3.2 (Legal Authority; Binding Effect), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.14 (Absence of Changes), 3.26 (Brokers), 4.1(Organization), 4.2 (Legal Authority; Binding Effect), 4.4 (Title to Shares and Units) shall be true and correct in all respects as of the Closing Date, as though such representations were made on and as of such date (except for any of such representations and warranties which is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date). The Purchaser shall have received a certificate signed by the Control Sellers and an executive officer of each Wilhelmina Transferred Company certifying as to the fulfillment of the condition set forth in this Section 7.3(a).

(b)           Covenants.  The Sellers and the Wilhelmina Transferred Companies shall have each performed and complied in all respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Sellers and the Wilhelmina Transferred Companies, respectively.  Purchaser shall have received a certificate signed by the Control Sellers and an executive officer of the Wilhelmina Transferred Companies certifying as to the fulfillment of the condition set forth in this Section 7.3(b).

(c)           Secretary Certificate.  The Wilhelmina Transferred Companies shall each have delivered to the Purchaser a certificate or certificates dated as of the Closing Date and signed by their respective corporate Secretary or other duly authorized person to the effect that:  (i) (A) its Organizational Documents are true and complete and are in full force and effect in the form attached, and (B) the resolutions of the Board of Directors (or equivalent body) of the entity authorizing the actions taken in connection with the Contemplated Transactions, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by written consent, remain in full force and effect, and have not been amended, rescinded or modified; (ii) the officers or other individuals executing this Agreement and each of the Collateral Documents on behalf of any entity is a party are incumbent officers or otherwise duly authorized to execute such agreements and documents on behalf of such entity and the specimen signatures on such certificate are their genuine signatures; and (iii) the Wilhelmina Transferred Companies and their Subsidiaries are in good standing in their respective states of incorporation or organization, as the case may be, in their respective states of qualification.  The certificates referred to above in clause (iii) shall attach a good standing certificate certified by the relevant Secretary of State of the state of incorporation or organization or state qualification, as the case may be, dated as of a date not more than 15 days prior to the Closing Date.  Such certificate or certificates shall be in customary form and substance.

(d)           Consents and Estoppel.  The Required Third Party Consents set forth on Schedule 7.3(d) shall have been obtained.

(e)           Legal Proceedings.  No Legal Proceedings or Orders shall be pending or threatened against the Wilhelmina Transferred Companies, any of their Subsidiaries or any of the Sellers, at law or in equity, before any Governmental Entity, which, if resolved unfavorably to the Wilhelmina Transferred Companies or their Subsidiaries or the Sellers, could reasonably be expected to result in a Material Adverse Effect in the Wilhelmina Transferred Companies or any of their Subsidiaries or, the Purchaser (giving effect to the consummation of the Contemplated Transactions). The Control Sellers shall have executed and delivered to the Purchaser a certificate to the effect that no Wilhelmina Transferred Companies or any of their Subsidiaries have any Knowledge that any Legal Proceeding or Order specified in Section 7.1(c) is pending or threatened.

(f)           No Material Adverse Effect.  Since the date of this Agreement, there has not been any event, change, effect, development or circumstance that, individually or in the aggregate, has had or would reasonably by expected to have a Material Adverse Effect with respect to the Wilhelmina Transferred Companies or the Business, and no event has occurred or circumstances exist that may result in such Material Adverse Effect.

(g)           Regulatory Approvals.  All authorizations, approvals and permits, if any, of any Governmental Entity or regulatory body of the United States or of any state that are required to be obtained on or prior to the Closing in connection with the Contemplated Transactions shall have been duly obtained and shall be effective as of the Closing.

(h)           Termination of Certain Agreements.  The agreements listed on Schedule 7.3(h) (the “Terminated Agreements”) shall have been terminated in all respects pursuant to instructions reasonably satisfactory to Purchaser and without any obligation or liability hereunder on the part of any Wilhelmina Transferred Companies or Subsidiary thereof.

(i)           Release of Signature Bank Security Interests.  Any and all security interests in, or Encumbrances affecting, the Wilhelmina Equity Interests and the Company Shares in connection with that certain Loan Agreement, dated December 21, 2005, between Signature Bank and the Company, as amended or supplemented, (the “Signature Bank Security Interests”) shall have been terminated and released to the satisfaction of the Purchaser without liability to any of Purchaser, Merger Sub, the Surviving Corporation, the Wilhelmina Transferred Companies or their Subsidiaries.

(j)           Financials.  The Wilhelmina Transferred Companies and their Subsidiaries shall have completed and provided to Purchaser such audited financial statements and subsequent interim reviewed financial statements, which shall conform to GAAP, that Purchaser is required to file with the SEC under any and all U.S. securities laws, rules or regulations in such form as is satisfactory in all respects to Purchaser in its reasonable discretion (the “Closing Financials”).  The Closing Financials shall be in the form, and include the opinion of Weiser LLP, the independent certified public accountant of the Wilhelmina Transferred Companies and their Subsidiaries (the “Auditor’s Opinion”), necessary to meet the standards required by the SEC, and Weiser LLP shall have provided its consent to Purchaser (the “Auditors Consent”) to the use of the Closing Financials in the Purchaser’s 8-K and other registration filings with the SEC as requested by Purchaser.  Further, Weiser LLP shall have made all of its work papers and other supporting documents it utilized in providing the Auditor’s Opinion available for review by the Purchaser’s independent certified public accountants.

(k)           Designated Matter Proceedings.  The condition on Schedule 10.2(d) under the heading “Matter Proceedings” shall have been satisfied.

(l)           Wilhelmina Miami Shareholders.  All the shareholders of Wilhelmina Miami representing 100% of the issued and outstanding capital stock of Wilhelmina Miami shall have executed this Agreement or a joinder agreement joining them as parties to this Agreement.

(m)           Deliverables.  Delivery of the items specified in Section 8.2(c) and (d) in accordance with the terms thereof.

(n)           Additional Conditions.  The Sellers (as applicable) shall have satisfied the conditions set forth on Schedule 7.3(n) hereto.

ARTICLE 8

CLOSING; EXPENSES; SUBSEQUENT DOCUMENTATION

8.1           Closing.  Closing of the Contemplated Transactions (the “Closing”) shall (subject to satisfaction or waiver of the conditions set forth in Article 7) take place at 10:00 a.m. local time, no later than the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Article 7 (other than those involving the delivery of documents, agreements or instruments at the Closing) (the “Closing Date”), at the New York offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, or such other place (or electronically) as is mutually agreed by the parties hereto.  All actions taken at Closing shall be deemed to have occurred simultaneously, and shall be effective as of the close of business on the Closing Date.

8.2           Deliveries at Closing.  At the Closing:

(a)           The Purchaser will deliver:

(i)           to the Sellers, cash in an aggregate amount equal to the amount payable at Closing pursuant to Article 2 of this Agreement by wire transfer to account(s) designated by the applicable Seller at least three (3) Business Days prior to Closing or by certified or bank check;

(ii)           to the Sellers a written legal opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel for the Purchaser and the Merger Sub, with respect to the matters set forth in Sections 5.1 (Organization), 5.2 (Legal Authority; Binding Effect), 5.3 (Conflict with other Instruments; Absence of Restrictions);

(iii)           the Registration Rights Agreement;

(iv)           into Escrow pursuant to the Escrow Agreement, a stock certificate representing an amount of shares of Purchaser Stock equal to the Restricted Share Amount;

(v)           irrevocable instruction letter from Purchaser to the Exchange Agent to issue the Purchaser Certificates pursuant to Section 2.5;

(vi)           to the Company and the Sellers, the certificates required to be delivered pursuant to Sections 7.2(a), 7.2(b) and 7.2(c); and

(vii)           all other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to the Purchaser’s obligations hereunder.

(b)           The Certificate of Merger shall have been filed with the New York Secretary of State.

(c)           The Wilhelmina Transferred Companies and Control Sellers (as applicable) will deliver:

(i)           Assuming the concurrent repayment of the Krassner Note pursuant to Section 2.10, to the Purchaser, evidence of the acceptance by the Krassner L.P. of the Company Shares (which shares shall be transferred to Purchaser (or Purchaser Sub, as applicable) at Closing) as full and complete payoff of the Krassner Note, and the termination and release by the Krassner L.P. of any and all Claims with respect to the Krassner Note, all in such form as the Purchaser may reasonably request;

(ii)           to the Purchaser, the employment agreement executed by Sean Patterson, the Company and Purchaser (the “New Employment Agreement”) which agreement shall, among other things, provide a full release of any and all Claims of such employee arising under such employee’s Old Employment Agreement with the respective Wilhelmina Transferred Company or any of the Subsidiaries thereof;

(iii)           to the Purchaser, a written legal opinion of Loeb & Loeb LLP counsel for the Company, with respect to the matters set forth in Sections 3.1 (Organization), 3.2 (Legal Authority; Binding Effect), 3.3 (Capitalization); 3.4 (Subsidiaries); 3.5 (Conflict with other Instruments; Absence of Restrictions).

(iv)          to the Purchaser, certificates required to be delivered pursuant to Sections 7.3(a), 7.3(b) and 7.3(c);

(v)           to the Purchaser, evidence satisfactory to Purchaser that the Terminated Agreements have been terminated;

(vi)          to the Purchaser, evidence satisfactory to Purchaser that the Signature Bank Security Interests have been released and terminated without liability to any of Purchaser, Merger Sub, Surviving Corporation, the Wilhelmina Transferred Companies or their Subsidiaries;

(vii)         to the Purchaser, the Closing Financials;

(viii)        to the Purchaser, the Auditor’s Opinion;

(ix)           to the Purchaser, the Auditor’s Consent; and

(x)            all other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to any Wilhelmina Transferred Companies’ or Seller’s obligations hereunder;

(d)           The Wilhelmina Transferred Companies and the Sellers (as applicable) will deliver:

(i)            to the Purchaser (or Purchaser Sub, as applicable), stock certificates representing all of the Company Shares held by any Seller (as set forth on Schedule 3.3) endorsed for transfer to Purchaser (or Purchaser Sub) or accompanied by stock powers executed in blank and otherwise satisfactory to Purchaser for transfer;

(ii)           to the Purchaser (or Purchaser Sub, as applicable), stock certificates representing all of the Miami Shares held by any Seller (as set forth on Schedule 3.3) endorsed for transfer to Purchaser (or Purchaser Sub) or accompanied by stock powers executed in blank and otherwise satisfactory to Purchaser for transfer;

(iii)           to the Purchaser (or Purchaser Sub, as applicable), an assignment conveying to the Purchaser (or Purchaser Sub) all right, title and interest in and to the Wilhelmina Units held by any Seller (as set forth on Schedule A) in such form as the Purchaser may reasonably request to transfer record and beneficial ownership of such Wilhelmina Units; and

(iv)          all other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to any Seller’s obligations hereunder.

(e)           The Control Sellers (as applicable) will deliver:

(i)           to the Purchaser, a written legal opinion of [__________] counsel to Lorex, with respect to the matters set forth in Section 4.1 (Organization), 4.2 (Legal Authority, Binding Effect), 4.3 (No Conflicts, Consents),  and 4.4 (Title to Shares and Units);

(ii)           to the Purchaser, a written legal opinion of Strassburger McKenna Gutnick & Gefsky, counsel to the Krassner L.P., with respect with respect to the matters set forth in Section 4.1 (Organization), 4.2 (Legal Authority, Binding Effect), 4.3 (No Conflicts, Consents) and 4.4 (Title to Shares and Units).

8.3           Expenses.  Each Wilhelmina Transferred Company shall pay its allocable portion of the Transaction Expenses incurred by the Sellers and the Wilhelmina Transferred Companies up to a maximum aggregate amount of $35,000.  Control Sellers shall assume responsibility for, and pay out of pocket, any Transaction Expenses with respect to the period up to and including the Closing (other than any such Transaction Expenses of the Purchaser) billed to any of the Wilhelmina Transferred Companies on or after the Closing (or billed to any of the Wihelmina Transferred Companies and not paid prior to Closing) in excess of $275,000 in the aggregate.  Control Sellers shall receive an appropriate dollar-for-dollar credit in determining the Wilhelmina Expense Amount (for purposes of Section 2.6) for any such expenses incurred by the Wilhelmina Transferred Companies and paid out-of-pocket by Control Sellers after the Closing pursuant the foregoing.  The Purchaser shall pay all Transaction Expenses incurred by it.  To the extent any Seller (other than Esch or Krassner) retains separate counsel or advisors for individual representation in connection with the Contemplated Transactions, such Seller shall pay any and all legal fees and other expenses incurred directly by him related to such representation.  Notwithstanding anything to the contrary, the Control Sellers shall be responsible for and pay out-of-pocket (and shall direct attorneys pursuing settlement of the matter set forth on Schedule 10.2(d) under the heading “Program Amounts” to invoice the Control Sellers directly with respect to) all Designated Matter Legal Fees.

8.4           Subsequent Documentation.  The Sellers shall at any time and from time to time upon the request of the Purchaser, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further assignments, instruments of sale and transfer and other documents as may be reasonably required to better evidence, confirm and carry out the intent of this Agreement.

ARTICLE 9

CONFIDENTIALITY AND COVENANT NOT TO COMPETE

9.1           Confidentiality.

(a)           Following the Closing, except in the context of performing activities on behalf of the Purchaser that are authorized by Purchaser, each Seller shall and shall use commercially reasonable efforts to cause its Affiliates, counsel, accountants and other representatives to:  (a) keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than counsel, accountants and other agents and representatives who need to know the Proprietary Information to prepare tax returns (or in engage in other matters relating the payment of taxes) and provide personal financial advisory services and are advised of the confidential nature of the Proprietary Information; and (b) not to use the Proprietary Information for any purpose (including but not limited to any purpose that is any way detrimental to Purchaser or any Wilhelmina Transferred Company) other than to enforce such party’s rights and remedies under this Agreement.

(b)           The Confidentiality Agreement shall continue in full force and effect until the Closing.  On the Closing Date, the Confidentiality Agreement shall terminate.  This Section 9.1(b) shall supersede any contrary provision of the Confidentiality Agreement.

9.2           Covenant Not To Compete.  As a material inducement to the Purchaser’s consummation of the Contemplated Transactions, no Control Seller (the “Restricted Sellers”) shall, during the Restricted Period, provided that the Purchaser has not shut down or abandoned the Restricted Business, do any of the following, directly or indirectly, without the prior written consent of the Purchaser in its sole and absolute discretion (other than, in such Control Seller’s capacity as representative of Purchaser or its Subsidiaries, a member of its Board of Directors (either directly or through a representative) or an investor therein, such of the following activities that are done for the benefit of solely Purchaser and its Subsidiaries and as authorized by Purchaser):

(a)           compete directly or indirectly in (i) any business conducted as of the Closing Date by the Wilhelmina Transferred Companies or any of their Subsidiaries and, if such businesses are subsequently transferred, such businesses if they continue to be conducted by any successors or assigns or (ii) in any other part or aspect of the Representation Business ((i) and (ii) collectively, the “Restricted Business”), within the United States, its territories and possessions and throughout anywhere else in the world (the “Restricted Area”);

(b)           have a direct or indirect interest in (whether as owner, stockholder, lender, partner, co venturer, director, officer, employee, agent, consultant or otherwise), any Person that engages in the Restricted Business; provided, that any Control Seller may own, purely as a passive investor (and without any involvement in the business of such Person), and not as part of a group with any other Seller, not equal to or more than four and nine tenths percent (4.9%) of the outstanding securities of any class of any publicly traded securities of a Person; provided that all other restrictions set forth in this Section 9.2 shall apply notwithstanding any passive ownership of securities pursuant to the foregoing;

(c)           directly or indirectly solicit, call on, divert, entice, influence, induce or attempt to do any of the foregoing (in each case for the direct or indirect benefit of a Restricted Seller or any third party) with respect to (i) customers or clients or prospective customers or clients (wherever located in the world in each case) of the Wilhelmina Transferred Companies or any of their Subsidiaries with respect to goods, products or services that are competitive with those of the Wilhelmina Transferred Companies or any of their Subsidiaries as of the Closing Date, (ii) models, to terminate or modify any contract, arrangement or relationship with the Wilhelmina Transferred Companies or any of their Subsidiaries, (iii) any other Talent to terminate or modify any contract, arrangement or relationship with the Wilhelmina Transferred Companies or any of their Subsidiaries, (iv) any  Employees as of or following the Closing Date to leave the employ of the Wilhelmina Transferred Companies or their Subsidiaries, (v) suppliers or vendors or prospective suppliers or vendors (wherever located) of the Wilhelmina Transferred Companies or any of their Subsidiaries with respect to materials, resources or services to be used in connection with goods, products or services that are competitive with those of the Wilhelmina Transferred Companies or any of their Subsidiaries as of the Closing Date (which excludes outside professional advisors, such as lawyers, accountants and investment bankers) or (vi) distributors, consultants, agents or independent contractors to terminate or modify any contract, arrangement or relationship with the Wilhelmina Transferred Companies or any of their Subsidiaries;

For purposes of the foregoing, the “Representation Business” shall mean (i) the business of identifying, seeking, scouting, arranging, organizing, coordinating, obtaining and/or negotiating professional and/or marketing opportunities on behalf of Talent (including without limitation jobs, endorsement deals, sponsorship deals, licensing deals, campaigns, appearances, speeches, other forms of participation and charitable involvement) or Talent Businesses, (ii) promoting Talent or Talent Businesses or any of their respective names or brands, (iii) otherwise managing or representing, or advising Talent or third parties with respect to, the business and legal affairs of Talent or Talent Businesses or (iv) identifying, developing and securing Talent or Talent Businesses for the purposes of being engaged in the activities described in clauses (i), (ii) or (iii).  A “Talent Business” shall mean a business (including an event) that is (a) principally engaged in or focused on the identification, promotion, hosting, development and/or representation of Talent or (b) which showcases or hosts the principal professional activities of Talent or performs any such activities in a business form.

9.3           Specific Enforcement; Extension of Period.

(a)           The Restricted Sellers acknowledge that any breach or threatened breach by any Restricted Seller of any provision of Section 9.1 or 9.2 will cause continuing and irreparable injury to the Purchaser and its Affiliates for which monetary damages would not be an adequate remedy.  Accordingly, the Purchaser shall be entitled to seek injunctive relief from a court of competent jurisdiction, including specific performance, with respect to any such breach or threatened breach of Section 9.1 or 9.2.

(b)           No Restricted Seller shall, in any Legal Proceeding to enforce any provision of this Article 9, assert the claim or defense that an adequate remedy at law exists or that injunctive relief is not appropriate under the circumstances.  The rights and remedies of the Purchaser set forth in this Section 9.3 are in addition to any other rights or remedies to which the Purchaser may be entitled, whether existing under this Agreement, at law or in equity, all of which shall be cumulative.

(c)           The periods of time set forth in this Article 9 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, if the Purchaser was successful in such litigation.  The term “time required for litigation” as used in this Section 9.3(c) shall mean the period of time from the earlier of (i) any Restricted Seller’s (as applicable) first alleged breach of the provisions of Section 9.1 or 9.2, or (ii) service of process upon any Restricted Seller (as applicable) with respect to a Legal Proceeding instituted by the Purchaser, in either event through the expiration of all appeals related to such Legal Proceeding.

9.4           Disclosure.  The Restricted Sellers acknowledge that the Purchaser and its Affiliates may provide a copy of this Article 9 of this Agreement or any portion of this Agreement to any Person whom the Purchaser or its Affiliates believe in good faith is acting with, through or on behalf of any of the Restricted Sellers and that may, directly or indirectly, breach or threaten to breach any of the provisions of Section 9.1 or 9.2.

9.5           Interpretation.  It is the desire and intent of the parties that the provisions of this Article 9 shall be enforceable to the fullest extent permissible under Law and public policy.  Accordingly, if any provision of this Article 9 shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions of this Article 9 shall not be affected thereby.  If any particular provision of this Article 9 shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Article 9 shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the Laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

9.6           Acknowledgment.  Each Restricted Seller acknowledges that it or he, respectively, has carefully read and considered the provisions of this Article 9.  Each Restricted Seller believes that it or he, as the case may be, has received and will receive sufficient consideration and other benefits to justify the restrictions in this Article 9.  Each Restricted Seller also acknowledges and understands that these restrictions are reasonably necessary to protect the interests of Purchaser and the Wilhelmina Transferred Companies, and that the covenants contained in this Article 9 were a material inducement to the Purchaser on which the Purchaser relied in executing this Agreement.  Each of the Restricted Sellers believes that the provisions of this Article 9 will not prevent him from conducting businesses that are not competitive with those of the Wilhelmina Transferred Companies during the term of such restrictions in the Restricted Area.

ARTICLE 10
SURVIVAL AND INDEMNIFICATION

10.1           Survival.

(a)           Representations and Warranties.  Notwithstanding any investigation made by or on behalf of the Purchaser prior to or after the Closing Date, the representations or warranties set forth in this Agreement and any Collateral Document shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided that (a) the representations and warranties set forth in Sections 3.2 (Legal Authority; Binding Effect), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.26 (Brokers), 4.2 (Legal Authority; Binding Effect), 4.4 (Title to Shares and Units), 5.2 (Legal Authority; Binding Effect), 5.4 (Capitalization), and 5.14 (Brokers or Finders) shall survive for the applicable statute of limitations plus sixty days and (b) the representations and warranties set forth in Sections 3.20 (Employee and Labor Matters), 3.21 (Employee Benefit Plans), 3.22 (Environmental Laws), and 3.23 (Taxes and Tax Returns) shall survive for the applicable statute of limitations plus sixty days.  Following the Closing, all representations and warranties made by the Company in this Agreement or any Collateral Documents shall be deemed to have been made solely by the Sellers.

(b)           Covenants; Agreements.  Except for those covenants and agreements which by their terms require performance after the Closing (which covenants and agreements shall survive in accordance with their respective terms), all covenants and other agreements of the parties in this Agreement and in the Collateral Documents shall end at and as of the time of Closing and shall not survive the Closing.

(c)           Claims Period Survival.  The period during which a claim for indemnification may be asserted by an indemnified party (the “Claims Period”) with respect to the representations or warranties set forth in this Agreement shall begin on the Closing Date and shall terminate on the date that is eighteen (18) months after the date of this Agreement; provided, however, that notwithstanding the foregoing, the Claims Period during which a claim for indemnification may be asserted with respect to the applicable representations and warranties set forth in Section 10.1(a) shall begin as of the date of this Agreement and shall continue until the applicable survival periods set forth in Section 10.1(a) shall have terminated.   Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, an indemnifying party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

10.2           Indemnification by Esch and Krassner.  Subject to the terms and conditions of this Article 10, Esch and Krassner, severally up to 50% of the applicable Claim or Loss, shall indemnify, defend and hold harmless the Purchaser and Merger Sub and their respective directors, officers, employees, agents, attorneys and shareholders (collectively, the “Purchaser Group”) in respect of any and all Claims or Losses incurred by the Purchaser Group, in connection with any or all of the following:

(a)           Any breach of any representation or warranty made by any of the Wilhelmina Transferred Companies or any of the Control Sellers in this Agreement or any Collateral Document;

(b)           The breach or non-fulfillment after the date hereof and before the Closing Date of any covenant, agreement or obligation of any of the Wilhelmina Transferred Companies (or any of the Control Sellers) contained in this Agreement or any Collateral Documents, including, without limitation, the covenants set forth in Article 9 of this Agreement;

(c)           Any and all Taxes of the Wilhelmina Transferred Companies allocable to periods up to and including the Closing Date, unless such Taxes were included in the calculation of the Closing Net Asset Adjustment and then only to the extent of such amounts included in the Closing Net Asset Adjustment; and

(d)           The matter set forth on Schedule 10.2(d) under the heading “Coverage”.

10.3           Indemnification by Sellers.  Subject to the terms and conditions of this Article 10, each Seller shall indemnify, defend and hold harmless the Purchaser Group in respect of any and all Claims or Losses incurred by the Purchaser Group, in connection with any or all of the following:

(a)           Any breach of any representation or warranty made by such Seller in this Agreement or any Collateral Document; and

(b)           The breach or non-fulfillment of any covenant, agreement or obligation of such Seller contained in this Agreement or any Collateral Documents, including, without limitation, the covenants set forth in Article 9 of this Agreement.

10.4           Limitations on Seller Indemnification.  The indemnification provided for in Sections 10.2 and Section 10.3 shall be subject to the following limitations and conditions:

(a)           Neither Esch or Krassner, nor any other Sellers, shall have any obligation to indemnify or hold harmless any of the Purchaser Group with respect to any Claims or Losses under Sections 10.2 and 10.3 until the sum of all such Claims and Losses exceeds Two Hundred Fifty Thousand ($250,000) (the “Seller Basket”), at which point Esch and Krassner will indemnify and hold harmless the Purchaser Group in respect of all Claims and Losses in any amount; provided that breaches of Section 3.14(b), Section 3.14(c), Section 3.20(b) or Section 3.26 shall not be subject to the Seller Basket; provided further that Claims or Losses covered under Section 10.2(d) shall not be subject to the Seller Basket.

(b)           Neither Esch or Krassner shall in any event be liable to indemnify or hold harmless the Purchaser Group in an amount greater than Two Million Dollars ($2,000,000) each in the aggregate; provided that Claims or Losses covered under Section 10.2(d) shall not be subject to the foregoing cap.

(c)           No Seller (other than the Control Sellers) shall in any event be liable to indemnify or hold harmless any of the Purchaser Group in an amount greater than one-eighth of the aggregate consideration received by such Seller from Purchaser.

10.5           Indemnification by Purchaser.  Subject to the terms and conditions of this Article 10, Purchaser shall indemnify, defend and hold harmless the Sellers and their respective directors, officers, employees, agents, attorneys and shareholders (collectively, the “Seller Group”) in respect of any and all Claims and Losses reasonably incurred by the Seller Group, in connection with any or all of the following:

(a)           Any breach of any representation or warranty made by Purchaser or Merger Sub in this Agreement or any Collateral Document; and

(b)           The breach or non-fulfillment of any covenant, agreement or obligation of Purchaser or Merger Sub contained in this Agreement or any Collateral Documents.

10.6           Limitations on Purchaser Indemnification.  The indemnification provided for in Section 10.5 shall be subject to the following limitations and conditions:

(a)           The Purchaser shall have no obligation to indemnify or hold harmless any Seller with respect to any Claims or Losses until the sum of all such Claims and Losses exceeds Two Hundred Fifty Thousand ($250,000), at which point the Purchaser will indemnify and hold harmless the Seller Group in respect of all Claims and Losses in any amount; provided that Claims or Losses relating to those certain matters numbered 2 and 3 on Schedule 5.6 shall not be subject to the foregoing Two Hundred Fifty Thousand ($250,000) basket threshold.

(b)           The Purchaser shall in any event not be liable to indemnify or hold harmless the Seller Group in an amount greater than Four Million Dollars ($4,000,000) in the aggregate; provided that Claims or Losses relating to those certain matters numbered 2 and 3 on Schedule 5.6 shall not be subject to the foregoing Four Million Dollars ($4,000,000) cap threshold.

(c)           Notwithstanding anything to the contrary, in the event that any Seller has a valid indemnification claim under Section 10.5(a) of this Agreement for which the applicable Loss arises from, or relates to, a Loss incurred or sustained by Purchaser (a “Purchaser Value Loss”), a Seller shall only be entitled to recover such Seller’s pro rata share of such Purchaser Value Loss based on its pro rata ownership of Purchaser following the Closing.

10.7           Claims for Indemnification.

(a)           (i) In the event that any Claim shall be asserted by any party hereto in respect of which payment may be sought under Section 10.1 of this Agreement, the party seeking indemnification hereunder shall promptly cause written notice of the institution or assertion of such Claim, detailing with reasonable specificity the nature and a reasonable estimate of the amount of such damages or of such Claim that is covered by this indemnity, to be forwarded to the indemnifying party (and shall permit such indemnifying party to have access to such books and records as necessary for the indemnifying party to evaluate the Claim and determine whether it is required to indemnify the indemnified party), who shall within thirty (30) Business Days of receipt of such written notice, notify the party asserting such Claim as to whether the indemnifying party accepts, rejects or needs more time to investigate such indemnification obligation and (ii) in the event that any Claim shall be asserted by any Third Party in respect of which payment may be sought under Article 10 of this Agreement, the indemnified party shall promptly cause written notice of the institution or assertion of such Claim, detailing with reasonable specificity the nature and a reasonable estimate of the amount of such damages or of such Claim that is covered by this indemnity, to be forwarded to the indemnifying party.  If the indemnifying party agrees that the indemnification obligations set forth in this Article 10 apply to it with respect to a particular Third Party Claim (without taking into account the Seller Basket in Section 10.4(a) or the threshold amount in Section 10.6(a)), the indemnifying party, at its election and subject to Section 10.7(e) below, shall have the absolute and exclusive right to defend against, contest (in a forum of its choice), appeal, negotiate, settle, compromise or otherwise deal with such Claim (each of such actions for the purposes of this Section 10.7 being referred to as “defending” a Claim or the “defense” of a Claim), and shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and the indemnified party agrees to cooperate fully with such defense.  If the indemnifying party notifies the indemnified party that more time is needed to investigate, the indemnifying party may proceed under the prior sentence for a period not to exceed sixty (60) Business Days in total, at which time it must decide to defend or reject the indemnifications.  During the second period of thirty (30) Business Days, any out of pocket costs incurred by the indemnified party prior to a decision to accept the indemnification obligation and to defend such claim shall be added to the indemnification obligation.  If the indemnifying party elects to defend such Claim, it shall within thirty (30) Business Days of the written notice in the first sentence of this Section 10.7(a) (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.

If the indemnifying party elects to defend such Third Party Claim, the indemnified party may be present at all meetings and Legal Proceedings, at his or its own expense, but may not participate in the defense of such Claim; provided however, that the indemnifying party shall not pay for separate counsel for the indemnified parties, unless (i) the indemnified party is requested by the indemnifying party to participate in any meeting or Legal Proceeding, or (ii) in the reasonable written opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make separate representation advisable; provided further that the indemnifying party shall not be required to pay for more than one such counsel in any single jurisdiction for all indemnified parties in connection with any Claim.  If the indemnifying party (A) elects not to defend such Third Party Claim, (B) fails to notify the indemnified party of its election as herein provided, or (C) contests its obligation to indemnify the indemnified party for such Losses under this Agreement after the expiration of any period provided in the prior paragraph to further investigate a Claim, the indemnified party may defend such Claim.  If the indemnified party so defends any Third Party Claim and such Third Party Claim is ultimately determined to be a Claim for which such party was entitled to indemnification pursuant to this Article 10, then the indemnifying party shall promptly reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills.  The parties hereto agree to cooperate fully with each other in connection with any Claim.  Each party shall provide the other party, copies of all notices, correspondence, or other communications received by that party with respect to the determination of the Claim promptly upon receipt thereof but in any event within five (5) Business Days of receipt.

(b)           After any final Order shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding Agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party.

(c)           Subject to clause (i) below of this paragraph (c), in the case of any amount payable to any indemnified party pursuant to Article 10 hereof, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the Claim shall be satisfied as follows:

(i)           In the case of any amount payable to the Purchaser Group, the indemnifying party shall be required to pay all of the sums so due and owing to the Purchaser Group by wire transfer of immediately available funds within thirty (30) days after the date of such notice; provided that, following the issuance of an auditor’s opinion in connection with, and upon completion of, Purchaser’s fiscal year 2008 audit and the full satisfaction of any required Core Decrease or Core Increase pursuant to Section 2.6 hereof (by way of a cash payment or the repurchase of Seller Restricted Shares, in either case actually effected in accordance therewith), at the election of the applicable indemnifying party (or if the indemnifying party otherwise defaults on the payment when due, at the election of Purchaser), all or the relevant portion of an indemnification amount payable to the Purchaser Group may be satisfied by forfeiture of any remaining Seller Restricted Shares subject to the provisions of the Escrow Agreement (or by return of any other Purchaser Stock then held by such indemnifying Party without restriction), which stock shall be deemed to have a cash value equal to its Market Value as of the date of forfeiture (or return) as applicable.  In no event shall the exhaustion of Seller Restricted Shares limit the amount otherwise required to be paid by an indemnifying party pursuant to this Article 10.

(ii)           In the case of any amount payable to the Seller Group, the indemnifying party shall be required to pay all of the sums so due and owing to the Seller Group by wire transfer of immediately available funds within thirty (30) days after the date of such notice.

(d)           Notwithstanding anything to the contrary in this Section 10.7 to the contrary, the failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(e)           Notwithstanding anything in this Section 10.7, no indemnifying party shall be liable for any settlement of any Third Party Claim effected without its written consent, which consent shall not be unreasonably withheld or delayed.  If the indemnifying party shall have the exclusive authority to defend such Third Party Claim under this Section 10.7, and the indemnified party nevertheless shall settle such Third Party Claim without the consent of indemnifying party (not to be unreasonably withheld or delayed), the indemnifying party shall have no liability with respect to such settlement.  The indemnifying party shall not settle any Third Party Claim without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), unless (1) the settlement involves purely a monetary amount, (2) the settlement fully and unconditionally releases the indemnified party and (3) the indemnifying party is obligated to pay 100% of the liability in connection with such Third Party Claim.  Notwithstanding the foregoing, the indemnifying party shall not settle any Third Party Claim related to Tax matters without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed).

(f)           Notwithstanding anything in this Section 10.7 to the contrary, any Claim for indemnification pursuant to this Article 10 based on a breach of a representation, warranty or covenant that survives the Closing for a finite period must be asserted on or before the date of the expiration of such finite period for such Claim to be enforceable; provided that, if a good faith estimate of Losses in connection with such Claim is provided on or before the applicable deadline, the precise amount of Losses in connection with such Claim may be adjusted following such deadline.

(g)           After it is finally determined by a court of competent jurisdiction that an indemnified party is entitled to indemnification pursuant to this Article 10, such indemnified party shall have the right to offset any amounts for which it is entitled to indemnification under this Article 10 as an indemnified party against any amounts otherwise payable by such indemnified party to indemnifying party (or his Affiliate) under this Agreement, including under Article 2.  Any offset hereunder shall be in addition to any other offset(s) permitted under this Agreement.  In the event that a indemnified party determines to offset any amount pursuant to this Article 10, such indemnified party shall provide the applicable other indemnify party or parties with a good faith calculation of the amount of the Losses to be offset at the time the applicable payment under this Agreement is made.  In the event that the indemnification Claim to which the offset applies is later resolved in a manner favorably to the other party (i.e., in an amount less than the amount that was offset), the offsetting party shall promptly make an appropriate payment to the applicable party or parties to reflect the difference between the amount that was offset and the amount at which the applicable indemnification Claim was resolved.

10.8           Treatment of Indemnity Payments.  The parties agree to treat any indemnity payment made pursuant to this Article 10 as an adjustment to the Aggregate Purchase Price or the Merger Consideration, as applicable.

10.9           Calculation of Losses.  Subject to the other provisions of this Article 10:

(a)           Insurance.  Purchaser agrees to use commercially reasonable efforts to pursue an insurance claim that is available with respect to Losses for a matter for which an indemnification claim has been asserted, and any insurance proceeds (net of (i) any increase in premiums payable by the indemnified party directly attributable to the event giving rise to the claim and (ii) expenses incurred in pursuing any such insurance recovery) actually received by any indemnified party with respect to any Losses for a matter for which an indemnification claim has been asserted shall reduce the amount payable to such indemnified party under the indemnification provisions of this Article 10 with respect to such matter.

(b)           Tax Benefits.  In case any event shall occur that would otherwise entitle any party to assert a Claim for indemnification hereunder, no Loss shall be deemed to have been sustained by such party to the extent of any net Tax benefit actually realized, received or credited by such party with respect thereto, as determined by Purchaser in good faith; provided that, in calculating whether a net Tax benefit was actually realized, received or credited, Purchaser shall assume that all items of deduction other than the applicable Loss for which an indemnity payment is to be made hereunder shall first be used to determine the Tax liability of the Purchaser for the Tax year in which the relevant Loss arises and, if the item of deduction (or portion thereof) with respect to such Loss is not allowed in such Tax year applying the limitations of the foregoing provision, then such item of deduction (or any portion thereof) shall be deemed used in the first succeeding Tax year  following such year that such item is allowed applying the foregoing ordering rules for such other Tax years.  In the event the Sellers disagree with any net Tax benefit determined by Purchaser pursuant to Section 10.9, the Sellers shall deliver to Purchaser a written notice (a “Dispute Notice”) setting forth such disagreements within fifteen (15) days after receipt by the Control Sellers from Purchaser of the determination of such net Tax benefit.  If the Sellers do not deliver a Dispute Notice to Purchaser by such date, the Sellers shall be deemed to have accepted Purchaser’s calculation of such net Tax benefit.  Purchaser and Seller shall endeavor in good faith to resolve any matters set forth in a Dispute Notice by mutual agreement.  If, within thirty (30) days after the Sellers deliver a Dispute Notice, the Purchaser and Sellers are unable to reach a mutually satisfactory resolution of the matters set froth in a Dispute Notice, then Purchaser and the Sellers each shall provide RSM McGladrey with their respective determination of the net Tax benefit and such supporting documentation and information as RSM McGladrey may request.  RSM McGladrey shall make an independent determination of the net Tax benefit that, assuming compliance with the previous clause, shall be final and binding on the Sellers and the Purchaser.  The Sellers and the Purchaser shall each pay one-half (1/2) of the fees, costs and expenses of RSM McGladrey in connection with the foregoing.

10.10         Exclusive Remedy.  The parties agree that, following Closing, the provision of this Article 10 shall be the exclusive remedy (other than specific enforcement or other equitable remedies) for any alleged breach of any provision of this Agreement or any Collateral Document, absent fraud or intentional breach.

ARTICLE 11
TAX MATTERS

11.1           Allocation.  For purposes of this Agreement, any Taxes of a Wilhelmina Transferred Company or any of their Subsidiaries for a period which includes but does not end on the Closing Date shall be allocated between the portion of the period through and including the Closing Date and the balance of the period based on an interim closing of the books as of the close of the Closing Date, provided, however, that any real property or personal property taxes and any annual exemption amounts shall be allocated based on the relative number of days in the pre-Closing portion and the balance of the period.

11.2           Tax Returns.

(a)           Sellers shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any income Tax Returns with respect to an LLC for taxable periods ending on or prior to the Closing Date.  From and after the Closing, each LLC shall provide the Sellers (and their representatives) with access to its Books and Records and personnel to enable the Sellers to prepare such Tax Returns, and shall take whatever action may be necessary to allow the Sellers to file such Tax Returns on behalf of the LLC.  Such Tax Returns shall be prepared on a basis consistent with the prior income Tax Returns prepared for the LLC.  Copies of such Tax Returns shall be presented promptly to the Buyer.  In the case of any Tax refund or credit received by or on behalf of any Wilhelmina Transferred Company with respect to a period ending on or prior to the Closing Date or with respect to any period which begins before and ends after the Closing Date (but only with respect to the period ending on the Closing Date), the Purchaser shall pay an amount equal to such refund or credit to the Sellers who owned a portion of such Wilhelmina Transferred Company (on a pro-rata basis) promptly after its receipt as an adjustment to the Merger Consideration or Aggregate Purchase Price, as applicable.

(b)           From and after the Closing, no Wilhelmina Transferred Company or any of its Subsidiaries may (and the Purchaser shall not permit any Wilhelmina Transferred Company or any of its Subsidiaries) to file any amended Tax Return, carryback claim or other adjustment with respect to a Tax period of such Wilhelmina Transferred Company that ended before the Closing Date, without the prior written consent of each of the Sellers, which consent shall not be unreasonably denied.

11.3           Transfer Taxes.  Any sales, use, transfer or similar Tax imposed with respect to the Merger or sale of a Wilhelmina Transferred Company (other than the Company) pursuant to this Agreement shall be borne equally by the Purchaser, on one hand, and the Sellers, on the other hand.  The Purchaser shall duly and timely prepare (or cause to be prepared) any Tax Returns that be required with respect to such Taxes, and shall furnish a copy thereof to the Sellers for their review and comments at least 10 days prior to the due date.  The Purchaser and the Sellers shall try to resolve any differences with respect to such Tax Returns in good faith prior to filing.  Upon filing any such Tax Return, the Sellers shall pay to the Purchaser in cash an aggregate amount equal to one-half of the Tax, if any, shown to be due on such Tax Return as filed.  Promptly after filing, the Purchaser shall furnish the Sellers with a copy of such Tax Returns as filed, together with proof of payment of the Taxes shown thereon to be due.  The Purchaser, on one hand, and the Sellers, on the other hand, shall each be entitled to one-half of any refund with respect to such Taxes, and shall each bear one-half of any additional transfer Tax that may be due.  Any audit, examination, contest or other proceeding with respect to any such Tax or Tax Return shall be controlled jointly by the Purchaser, on one hand, and the Sellers, on the other hand.

ARTICLE 12
POST CLOSING COVENANTS

12.1           Public Announcements.  Neither the Purchaser, Merger Sub, the Wilhelmina Transferred Companies nor any Seller shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of the other parties; provided, however, that the Purchaser may make a public disclosure if on the advice of Purchaser’s counsel it is required by Law or the rules of the Securities Exchange Commission or other regulatory agency to make such disclosure.

12.2           Assistance in Defense.  In the event that, after the Closing Date, any of the parties hereof shall require the participation of another party hereto and/or any officers or employees employed by another party hereto to aid in the investigation, defense or prosecution of a Legal Proceeding or Claims, and so long as there exists no conflict of interest between such parties, each of them shall make themselves and such officers and employees reasonably available to participate in such investigation, defense or prosecution; provided, that the party requiring the participation of such other party and/or officers and employees shall pay all reasonable out of pocket costs, charges and expenses arising from such participation.

12.3           Further Cooperation.

(a)           From and after the Closing Date, the Sellers shall execute and deliver such documents and take such other actions as the Purchaser reasonably request to fully consummate the Contemplated Transactions and the Purchaser shall execute and deliver such documents and take such other actions as the Sellers may reasonably request to fully consummate the Contemplated Transactions.  In addition, the Sellers shall provide or cause to be provided, and the Purchaser shall provide or cause to be provided, such written information with respect to themselves, execute and deliver or cause to be executed and delivered such other documents, certificates or instruments, and take or cause to be taken such actions as the Purchaser or the Sellers, as the case may be, or any auditor of either or the Wilhelmina Transferred Companies reasonably deems necessary or desirable to complete any audit of the Wilhelmina Transferred Companies’ consolidated financial statements, the Purchaser’s or any Seller’s financial statements or tax returns or in connection with any Laws applicable thereto, including federal or state securities laws.

12.4           Post Closing Reimbursement of Expenses.  Following the Closing, Purchaser shall reimburse Esch and Krassner for reasonable out of pocket travel and entertainment expenses incurred by them in connection with the identification and negotiation by them of Approved Acquisition Targets.  “Approved Acquisition Targets” shall mean model or talent management companies which are potential acquisition targets for Purchaser; provided that such targets, and the active role of Esch and Krassner in connection with pursuing such targets, are expressly authorized by Purchaser’s Board of Directors and confirmed in writing (or email) to Esch or Krassner by a member of Purchaser’s Board or Directors following such authorization.  For this purpose, subject to the next sentence, the Company’s potential acquisition of the agencies or other entities set forth on Schedule 12.4 (provided that such agencies or entities meet the acquisition criteria specifically approved by Purchaser’s Board of Directors after the Closing) shall initially be considered Approved Acquisition Targets during 2008 and 2009.  Notwithstanding the foregoing, Purchaser may, at its election (and in consultation with Esch and Krassner with respect to any acquisition target introduced by Esch, Krassner or any of their affiliates, including the entities set forth on Schedule 12.4) determine that the services of Esch and/or Krassner or their affiliates are not, or no longer, necessary with respect to the pursuit of any Approved Acquisition Target, in which case Purchaser shall have no reimbursement obligation with respect to any subsequently incurred expenses.  Esch and Krassner shall inform Purchaser prior to any particular “trip”, meeting or related event regarding any particular Approved Acquisition Target in which they are involved and provide Purchaser a reasonable estimate of the travel and entertainment expenses associated therewith.

12.5           Reorganization.  Following the Merger, none of the Purchaser, the Company, nor any of their Affiliates shall take any action (or fail to take any action) that could result in the Merger failing to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

ARTICLE 13
TERMINATION

13.1           Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)           at the election of the Purchaser, if any of the conditions set forth in Section 7.1 or 7.3 shall become incapable of fulfillment, and shall not have been waived in writing by Purchaser;

(b)           at the election of the Control Sellers, if any of the conditions set forth in Section 7.1 or 7.2 shall become incapable of fulfillment, and shall not have been waived in writing by Control Sellers;

(c)           at the election of the Purchaser, if it is not in material breach of its obligations under this Agreement if any Seller or any of the Wilhelmina Transferred Companies has breached any material representation, warranty, covenant or agreement contained in this Agreement (including the Schedules and Exhibits) such that the conditions set forth in Section 7.3 hereof would not be satisfied and such breach cannot be or has not been cured by the earlier of (i) thirty (30) days after written notice thereof to Control Sellers or (ii) the Closing Date;

(d)           at the election of the Control Sellers, if they or any Sellers are not in material breach of its respective obligations under this Agreement and the Purchaser has breached any material representation, warranty, covenant or agreement contained in this Agreement (including the Schedules and Exhibits) such that the conditions set forth in Section 7.2 hereof would not be satisfied and such breach cannot be or has not been cured by the earlier of (i) thirty (30) days after written notice thereof to the Purchaser or (ii) the Closing Date;

(e)           at the election of the Control Sellers or the Purchaser, if any Order permanently enjoining, restraining or otherwise prohibiting the Closing is issued and shall have become final and non-appealable;

(f)           at the election of Purchaser if the Closing shall not have occurred on or before (a) December 20, 2008, provided Purchaser does not receive comments from the SEC with respect to the Proxy Statement, or (b) February 15, 2009 in the event Purchaser does receive comments from the SEC with respect to the Proxy Statement; provided that the right to terminate this Agreement pursuant to this Section 13.1(f) shall not be available to Purchaser if its actions or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(g)           at the election of the Control Sellers if the Closing shall not have occurred on or before (a) December 20, 2008, provided Purchaser does not receive comments from the SEC with respect to the Proxy Statement, or (b) February 15, 2009 in the event Purchaser does receive comments from the SEC with respect to the Proxy Statement; provided that the right to terminate this Agreement pursuant to this Section 13.1(g) shall not be available to the Company and the Control Sellers if their or any of the Sellers’ actions or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(h)           at the election of the Control Sellers or the Purchaser, if (i) the Stockholder Meeting (including any adjournments and postponements thereof) shall have been duly held and completed and the shareholders of Purchaser shall have voted on the Matters and (ii) the Charter Approval and the Authorized Capital Approval shall not have been obtained at such meeting;

(i)           at the election of the Control Sellers, if the Board of Directors of Purchaser shall have effected a Change in Recommendation in a manner adverse to the Sellers and the Wilhelmina Transferred Companies; or

(j)           at any time on or prior to the Closing Date, by mutual written consent of the Purchaser, on the one hand, and Wilhelmina Transferred Companies and the Control Sellers, on the other hand.

13.2           Survival.  If this Agreement is validly terminated pursuant to Section 13.1 and the Contemplated Transactions are not consummated as described above, this Agreement shall become null and void and of no further force and effect, and there shall be no liability of the Purchaser, on the one hand, or the Sellers and the Wilhelmina Transferred Companies, on the other hand, to the other except liability arising out of an intentional breach of this Agreement or fraud, in which case, except as specified in Section 13.3 below, the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

13.3           Expense Reimbursement.  In the event that either Purchaser or the Control Sellers validly terminates this Agreement pursuant to Section 13.1(h) or 13.1(i), Purchaser shall pay to the Control Sellers such Control Sellers’ Transaction Expenses up to a maximum of $150,000 (the “Transaction Expense Payment”) within 10 days of the termination of this Agreement under Sections 13.1(h) or 13.1(i); provided that Control Sellers have theretofore delivered to Purchaser reasonable documentation supporting the amount of such payment.  The Transaction Expense Payment shall be the Sellers’ sole and exclusive remedy in the event of a termination pursuant to Sections 13.1(h) or 13.1(i), and the Purchaser shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Sellers or the Wilhelmina Transferred Companies (provided that nothing herein shall release Purchaser from liability for intentional breach or fraud).

ARTICLE 14
MISCELLANEOUS

14.1           Notices.  All notices, documents or other deliverables required to be given, sent or delivered to any of the parties to this Agreement shall be in writing and shall be deemed to have been sufficiently given, sent or delivered, subject to the further provisions of this Article 14, for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, with proper postage prepaid, or any United States national overnight delivery service, with proper charges prepaid, set forth above, to such party at its address set forth below:

(a)           If to the Sellers, to the applicable Seller at the address set forth on Exhibit A.

with a copy to:

Loeb & Loeb LLP
345 Park Ave
New York, New York 10583
Telephone: (212) 407-4937
Facsimile: (212) 407-4990
Attn: Lloyd L. Rothenberg

and a copy to:

Strassburger McKenna Gutnick & Gefsky
Four Gateway Center, Suite 2200
444 Liberty Avenue
Pittsburgh, PA  15222
Attn: H. Yale Gutnick

(b)           If to Purchaser:

New Century Equity Holdings Corp.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
Telephone: (214) 661-7488
Facsimile:  (214) 661-7475
Attn:  Evan Stone

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
Attn: Steve Wolosky

Such notice shall be deemed to be received when delivered if delivered personally, or the next Business Day after the date sent if sent next Business Day service by a United States national overnight delivery service which requires signatures of recipients upon delivery and provides tracking service, or three (3) Business Days after the date mailed by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

14.2           No Third Party Beneficiaries.  Except as is otherwise expressly provided in this Agreement, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon any Person other than the parties hereto.

14.3           Schedules and Exhibits.  All schedules and exhibits attached to this Agreement are incorporated by reference into this Agreement for all purposes.  Unless the context otherwise requires, all references herein to “Schedule” or “Exhibit” are references to the schedules and exhibits attached to this Agreement.  A disclosure of an item in one Schedule shall not be a disclosure under any other Schedule, unless so noted specifically on such Schedule.

14.4           Entire Agreement; Amendment.  This Agreement, the Collateral Documents and any other documents, instruments or other writings delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement.  None of the terms and provisions contained in this Agreement can be changed without a writing signed by all parties hereto.  No party has made any representations or warranties other than those that have been provided in this Agreement.

14.5           Section and Paragraph Titles.  The Section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such Section or paragraph.  Unless the context otherwise requires, all references herein to “Section” or “Article” are references to the sections and articles of this Agreement.

14.6           Binding Effect; No Assignment.  This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective heirs, personal representatives, and successors and permitted assigns.  No party hereto shall have the right to assign this Agreement without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to a wholly-owned Subsidiary of Purchaser without the consent of the other parties hereto provided that no such assignment shall relieve Purchaser of its obligations under this Agreement.

14.7           Counterparts.  This Agreement may be executed in any number of counterparts, including by means of facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

14.8           Purchaser Reliance.  Each Seller hereby irrevocably constitutes and appoints each of the Control Sellers, individually, as its Representative (each a “Representative”) and as its true and lawful agent and attorneys-in-fact with full power and authority to act, including full power of substitution, in its name and on its behalf with respect to all matters arising from or in any way relating to this Agreement, or the transactions contemplated hereby, to (i) represent, act for and on behalf of, and bind each of the Sellers in the performance of all of their obligations arising from or relating to this Agreement and Contemplated Transactions (including any other agreements incident thereto), including (A) the execution and delivery of the Escrow Agreement and Registration Rights Agreement and any certificate or Contract required under this Agreement to be delivered by the Sellers at the Closing and (B) the making, negotiation and settlement of Claims of either the Purchaser or the Sellers for indemnification pursuant to Article 10 of this Agreement; (ii) accept delivery from the Purchaser of any payments under this Agreement and to distribute such payments in accordance with the terms of this Agreement; (iii) give and receive notices and receive service of process under or pursuant to this Agreement; (iv) represent, act for, and bind each of the Sellers in the performance of all of their obligations arising from or related to indemnification in Article 10, including, without limitation, in any arbitration or litigation in respect thereof; (v) waive any conditions to the Sellers’ obligation to close, (vii) amend this Agreement pursuant to Section 14.4 and (viii) perform any and all other duties and acts contemplated to be performed by the Representative as set forth in this Agreement and in any of the other Transaction Documents.  This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Seller or by operation of law, whether by the death or incapacity of any Seller that is an individual, termination of any trust or estate, the dissolution, liquidation or bankruptcy or any corporation, partnership or other entity or the occurrence of any other event, and any action taken by the Representative shall be as valid as if such death, incapacity, termination, dissolution, liquidation, bankruptcy or other event had not occurred, regardless of whether or not the Representative shall have received any notice thereof.  Any change in the designation of such Representative shall not be deemed effective until the actual receipt of notice by the Purchaser.  The Representative hereby accepts such appointment.  Purchaser shall be entitled to rely on any election or determination under this Agreement communicated to Purchaser by either Esch or Krassner under circumstances in which Esch or Krassner reasonably represents that the other has approved or consented to such election or determination.

14.9           No Reliance on Control Sellers or Wilhelmina Transferred Companies.  The decision of each Seller to sell securities pursuant to this Agreement has been made by such Seller independently of the Control Sellers and independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement or any Collateral Document that may have been made or given by the Control Sellers, the Wilhelmina Transferred Companies, any other Seller or any representative or agent of the foregoing, and neither the Control Sellers, the Wilhelmina Transferred Companies or any other Sellers shall have any liability to any other Seller relating to or arising from any such information, materials, statements or opinions (except as may be expressly provided in a written agreement, if any) between or among Sellers.

14.10                      Severability.  Any provision of this Agreement (other than those contained in Article 9 of this Agreement, in which case, Section 9.5 of this Agreement shall govern with respect to the invalidity, unenforceability, or illegality of any such provision) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11                      Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK.  EACH OF THE COMPANY, THE PURCHASER AND THE SELLERS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL AND SUBJECT MATTER JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH OF THE COMPANY, THE PURCHASER AND THE SELLERS HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW (A) ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT; AND (B) ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.12                      Waiver of Jury Trial.  EACH OF THE COMPANY, THE PURCHASER AND THE SELLERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.13                      Waiver.  No provision of this Agreement shall be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision.  No waiver of any provision in this Agreement, however, shall be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision.  In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement shall not in any way affect, limit, or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

14.14                      Time of the Essence.  Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

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IN WITNESS WHEREOF, the Sellers, the Purchaser, and the Company have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

WILHELMINA INTERNATIONAL, LTD.

By:	/s/ Sean Patterson
	Name:	Sean Patterson
	Title:	President

WILHELMINA – MIAMI, INC.

By:	/s/ Sean Patterson
	Name:	Sean Patterson
	Title:	President

WILHELMINA ARTIST MANAGEMENT LLC

By:	/s/ Sean Patterson
	Name:	Sean Patterson
	Title:	President

WILHELMINA LICENSING LLC

By:	/s/ Sean Patterson
	Name:	Sean Patterson
	Title:	President

WILHELMINA FILM & TV PRODUCTIONS LLC

By:	/s/ Sean Patterson
	Name:	Sean Patterson
	Title:	President

PURCHASER:

NEW CENTURY EQUITY HOLDINGS CORP.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Acting Chief Executive Officer

MERGER SUB:

WILHELMINA ACQUISITION CORP.

By:	/s/ Evan Stone
	Name:	Evan Stone
	Title:	Vice President

CONTROLLING SELLERS:

/s/ Dieter Esch
Name:	Dieter Esch

LOREX INVESTMENTS AG

By:	/s/ Peter Marty
	Name:	Peter Marty
	Title:	Board of Directors

/s/ Brad Krassner
Name:	Brad Krassner

KRASSNER FAMILY INVESTMENTS, L.P

By:	/s/ Brad Krassner
	Name:	Brad Krassner
	Title:	General Partner

OTHER SELLERS:

/s/ Sean Patterson
Name:	Sean Patterson

Name:	Kevin Garnett

By:
Dieter Esch, his attorney-in-fact

Name:	Glenn Damota

By:	/s/ Dieter Esch
Dieter Esch, his attorney-in-fact

Name:	Serge Massat

By:	/s/ Dieter Esch
Dieter Esch, his attorney-in-fact

Name:	Robert Kreusler

By:	/s/ Dieter Esch
Dieter Esch, his attorney-in-fact

Name:	Eve Gianni

By:
Dieter Esch, her attorney-in-fact

Name:	Marlene Wallach

By:	/s/ Dieter Esch
Dieter Esch, her attorney-in-fact

Name:	Corey Preston

By:	/s/ Dieter Esch
Dieter Esch, his attorney-in-fact